Filed Pursuant to Rule 424(b)(2)
SEC File No. 333-138900

PROXY STATEMENT OF FIRST COMMUNITY BANK OF GEORGIA	PROSPECTUS OF ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of First Community Bank of Georgia (“FCB”) and Atlantic Southern Financial Group, Inc. (“Atlantic Southern”) have each approved a transaction that will result in the merger of FCB with and into Atlantic Southern Bank, the wholly-owned subsidiary of Atlantic Southern. Atlantic Southern Bank will be the surviving bank in the merger. Shareholders of FCB are being asked to approve the merger at a special meeting of shareholders to be held on Monday, January 29, 2007. Atlantic Southern shareholders are not required to approve the merger.

If the merger is completed, each share of FCB common stock will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Each FCB shareholder is entitled to receive their entire merger consideration in the form of Atlantic Southern common stock.

A special meeting of FCB’s shareholders will be held at the Roberta/Crawford Civic Center located at 96 South Matthews Street in Roberta, Georgia, on Monday, January 29, 2007 at 10:00 a.m. local time. At the special meeting, you will be asked to approve the Agreement and Plan of Reorganization between Atlantic Southern and FCB, which we also refer to in this proxy statement-prospectus as the merger agreement. FCB’s board of directors recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy. An abstention or failure to vote will have the same effect as a vote against the merger.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Atlantic Southern common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated December 28, 2006 and is first being mailed to FCB’s shareholders on or about January 2, 2007.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement—prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Atlantic Southern or FCB since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Atlantic Southern” and “FCB” refer to Atlantic Southern Financial Group, Inc. and First Community Bank of Georgia, respectively, and, where the context requires, “Atlantic Southern” may refer to Atlantic Southern Financial Group, Inc. and its subsidiary, Atlantic Southern Bank.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Atlantic Southern that is not included in, or delivered with, this document. This information is described on page 52 under “Information About Atlantic Southern—Incorporation of Documents by Reference” and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or verbal request. Shareholders should contact:

Atlantic Southern Financial Group, Inc.
Attn:  Carol Soto, Chief Financial Officer
4077 Forsyth Road
Macon, Georgia 31210
Telephone: (478) 757-8181

In order to obtain timely copies of such information free of charge you must request the information no later than January 22, 2007.

See “Where You Can Find More Information” on page 129 for further information.

FIRST COMMUNITY BANK OF GEORGIA
8340 Eisenhower Parkway
Lizella, Georgia 31052

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 29, 2007

To the Shareholders of First Community Bank of Georgia:

First Community Bank of Georgia will hold a special meeting of shareholders at the Roberta/Crawford Civic Center located at 96 South Matthews Street in Roberta, Georgia, on January 29, 2007 at 10:00 a.m., local time, for the following purposes:

1.                Merger.   To approve and adopt the Agreement and Plan of Reorganization, dated September 15, 2006, by and among Atlantic Southern Financial Group, Inc., Atlantic Southern Bank, and First Community Bank of Georgia, pursuant to which Atlantic Southern Bank will acquire First Community Bank of Georgia. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2.                Adjournment.   To approve a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

3.                Other business.   To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on December 22, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the Agreement and Plan of Reorganization requires the affirmative vote of two-thirds of the shares of FCB common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the Agreement and Plan of Reorganization and FOR approval of the authorization to adjourn.

YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. An abstention or failure to vote will have the same effect as a vote against the merger. You may revoke your proxy at any time before it is voted by giving written notice of revocation to FCB’s secretary, or by filing a properly executed proxy of a later date with FCB’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting. Please do not send any stock certificates to us at this time.

FCB shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors
/s/ DOUGLAS R. HARPER
Douglas R. Harper
Roberta, Georgia	President and CEO
December 27, 2006

QUESTIONS AND ANSWERS

Q:             What am I being asked to vote on?

A:             You are being asked to approve the Agreement and Plan of Reorganization, to which we may refer to as the merger agreement, and which provides for the acquisition of FCB by Atlantic Southern.

Q:             How does my board of directors recommend I vote on the merger?

A:             The board of directors of FCB recommends that you vote “FOR” approval of the merger agreement.

Q:             Why is my board of directors recommending that I vote for approval of the merger agreement?

A:             Your board of directors believes the merger is a strategic opportunity to combine with Atlantic Southern, which is expected to create greater short- and long-term growth and shareholder value.

Q:             What will happen to First Community Bank of Georgia as a result of the merger?

A:             If the merger occurs, the Board of Directors of Atlantic Southern will promptly approve the merger of FCB with and into Atlantic Southern Bank, which is a wholly owned subsidiary of Atlantic Southern. Atlantic Southern Bank will be the surviving entity in the merger and FCB will cease to exist.

Q:             What vote is required to approve the merger?

A:             Approval of the Agreement and Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of FCB common stock. The directors of FCB have agreed, subject to their fiduciary duties, to vote 269,012 shares, or approximately 38% of the outstanding shares in favor of the merger. See “The Merger Agreement—Affiliate Agreements” beginning on page 40.

Q:             What will I receive in the merger?

A:             Each share of FCB common stock will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Any right to receive a fractional share of Atlantic Southern common stock will be converted into the right to receive a cash payment equal to the fraction of a share of Atlantic Southern common stock otherwise issuable multiplied by $30.00.

Q:             When do you expect the merger to be completed?

A:             We currently expect to complete the merger in the first quarter of 2007, shortly after the special shareholders’ meeting, assuming FCB shareholders and the applicable bank regulatory agencies approve the merger.

Q:             Will FCB shareholders be able to trade the Atlantic Southern common stock they receive pursuant to the merger?

A:             Yes. Atlantic Southern common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will be listed on the OTC Bulletin Board under the ticker symbol “ASFN”. All shares of Atlantic Southern common stock that you receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of FCB at the time of the merger or become an affiliate of Atlantic Southern. Affiliates of FCB may, however, be able to freely sell the shares they receive pursuant to the merger subject to applicable securities regulations. See “The Merger—Resale of Atlantic Southern Common Stock” on page 39.

Q:             Is the FCB merger conditioned on the consummation of the proposed merger of Sapelo Bancshares, Inc. with Atlantic Southern?

A:             No. The FCB merger is not conditioned on the completion of the Sapelo Bancshares, Inc. merger, for which an S-4 was filed with the SEC on October 3, 2006. Each merger is independent of the other. See “Information about Atlantic Southern—Acquisition of Sapelo Bancshares, Inc.” on page 51.

i

Q:             What should I do now?

A:             After carefully reading and considering the information in this proxy statement-prospectus, just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to authorize adjournment.

Q:             What if I do not vote?

A:             If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:             If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:             No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:             Can I change my vote after I deliver my proxy?

A:             Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to FCB’s secretary. Second, you can submit a new properly executed proxy with a later date with FCB’s secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:             Should I send in my FCB stock certificates now?

A:             No. If the merger is completed, Atlantic Southern will send all FCB shareholders written instructions for exchanging FCB common stock certificates for the merger consideration.

Q:             Am I entitled to dissenters’ rights in connection with the merger?

A:             Yes. If you wish, you may exercise dissenters’ rights arising out of the transaction contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as Appendix C to this proxy statement-prospectus.

Q:             Who can help answer my questions?

A:             If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Douglas Harper, First Community Bank of Georgia, 8340 Eisenhower Parkway, Lizella, Georgia 31052, telephone: (478) 935-8888.

ii

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Atlantic Southern common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Atlantic Southern that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.”  We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of FCB’s shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page 51 for Atlantic Southern and page 54 for FCB)

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
4077 Forsyth Road
Macon, Georgia 31210
(478) 757-8181

Atlantic Southern is a Georgia corporation and a registered bank holding company headquartered in Macon, Georgia. Atlantic Southern’s banking subsidiary is Atlantic Southern Bank. Atlantic Southern Bank provides a full range of traditional banking services throughout central and coastal Georgia through its branches in Macon, Warner Robins and Savannah, Georgia.

As of December 31, 2005, Atlantic Southern had consolidated total assets of approximately $388.7 million, consolidated total net loans of approximately $327.3 million, consolidated total deposits of approximately $334.6 million and consolidated shareholders’ equity of approximately $25.4 million. As of September 30, 2006, Atlantic Southern had consolidated total assets of approximately $546.6 million and total net loans of approximately $441.3 million, up 40.6% and 34.8% respectively from December 31, 2005.

On July 26, 2006, Atlantic Southern announced its proposed acquisition of Sapelo Bancshares, Inc. (“Sapelo”). On December 15, 2006, Atlantic Southern completed its acquisition of Sapelo. Sapelo is headquartered in Darien, Georgia. Sapelo’s wholly owned banking subsidiary, Sapelo National Bank, has branches in McIntosh and Glynn Counties, Georgia. The consummation of the Sapelo acquisition will have no impact on either Atlantic Southern’s or FCB’s obligation to complete the merger.

As of December 31, 2005, Sapelo had consolidated total assets of approximately $62.9 million, consolidated total loans of approximately $40.5 million, consolidated total deposits of approximately $53.4 million and consolidated shareholders’ equity of approximately $6.4 million. As of September 30, 2006, Sapelo’s consolidated assets ended the quarter at $63.9 million and total loans were $49.9 million, up 1.6% and up 23.2% respectively from December 31, 2005.

FIRST COMMUNITY BANK OF GEORGIA
8340 Eisenhower Parkway
Lizella, Georgia 31052
(478) 935-8888

First Community Bank of Georgia is a state chartered bank headquartered in Roberta, Georgia. FCB provides banking services through its main office in Roberta, Georgia and its two branch offices located in Lizella and Byron, Georgia.

As of December 31, 2005, FCB had total assets of approximately $68 million, total loans of approximately $51 million, total deposits of approximately $57 million and shareholders’ equity of approximately $7.3 million. As of September 30, 2006, FCB’s assets ended the quarter at approximately $72 million and total loans were approximately $52 million, up 6% and 2% respectively from December 31, 2005.

The Merger (See page 25)

Under the terms of the merger agreement, FCB will merge with and into Atlantic Southern Bank with Atlantic Southern Bank being the surviving bank. After the merger, Atlantic Southern will also continue its existence under Georgia law, while FCB will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 32)

If the merger is completed, each share of FCB common stock will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Because the exchange ratio is fixed, the total merger consideration value will fluctuate depending on the current market price of the Atlantic Southern common stock.  The table below shows the total merger consideration value, as of the day prior to the execution of the merger agreement and as of December 22, 2006, the last practicable day prior to the date of this proxy statement-prospectus. It assumes that there are 738,846 shares of FCB common stock issued and outstanding at the effective time of the merger, which includes 25,000 shares of FCB common stock that Mr. Douglas Harper should acquire through the exercise of his stock options.

Date	Total Merger Consideration Value	Shares of Atlantic Southern Stock per FCB Share	Value of Shares of Atlantic Southern Stock per FCB Share
September 14, 2006 (one day prior to date of the merger agreement)(1)	$17,967,757	0.742555	$24.32
December 22, 2006 (last practicable day prior to date of this proxy statement-prospectus)(2)	$18,104,915	0.742555	$24.50

(1)          The closing price of Atlantic Southern common stock on September 14, 2006 was $32.75.

(2)          The closing price of Atlantic Southern common stock on December 22, 2006 was $33.00.

Because the merger consideration consists of Atlantic Southern common stock, the value of the consideration you receive could vary from the amounts shown above. Examples of the possible fluctuation in the value of the merger consideration that you receive are set forth under the heading “The Merger Agreement—What FCB’s Shareholders Will Receive in the Merger.”

You will not receive any fractional shares of Atlantic Southern common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Atlantic Southern common stock otherwise issuable upon conversion multiplied by $30.00.

Effect of the Merger on FCB Options (See page 33)

Prior to the execution of the merger agreement, there were 25,000 outstanding options to purchase FCB common stock, with a weighted average exercise price of $8.80 per share, which are all held by Douglas Harper. Pursuant to the terms of the merger agreement, all of these outstanding options will be exercised in accordance with their terms prior to the closing of the merger. FCB has agreed that any options or other rights to acquire shares of FCB’s capital stock that remain outstanding at the time of closing of the merger will be canceled.

Your Expected Tax Treatment as a Result of the Merger (See page 43)

The completion of the merger is conditioned on receipt of a tax opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that FCB shareholders will not recognize gain or loss in connection with the exchange of their shares (except with respect to any cash received for exercised dissenter’s rights or cash received for payment for fractional shares).

Any shareholder of FCB who receives cash in the merger, as a result of perfecting dissenters’ rights under Georgia law, will recognize gain or loss to the extent the cash received exceeds, or fails to exceed, the shareholder’s tax basis in his or her FCB common stock. See “Material Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Dissenters’ Rights You Will Have as a Result of the Merger (See page 47)

If the merger is completed, those shareholders of FCB who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Georgia law. Appendix C includes the relevant provisions of Georgia law regarding these rights. See “Dissenters’ Rights” beginning on page 47 of this proxy statement-prospectus.

Comparative Stock Prices (See page 45)

On September 14, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, the last sale price of Atlantic Southern common stock on the OTC Bulletin Board was $32.75, and on December 22, 2006, the last practicable date before mailing this proxy statement-prospectus, the last sale price of Atlantic Southern common stock was $33.00. The last sale price of FCB common stock on the OTC Bulletin Board was $23.25 on December 19, 2006.

Reasons for the Merger (See page 26)

FCB’s directors considered a number of factors in approving the terms of the merger, including:

•       the value of the consideration to be received by FCB’s shareholders relative to the book value and earnings per share of FCB common stock;

•       information concerning Atlantic Southern’s financial condition, results of operations and business prospects;

•       the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Atlantic Southern;

•       the opinion of Stevens & Company that the consideration to be received by FCB’s shareholders in the merger is fair from a financial point of view;

•       the anticipated impact of the proposed merger on FCB’s employees;

•       the fact that the merger will enable FCB’s shareholders to exchange their relatively illiquid shares of FCB common stock for the shares that are more widely held and actively traded, and that the exchange for Atlantic Southern common stock will be tax-free to FCB’s shareholders;

•       the alternatives to the merger, including remaining an independent institution;

•       the expanded range of banking services that the merger will allow FCB to provide its customers; and

•       the competitive and regulatory environment for financial institutions generally.

Opinion of FCB’s Financial Advisor (See page 28)

In deciding to approve the merger, the board of directors of FCB considered the opinion of its financial advisor, Stevens & Company. Stevens & Company, an investment banking and financial advisory firm, has given a fairness opinion to the FCB board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of FCB. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Stevens & Company considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of FCB to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Stevens & Company in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 24)

The board of directors of FCB has approved the merger agreement and believes that the merger is in the best interests of FCB’s shareholders. The board recommends that you vote FOR approval of the merger agreement.

Information About the Shareholders’ Meeting (See page 23)

A special meeting of the shareholders of FCB will be held on Monday, January 29, 2007, at 10:00 a.m., local time. The meeting will be held at the Roberta/Crawford Civic Center at 96 South Matthews Street in Roberta, Georgia. At the meeting, the shareholders of FCB will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger during the first quarter of 2007, shortly after the special shareholders’ meeting.

Quorum and Vote Required at the Meeting (See page 23)

Shareholders who own FCB common stock at the close of business on December 22, 2006, the record date, will be entitled to vote at the meeting. Two-thirds of the issued and outstanding shares of FCB common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger agreement requires the affirmative vote of two-thirds of the shares of FCB common stock outstanding on the record date.

Share Ownership of Management (See page 57)

As of the record date for the special meeting, directors and executive officers of FCB had or shared voting or dispositive power over approximately 38% of the issued and outstanding FCB common stock. These individuals have agreed with Atlantic Southern that they will vote the shares over which they have voting power in favor of the merger agreement.

As of the record date for the meeting, none of the directors and executive officers of Atlantic Southern had or shared voting or dispositive power over any of the issued and outstanding shares of FCB common stock.

Management and Operations after the Merger (See page 51)

• First Community Bank of Georgia will cease to exist after the merger.

•       The business of First Community Bank of Georgia will be conducted through Atlantic Southern Bank.

•       Mr. Michael C. Griffin, a current FCB director, will be appointed to Atlantic Southern’s board of directors.

We Must Obtain Regulatory Approval to Complete the Merger (See page 40)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and other applicable governmental authorities. The merger also requires approval from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”). All regulatory applications and notices required to be filed prior to the merger have been filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 34)

In addition to the required regulatory approvals, the merger will only be completed if certain mutual conditions are met, including the following:

•       approval by FCB’s shareholders of the merger agreement by the required vote;

•       receipt by Atlantic Southern and FCB of an opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization;

•       receipt by FCB of an opinion from Stevens & Company that the merger consideration is fair to FCB’s shareholders;

•       receipt by Atlantic Southern of an agreement not to compete and an affiliate agreement from each FCB director;

•       all representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the parties must have performed in all material respects all of their obligations under the merger agreement;

•       delivery of certified copies of resolutions adopted by FCB’s board of directors; and

•       additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Atlantic Southern and FCB contemplate that they will complete the merger shortly after the special shareholders’ meeting.

Termination and Termination Fee (See page 36)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus.  If Atlantic Southern terminates the merger agreement because FCB’s board withdraws or changes its recommendation of the merger agreement, or recommends or approves an acquisition transaction other than the Atlantic Southern merger, or if FCB terminates the merger agreement because it receives a superior acquisition offer, FCB (or its successor) must pay to Atlantic Southern a termination fee of $800,000. Further, either party may terminate if the other party is in material breach of its covenant, pursuant to the Merger Agreement, to use its best efforts to consummate the merger; as a result, the breaching party must pay the non-breaching party a termination fee of $800,000.

FCB’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 37)

The executive officers and directors of FCB have interests in the merger in addition to their interests as shareholders of FCB generally. The members of the FCB board of directors knew about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•       the continuation of employee benefits;

•       one current FCB director will be appointed to Atlantic Southern’s board of directors;

•       provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of FCB for certain liabilities; and

•       potential change of control payments that may be owed following the merger.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Employee Benefits of FCB Employees after the Merger (See page 38)

Atlantic Southern has agreed to offer to all current employees of FCB who become Atlantic Southern employees substantially similar employee benefits offered by Atlantic Southern to its employees in similar positions.

Differences in Rights of FCB’s Shareholders after the Merger (See page 45)

FCB shareholders will receive Atlantic Southern common stock in the merger and as a result, will become Atlantic Southern shareholders. Their rights as shareholders after the merger will be governed by Georgia law and by Atlantic Southern’s articles of incorporation and bylaws. The rights of Atlantic Southern shareholders are different in certain respects from the rights of FCB’s shareholders. The material differences are described later in this proxy statement-prospectus.

Sapelo Bancshares, Inc. Transaction (See page 51)

On July 26, 2006, Atlantic Southern announced its proposed acquisition of Sapelo, and on December 15, 2006, Atlantic Southern completed the merger in which Sapelo merged with and into Atlantic Southern, with Atlantic Southern as the surviving corporation, and Sapelo National Bank merged with and into Atlantic Southern Bank, with Atlantic Southern Bank as the surviving bank. Sapelo was a registered bank holding company headquartered in Darien, Georgia. Sapelo’s wholly owned subsidiary, Sapelo National Bank, had four branches in McIntosh and Glynn Counties, Georgia. This merger is independent of the merger of Sapelo with and into Atlantic Southern and Sapelo National Bank with and into Atlantic Southern Bank, and accordingly, the consummation of such merger will have no impact on either Atlantic Southern’s or FCB’s obligation to complete the merger.

Accounting Treatment (See page 42)

Atlantic Southern is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ATLANTIC SOUTHERN

The following table sets forth certain consolidated financial information of Atlantic Southern. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Atlantic Southern contained in its annual report on Form 10-K for the year ended December 31, 2005,and its quarterly report on Form 10-Q for the quarter ended September 30, 2006, which are both included with and incorporated by reference in this proxy statement-prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2006	2005	2005	2004(1)	2003(1)	2002(1)	2001(1)(2)
	(Dollar amounts in thousands, except per share amounts)
Income Statement Data:
Total interest and dividend income	$26,587	$14,966	$21,624	$10,591	$6,076	$2,622	$22
Total interest expense	12,615	5,734	8,628	3,241	2,149	1,067	4
Net interest income before provision for loan losses	13,972	9,232	12,996	7,350	3,927	1,555	18
Provision for loan losses	1,389	1,087	1,493	1,377	808	725	25
Net interest income after provision for loan losses	12,583	8,145	11,503	5,973	3,119	830	(7)
Noninterest income	1,201	760	1,186	387	212	70	—
Noninterest expense	7,379	4,719	6,693	3,760	2,438	1,641	465
Earnings (loss) before income taxes	6,405	4,186	5,996	2,600	893	(741)	(472)
Income tax provision (benefit)	2,306	1,542	2,111	938	(16)	4	—
Net Earnings (loss)	4,099	2,644	$3,885	$1,662	$909	$(745)	$(472)
Per Common Share:
Net Earnings (loss)—basic	$1.40	$1.02	$1.49	$0.71	$0.51	$(0.62)	$(0.39)
Net Earnings (loss)—diluted(3)	1.26	0.92	1.33	0.67	0.49	(0.62)	(0.39)
Cash dividends declared	—	—	—	—	—	—	—
Book value	15.19	9.34	9.75	8.44	7.09	5.73	6.27
Period End Balances:
Loans (net of unearned income and allowances for loan losses)	$441,343	$301,847	$327,291	$225,482	$134,277	$67,461	$2,138
Earning assets(4)	525,786	348,492	374,130	256,978	155,042	75,097	10,838
Total assets	546,557	357,625	388,710	263,317	161,280	79,606	12,593
Deposits	454,591	305,156	334,575	221,248	140,220	70,706	5,402
Shareholders’ equity	50,204	24,333	25,386	21,966	14,403	6,882	7,528
Shares outstanding—basic	3,304,052	2,604,052	2,604,052	2,604,052	2,032,653	1,200,000	1,200,000
Average Balances:
Loans	$390,257	$273,535	$285,244	$176,609	$103.107	$37,021	$76
Earning assets(4)	437,227	302,438	315,777	194,752	115,215	45,545	355
Total assets	461,594	314,986	329,750	203,266	121,053	49,063	10,076
Deposits	389,734	266,556	279,315	170,766	105,247	41,425	214
Shareholders’ equity	35,028	21,888	22,845	18,446	11,820	7,105	7,659
Shares outstanding—basic	2,922,397	2,604,052	2,604,052	2,343,982	1,778,983	1,200,000	1,200,000
Shares outstanding—diluted(3)	3,255,909	2,878,461	2,911,930	2,493,247	1,869,027	1,200,000	1,200,000
Performance Ratios:
Return on average assets	1.19%	1.12%	1.18%	0.82%	0.75%	(1.52)%	(55.43)%
Return on average equity	15.65	16.15	17.15	9.02	7.68	(10.49)	(73.85)
Net interest margin, taxable equivalent	4.45	4.19	4.26	3.78	3.41	3.41	—
Efficiency ratio(5)	48.59	47.22	47.19	48.60	59.25	100.93	2,588.33
Average loans to average deposits	100.13	102.62	102.12	103.42	97.97	89.37	35.51
Average equity to average assets	7.59	6.95	6.93	9.07	9.76	14.48	76.01
Capital Ratios:
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Tier I capital to risk adjusted assets	13.02	9.87	10.21	9.06	9.96	9.26	146.77
Total capital to risk adjusted assets	14.22	11.61	11.89	10.21	11.03	10.28	147.26
Tier I capital to average tangible assets	11.91	9.45	8.88	8.91	9.49	9.32	74.67
Asset Quality Ratios:
Nonperforming assets to total assets(6)	0.04%	0.11%	0.07%	0.05%	0.00%	0.00%	0.00%
Loan loss reserve to nonperforming assets(6)	1,895.71	915.83	1,445.99	2,043.80	—	—	—
Net loans charged-off to average loans	(0.02)	0.00	0.07	0.07	0.00	0.00	0.00
Provision for loan loss to average loans	0.36	0.40	0.52	0.78	0.78	1.95	32.89

(1)                Atlantic Southern Bank only. The holding company reorganization was completed on January 3, 2005.

(2)                Atlantic Southern Bank began banking operations on December 10, 2001.

(3)                Shares outstanding—diluted are computed by taking the net income applicable to common stock divided by average number of common shares outstanding with the effect of dilutive options and warrants, etc.

(4)                Earning Assets are determined by adding loans, mortgage loans held for sale, investment securities, Federal Home Loan Bank stock, interest bearing deposits in other banks, federal funds sold, and cash surrender value of life insurance.

(5)                Noninterest expense divided by the sum of net interest income and noninterest income.

(6)                Nonperforming assets include non-accrual loans and loans over 90 days past due. During the fiscal years 2001 to 2003, Atlantic Southern Bank did not have any nonperforming assets.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On July 26, 2006, Atlantic Southern announced the signing of a definitive agreement to acquire Sapelo and its wholly owned subsidiary, Sapelo National Bank. The following selected unaudited pro forma condensed financial information presents the impact of the acquisition of FCB and the proposed acquisition of Sapelo. In their respective acquisitions, Sapelo shareholders will receive cash in the amount of $6.24 million and 305,695 shares of Atlantic Southern common stock having an aggregate value of $15,542,433; and FCB shareholders will receive 548,634 shares of Atlantic Southern common stock having an estimated aggregate value of $16,459,020. The foregoing assumes that the shares of Atlantic Southern common stock to be issued will have a value of $30.00 per share, which approximates the current market value of Atlantic Southern common stock.

Under the purchase method of accounting, Atlantic Southern records the assets and liabilities of the acquired entities at their fair values on the closing date of the acquisition. The selected unaudited pro forma condensed balance sheet as of September 30, 2006 has been prepared under the assumption that the FCB and Sapelo acquisitions were completed on that date. The selected unaudited pro forma condensed statements of earnings for the nine months ended September 30, 2006, and the year ended December 31, 2005, have been prepared under the assumption that all of the acquisitions were completed on January 1, 2006 and January 1, 2005, respectively.

The following unaudited pro forma statements of financial condition do not include purchase accounting adjustments to record acquired assets at fair value. Based on preliminary review by Atlantic Southern, the carrying value of the assets of Sapelo and FCB approximate fair value and no significant adjustments are anticipated. In addition, a portion of the goodwill generated has not been allocated to a core deposit intangible. Atlantic Southern is in the process of performing calculations and obtaining third party valuations of purchased assets to record purchase accounting adjustments at the acquisition date. Accordingly, the unaudited pro forma statements of operation do not include amortization of core deposit intangible, depreciation and other adjustments based on the allocated purchase price of net assets acquired.

The selected unaudited pro forma condensed financial information is presented for illustrative purposes only, and does not indicate either the operating results that would have occurred had all the acquisitions been consummated on January 1, 2005 or September 30, 2006, as the case may be, or future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that Atlantic Southern believes are reasonable. No assumptions have been applied to the selected pro forma condensed financial statements regarding possible revenue enhancements, expense efficiencies or asset dispositions other than sales of investment securities. The selected unaudited pro forma condensed financial statements should be read in conjunction with Atlantic Southern’s Annual Report on Form 10-K for the year ended December 31, 2005 and its 10-Q for the nine months ended September 30, 2006, which are both included with and incorporated by reference into this document and as otherwise contained herein.

Pro Forma Combined Statements of Condition
as of September 30, 2006
(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Atlantic Southern	FCB	Acquisition Adjustments		Combined Results	Historical Sapelo	Acquisition Adjustments		Combined Results
ASSETS
Cash and due from banks	$6,250	$2,640	$—		$8,890	$4,509	$—		$13,399
Interest bearing deposits in other banks	80	671			751	—			751
Federal funds sold	21,959	3,108	(500	)(1)	24,567	3,780	(6,240 (650	)(6) )(7)	21,457
Investment securities	48,472	11,807			60,279	2,233			62,512
Loans held for sale	3,059	—			3,059	—			3,059
Loans, net of unearned income	446,960	51,568			498,528	49,894			548,422
Less: Allowance for loan losses	5,617	751			6,368 (5)	501			6,869 (5)
Net Loans	441,343	50,817			492,160	49,393			541,553
Premises and equipment, net	11,567	2,122			13,689	2,203			15,892
Accrued interest receivable	4,376	505			4,881	381			5,262
Stock in FHLB	2,046	440			2,486	282			2,768
Cash surrender value of life insurance	4,223	—			4,223	—			4,223
Goodwill and intangible assets	—	0	9,011	(2)	9,011	930	9,064	(8)	19,005
Other assets	3,182	243			3,425	265			3,690
Total Assets	$546,557	$72,353	$8,511		$627,421	$63,976	$2,174		$693,571
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$454,591	$58,710	$—		$513,301	$53,202	$—		$566,503
Advances from FHLB	28,200	5,250			33,450	3,500			36,950
Federal funds borrowed and security repurchase agreements	—	—			—	—			—
Long-term debt	—	—			—	—			—
Junior subordinated debentures owed to Unconsolidated subsidiary trusts	10,310	—			10,310	—			10,310
Accrued expenses and other liabilities	3,252	445			3,697	277			3,974
Total Liabilities	496,353	64,405			560,758	56,979			617,737
Shareholder’s Equity	50,204	7,948	8,511	(3)	66,663	6,997	2,174	(9)	75,834
Total Liabilities and shareholder’s equity	$546,557	$72,353	$8,511		$627,421	$63,976	$2,174		$693,571
Number of common shares outstanding	3,304,052	713,846	(165,212	)(4)	3,852,686	228,977	76,718	(10)	4,158,381
Total book value per common share	$15.19	$11.13			$17.30	$30.56			$18.24
Tangible book value per common share	$15.19	$11.13			$14.96	$26.50			$13.67

             (1)  Merger related expenditures of $500 thousand for the FCB transaction

             (2)  Goodwill generated from the FCB transaction

             (3)  $16.46 million equity issued net of existing FCB equity

             (4)  548,634 shares issued net of 713,846 existing FCB shares

             (5)  SOP 03-3 will be applied at the time of the acquisition.

             (6)  Cash consideration to Sapelo shareholders of $6.24 million

             (7)  Merger related expenditures of $650 thousand

             (8)  Goodwill generated from the Sapelo transaction

             (9)  $9.2 million equity issued net of existing Sapelo equity

        (10)  305,695 shares issued net of 228,977 existing Sapelo shares

Pro Forma Combined Statements of Operation
for nine months ended September 30, 2006
(In thousands, except per share data)

	Historical		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	Atlantic Southern	FCB	Acquisition Adjustments	Combined Results	Historical Sapelo	Acquisition Adjustments	Combined Results
Interest Income	$26,587	$3,815	$—	$30,402	$3,372	$—	$33,774
Interest Expense	12,615	1,276		13,891	904		14,795
Net Interest Income	13,972	2,539	—	16,511	2,468		18,979
Provision for loan losses	1,389	45		1,434	90		1,524
Net interest income after provision for loan losses	12,583	2,494	—	15,077	2,378	—	17,455
Noninterest Income	1,201	474		1,675	373		2,048
Noninterest Expense:
Salaries and employee benefits	3,776	989		4,765	990		5,755
Occupancy, furniture and equipment expense	868	204		1,072	247		1,319
Other expenses	2,735	561		3,296	681	—	3,977
Noninterest expenses	7,379	1,754		9,133	1,918	—	11,051
Income tax expense	2,306	401		2,707	244	—	2,951
Net earnings	$4,099	$813	$—	$4,912	$589	$—	$5,501
Basic net earnings per common share	$1.40	$1.14		$1.42	$2.59		$1.46
Diluted net earnings per common share	$1.26	$1.13		$1.29	$2.33		$1.34
Average common shares outstanding	2,922,397	713,846	(165,212)	3,471,031	227,279	78,416	3,776,726
Average diluted common shares outstanding	3,255,909	722,383	(173,749)	3,804,543	252,592	53,103	4,110,238

Pro Forma Combined Statements of Operation
for year end December 31, 2005

	Historical		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	Atlantic Southern	FCB	Acquisition Adjustments	Combined Results	Historical Sapelo	Acquisition Adjustments	Combined Results
Interest Income	$21,624	$4,105	$—	$25,729	$3,760	$—	$29,489
Interest Expense	8,628	1,207		9,835	1,038		10,873
Net Interest Income	12,996	2,898	—	15,894	2,722		18,616
Provision for loan losses	1,493	60		1,553	108		1,661
Net interest income after provision for loan losses	11,503	2,838	—	14,341	2,614	—	16,955
Noninterest Income	1,186	670		1,856	723		2,579
Noninterest Expense:
Salaries and employee benefits	3,462	1,242		4,704	1,236		5,940
Occupancy, furniture and equipment expense	661	298		959	290		1,249
Other expenses	2,570	746		3,316	890	—	4,206
Noninterest expenses	6,693	2,286		8,979	2,416	—	11,395
Income tax expense	2,111	392		2,503	302	—	2,805
Net earnings	$3,885	$830	$—	$4,715	$619	$—	$5,334
Basic net earnings per common share	$1.49	$1.16		$1.50	$2.69		$1.54
Diluted net earnings per common share	$1.33	$1.15		$1.36	$2.40		$1.42
Average common shares outstanding	2,604,052	713,846	(165,212)	3,152,686	230,404	75,291	3,458,381
Average diluted common shares outstanding	2,911,930	721,041	(173,305)	3,460,564	257,869	47,826	3,766,259

UNAUDITED COMPARATIVE PER SHARE DATA

The following summary presents per share information for Atlantic Southern, FCB and Sapelo on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the mergers accounted for using the purchase method of accounting. This information should be read in conjunction with the companies’ historical financial statements and related notes and pro forma condensed financial data included elsewhere herein. The pro forma information should not be relied upon as being indicative of the historical results the companies would have had if the mergers had occurred before such periods or the future results that the companies will experience after the mergers.

The pro forma combined income per diluted share has been computed based on the diluted average number of outstanding shares, and common shares of Atlantic Southern adjusted for the additional shares to be issued in connection with the acquisition of FCB and Sapelo. The merger equivalent income per diluted share of FCB and Sapelo is based on the number of shares of Atlantic Southern common stock into which each share of FCB and Sapelo common stock will be converted in the mergers.

The pro forma combined book value per share is based upon the pro forma combined equity of Atlantic Southern divided by the pro forma number of outstanding shares of the combined companies as of September 30, 2006. The merger equivalent book value per share of FCB and Sapelo are based on the number of shares of Atlantic Southern common stock into which each share of FCB and Sapelo common stock will be converted in the merger, as follows, FCB: 548,634 shares; and Sapelo: 305,695 shares. The foregoing assumes that the shares of Atlantic Southern common stock to be issued will have a value of $30.00 per share, which approximates the current market value of Atlantic Southern common stock.

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Net Earnings per common share:
Earnings (loss) per diluted share:
Atlantic Southern	$1.26	$1.33
FCB	1.13	1.15
Pro forma combined (Atlantic Southern and FCB)	1.29	1.36
Sapelo	2.33	2.40
Pro forma combined (Atlantic Southern, FCB and Sapelo)	1.34	1.42
FCB merger equivalent—Atlantic Southern and FCB(1)	0.96	1.01
FCB merger equivalent—Atlantic Southern, Sapelo & FCB(2)	0.99	1.05
Sapelo merger equivalent—Atlantic Southern, Sapelo & FCB(3)	2.81	2.98

	As of September 30, 2006	Year Ended December 31, 2005
Balance Sheet Data:
Net book value per share
Atlantic Southern	$15.19	$9.75
FCB.	11.13	10.25
Pro forma combined (Atlantic Southern and FCB)	17.30	13.07
Sapelo.	30.56	27.83
Pro forma combined (Atlantic Southern, FCB and Sapelo)	18.24	14.61
FCB merger equivalent—Atlantic Southern and FCB(1)	12.85	9.71
FCB merger equivalent—Atlantic Southern, Sapelo & FCB(2)	13.54	10.85
Sapelo merger equivalent—Atlantic Southern, Sapelo & FCB(3)	38.30	30.68

	As of September 30, 2006	Year Ended December 31, 2005
Cash Divdends:
Atlantic Southern	$—	$—
FCB.	0.30	0.25
Sapelo	—	—
Atlantic Southern pro forma combined	—	—
FCB merger equivalent(4)	0.40	0.34
Sapelo merger equivalent	—	—

(1)          Calculated by multiplying the Pro Forma Combined (Atlantic Southern and FCB) information by the exchange ratio of 0.742555.

(2)          Calculated by multiplying the Pro Forma Combined (Atlantic Southern, Sapelo and FCB) information by the exchange ratio of 0.742555.

(3)          Calculated by multiplying the Pro Forma Combined (Atlantic Southern, Sapleo and FCB) information by the exchange ratio of 2.10.

(4)          Calculated by multiplying the FCB Cash Dividends information by the exchange ratio of 0.742555.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Risk Relating to the Merger

Your merger consideration is fixed despite a change in Atlantic Southern stock price.

Each share of FCB common stock you own will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Changes in the price of Atlantic Southern common stock from the date of this proxy statement-prospectus and from the date of the FCB special shareholders’ meeting may affect the market value of the Atlantic Southern common stock that FCB shareholders will receive in the merger. Such variations in the price of Atlantic Southern common stock may result from changes in the business, operations or prospects of Atlantic Southern, regulatory considerations, general market and economic conditions and other factors. Despite any such variations, the merger consideration you are entitled to receive will not change. At the time of the special meeting, you will not know the exact market value of Atlantic Southern common stock.

Combining our two companies may be more difficult, costly, or time-consuming than we expect.

Atlantic Southern and FCB have operated, and until completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banks, there also may be business disruptions that cause Atlantic Southern to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board, the FDIC and the GDBF. The Federal Reserve Board, the FDIC and the GDBF will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board, the FDIC and the GDBF will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The market price of Atlantic Southern common stock after the merger may be affected by factors different from those factors currently affecting FCB common stock or Atlantic Southern common stock.

The businesses of Atlantic Southern and FCB differ in some respects and, accordingly, the results of operations of Atlantic Southern and the market price of Atlantic Southern common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Atlantic Southern or FCB. For a discussion of the businesses of Atlantic Southern and FCB and of certain factors to consider in connection with those businesses, see “Information About Atlantic Southern” and the documents that Atlantic Southern has filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this proxy statement-prospectus and “Information About FCB”, respectively.

The merger agreement limits FCB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit FCB’s ability to discuss competing third-party proposals to acquire all or a significant part of FCB. In addition, FCB has agreed to pay Atlantic Southern a fee of $800,000 if the transaction is terminated because FCB decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FCB from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire FCB than it might otherwise have proposed to pay.

Certain directors and executive officers of FCB have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of FCB have interests in the merger other than their interests as shareholders. The board of directors of FCB was aware of these interests at the time it approved the merger. These interests may cause FCB’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

FCB shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Atlantic Southern relative to their percentage ownership interest in FCB prior to the merger. If the merger is consummated, current FCB shareholders will own approximately 16.7% of Atlantic Southern’s outstanding common stock, on a fully diluted basis, based on outstanding Atlantic Southern common stock as of September 30, 2006. Accordingly, even if such shareholders were to vote as a group, current FCB shareholders could be outvoted by other Atlantic Southern shareholders.

In the event that the merger is not completed on a timely basis, it could have a material adverse effect on both companies, including loss of key employees and significant customers.

The completion of the merger is subject to a number of important conditions, including the approval of FCB shareholders, regulatory approval and other customary closing conditions. Also, while the merger is pending, competitors may attempt to solicit key employees as well as major customers of Atlantic Southern Bank and FCB.

Risk Relating to Atlantic Southern—the Combined Company

Significant risks accompany the recent rapid expansion of Atlantic Southern.

Atlantic Southern has recently experienced significant growth, and will likely continue to do so by opening new branches or loan production offices and through acquisitions, including the FCB merger and the proposed acquisition of Sapelo. Such expansion could place a strain on Atlantic Southern’s resources, systems, operations and cash flow. Atlantic Southern’s ability to manage this expansion will depend on its ability to monitor operations and control costs, maintain effective quality controls, expand its internal management and technical and accounting systems and otherwise successfully integrate new branches and acquired businesses. If it fails to do so, Atlantic Southern’s business, financial condition and operating results will be negatively impacted. Because Atlantic Southern may continue to grow by opening new branches or loan production offices and acquiring banks or branches of other banks that it believes provide a strategic fit with its business. Atlantic Southern cannot assure you that it will be able to adequately or profitably manage this growth. Expansion, and specifically expanding by acquiring other banks, involves risks commonly associated with acquisitions, including:

•       potential exposure to unknown or contingent liabilities of acquired banks;

•       exposure to potential asset quality issues of acquired banks;

•       difficulty and expense of integrating the operations and personnel of acquired banks;

•       inability of management to maximize its financial and strategic position by the successful maintenance of uniform standards, controls, procedures and policies;

•       potential disruption to Atlantic Southern’s business;

•       possible loss of key employees and customers at the acquired banks;

•       potential short-term decrease in profitability; and

•       potential diversion of Atlantic Southern management’s time and attention.

Atlantic Southern and Atlantic Southern Bank operate in a heavily regulated environment.

The banking industry is heavily regulated. Subsequent to the merger, Atlantic Southern and Atlantic Southern Bank will be subject, in certain respects, to regulation by the Federal Reserve, the FDIC, the GDBF, and the SEC. The success of Atlantic Southern depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of any proposed changes to the regulation of the financial institution industry cannot be predicted. Regulations now affecting Atlantic Southern and FCB may be modified at any time and there is no assurance that such modification will not adversely affect the business of Atlantic Southern and Atlantic Southern Bank.

Atlantic Southern cannot guarantee that it will pay dividends to shareholders in the future.

The principal business operations of Atlantic Southern are conducted through Atlantic Southern Bank. Cash available to pay dividends to shareholders of Atlantic Southern is derived primarily, if not entirely, from dividends paid by Atlantic Southern Bank. After the merger, the ability of Atlantic Southern Bank to pay dividends to Atlantic Southern, as well as Atlantic Southern’s ability to pay dividends to its shareholders, will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Atlantic Southern may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Atlantic Southern. There can be no assurance of whether or when Atlantic Southern may pay dividends after the merger.

Changes in the policies of monetary authorities could adversely affect Atlantic Southern’s profitability.

The results of operations of Atlantic Southern are affected by credit policies of monetary authorities particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowing and changes in reserve requirements against bank deposits. Market rates have been at historically low levels. Since June 30, 2004, however, the Federal Reserve has increased its target federal funds rate 17 times, from 1.00% to 5.25%. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and current military operations in the Middle East, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Atlantic Southern. Furthermore, the actions of the United States government and other governments in response to such terrorist attacks or military operations in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Changes in the allowances for loan losses could affect the profitability of Atlantic Southern and Atlantic Southern Bank.

Management of Atlantic Southern Bank maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit and (6) results of regulatory examinations. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Although Atlantic Southern believes that the allowance for loan losses at each of their branches is adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustment may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the combined bank. Material additions to the allowance for loan losses would result in a material decrease in net income, and possibly capital, and could result in Atlantic Southern’s inability to pay dividends, among other adverse consequences.

Changes in interest rates could have an adverse effect on Atlantic Southern’s income.

Atlantic Southern’s profitability depends to a significant extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Atlantic Southern’s net interest income will be adversely affected if market interest rates change such that the interest Atlantic Southern pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of certain of Atlantic Southern’s non-interest income business. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, and this would have an adverse effect on Atlantic Southern’s mortgage origination fee income.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In its primary market areas, Atlantic Southern competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerages and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Atlantic Southern and may offer certain services that it does not or cannot provide. The profitability of Atlantic Southern depends upon its continued ability to compete effectively in its market areas.

Atlantic Southern’s success depends upon local economic conditions.

Atlantic Southern’s success depends to a certain extent on the general economic conditions of the geographic markets served by Atlantic Southern Bank. The local economic conditions in these areas have a significant impact on commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the Southeastern United States in general or any one or more of the local markets served by Atlantic Southern could negatively impact its financial results and have a negative effect on profitability.

Atlantic Southern may not be able to maintain its historical growth rate, which may adversely affect its results of operations and financial condition.

Atlantic Southern has grown substantially in the past few years from approximately $79.6 million in total consolidated assets at December 31, 2002 to approximately $546.6 million in total consolidated assets at September 30, 2006. Atlantic Southern’s future profitability will depend in part on its continued ability to grow. Atlantic Southern may not be able to sustain its historical rate of growth or may not be able to grow its business at all in the future. Atlantic Southern may also not be able to obtain the capital or financing necessary to fund additional growth and may not be able to find suitable candidates for additional acquisitions in the future. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may impede or prohibit Atlantic Southern’s ability to acquire additional banks and bank holding companies and open new branch offices.

Atlantic Southern’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be on favorable terms or available when it is needed.

Atlantic Southern is required by federal and state regulatory authorities to maintain adequate levels of capital to supports its operations. In June 2006, Atlantic Southern completed a public offering of 700,000 shares of its common stock for total net proceeds of approximately $20.8 million. As a result, Atlantic Southern anticipates that its capital resources are satisfied for the immediate future. Atlantic Southern may, however, need to raise additional capital to support its continued growth.

Atlantic Southern’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Atlantic Southern cannot assure you of its ability to raise additional capital, if needed, on terms acceptable to it or at all. If Atlantic Southern cannot raise additional capital when needed, its ability to further expand its operations through internal growth or acquisitions could be materially impaired.

Atlantic Southern continually encounters technological change, and it may have fewer resources than its competition to continue to invest in technological improvements.

The banking and financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Atlantic Southern’s future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that enhance customer convenience, as well as create additional efficiencies in operations. Many of Atlantic Southern’s competitors have greater resources to invest in technological improvements, and Atlantic Southern may not be able to effectively implement new technology-driving products and services, which could reduce its ability to effectively compete.

Substantial sales of Atlantic Southern common stock could cause its stock price to fall.

The trading volume in Atlantic Southern’s common stock on the OTC Bulletin Board has been relatively low. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. We cannot say with any certainty that a more active and liquid trading market for Atlantic Southern common stock will develop in the future. If stockholders sell substantial amounts of Atlantic Southern common stock in the public market following the merger, the market price of Atlantic Southern common stock could fall. Such sales also might make it more difficult for Atlantic Southern to sell equity or equity-related securities in the future at a time and price that it deems appropriate.

Risk Relating to the Proposed Acquisition of Sapelo

Combining Atlantic Southern, FCB and Sapelo may be more difficult, costly or time-consuming than we expect.

Atlantic Southern, FCB and Sapelo have operated, and, until completion of their respective mergers, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the respective mergers. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banks, there also may be business disruptions that may cause Atlantic Southern or the respective targets to lose customers or deposits.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Sapelo merger must be approved by the Federal Reserve, the FDIC, the OCC and the GDBF, who will consider, among other factors, the competitive impact of the merger, its financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, it is expected that the Federal Reserve, FDIC, the OCC and the GDBF will review capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

You will experience a further reduction in percentage ownership and voting power with respect to your shares as a result of the Sapelo merger.

Shareholders will experience a further reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Atlantic Southern upon the proposed acquisition of Sapelo, relative to their potential percentage ownership interest in Atlantic Southern prior to the FCB merger. If the Sapelo merger is consummated, current FCB shareholders will own approximately 15.3% of Atlantic Southern’s common stock, on a fully diluted basis, based on Atlantic Southern outstanding common stock as of September 30, 2006 and the shares offered in both the FCB and Sapelo mergers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of Atlantic Southern and FCB to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Atlantic Southern and FCB believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:

•       The costs of integrating Atlantic Southern’s and FCB’s operations, which may be greater than Atlantic Southern expects.

•       The costs of integrating the operations of Atlantic Southern and Sapelo, which may be greater than Atlantic Southern expects.

•       Potential customer loss and deposit attrition as a result of the merger, and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

•       Potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from Atlantic Southern’s proposed acquisition of Sapelo.

•       Atlantic Southern’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

•       Atlantic Southern’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Atlantic Southern’s business.

•       Atlantic Southern’s ability to keep pace with technological changes.

•       Atlantic Southern’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers.

•       Atlantic Southern’s ability to expand into new markets.

•       The cost and other effects of material contingencies, including litigation contingencies.

•       Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect their ability to preserve our customer relationships and margins.

•       Possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets.

•       The threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty.

•       Possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlantic Southern and FCB do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE FCB SPECIAL SHAREHOLDERS’ MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of FCB is soliciting your proxy for the special meeting of shareholders to be held on Monday, January 29, 2007 at the Roberta/Crawford Civic Center located at 96 South Matthews Street in Roberta, Georgia at 10:00 a.m. Each copy of this proxy statement-prospectus mailed to holders of FCB common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•       the merger agreement;

•       the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

•       any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the special meeting is December 22, 2006. FCB’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 713,846 shares of FCB common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately 592 holders of record.

The presence, in person or by proxy, of two-thirds of the shares of FCB common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of FCB common stock outstanding on the record date, entitles its holder to one vote on the merger agreement, the authorization to adjourn, and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, FCB will also count as present at the meeting the shares of FCB common stock present in person but not voting, and the shares of common stock for which FCB has received proxies but with respect to which the holders of such shares have abstained. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of FCB common stock as of the record date for the special meeting. Approval of the proposal to authorize adjournment requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

As of the record date for the meeting, FCB’s directors and executive officers beneficially owned a total of 224,309 shares, or approximately 31.4%, of the outstanding shares of FCB common stock. These individuals have agreed with Atlantic Southern that they will vote their shares in favor of the merger agreement.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•       attending the meeting and voting in person;

•       giving written notice revoking your proxy to FCB’s secretary prior to the date of the meeting; or

•       submitting a signed proxy card that is dated later than your initial proxy to FCB’s secretary.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement and the proposal to authorize adjournment. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. FCB’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement and the proposal to authorize adjournment.

If you hold shares of FCB in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to your broker. If your broker does not have discretionary authority to vote or instructions on how to vote your shares, then your shares will not be voted on any matters, including the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.”  Broker nonvotes will be treated as shares not present for determining whether a quorum is present at the meeting. However, a broker nonvote will be treated as a vote against the merger agreement. Broker nonvotes will not be counted for other matters properly brought at the special meeting.

FCB will bear the cost of soliciting proxies from its shareholders. FCB will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of FCB may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. FCB will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

FCB’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code (“GBCC”) will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors of FCB

FCB’s board of directors has approved the merger agreement and the transactions contemplated thereby, and believes that the merger and the authorization to adjourn are in the best interests of FCB and its shareholders and recommends that you vote “FOR” approval of the merger agreement and the authorization to adjourn.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, FCB’s board of directors, among other things, consulted with its legal advisor, Nelson Mullins Riley & Scarborough LLP, regarding the legal terms of the merger agreement, and with its financial advisor, Stevens & Company, regarding the fairness of the merger consideration to be received by the FCB shareholders from a financial point of view. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger.”

Shareholders should note that FCB’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of FCB. See “The Merger Agreement—Interest of Certain Persons in the Merger.”

PROPOSAL NO. 1—THE MERGER

Structure of the Merger

The merger agreement provides for the merger of FCB with and into Atlantic Southern Bank. Atlantic Southern Bank will be the surviving entity in the merger. Each share of FCB common stock issued and outstanding at the effective time of the merger will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Atlantic Southern will appoint Mr. Michael C. Griffin, a current FCB director, to the board of directors of Atlantic Southern.

Background of the Merger

In early April 2006, Atlantic Southern approached FCB regarding a possible merger of the two companies. On April 11, 2006, FCB’s executive committee met and discussed Atlantic Southern’s interest in FCB. Due to the rapidly expanding operations of Atlantic Southern, the executive committee agreed that a merger transaction with Atlantic Southern might be in the best interest of FCB’s shareholders. The executive committee authorized FCB to enter into a confidentiality agreement with Atlantic Southern to further pursue discussions with respect to a possible merger.

In June 2006, Atlantic Southern delivered a letter of intent to FCB describing the terms of a proposed merger transaction. On June 13, 2006, FCB’s executive committee met to consider the letter of intent. As a result of the executive committee’s conclusions that the growth of Atlantic Southern’s operations would provide more opportunities to FCB employees and would maximize FCB shareholder value, the executive committee authorized Mr. Harper to execute the letter of intent on behalf of FCB.

On July 18, 2006, the FCB board of directors met with counsel, Nelson Mullins Riley & Scarborough, LLP, and Stevens & Company to discuss the terms of the proposed merger, and appointed a special committee to negotiate the terms of the definitive merger agreement with Atlantic Southern. The special committee met on July 27 and August 8, 2006 to discuss the results of the due diligence of Atlantic Southern. On September 6 and September 11, 2006, the special committee met to review and discuss the proposed terms of the definitive merger agreement. The special committee approved the terms of the definitive merger agreement and presented each FCB director with a copy of the definitive merger agreement.

FCB’s board of directors met on September 15, 2006 with Nelson Mullins Riley & Scarborough, LLP  to review the obligations of the directors when considering a merger of the company, the proposed terms of the definitive merger agreement, and an analysis of the fairness of the proposed transaction from a financial point of view to the shareholders of FCB. The board of directors then voted to approve the definitive merger agreement and to recommend it to the shareholders of FCB for their approval, and the board of directors authorized Mr. Harper to execute the agreement on behalf of FCB.

On September 6, 2006, the Atlantic Southern board of directors met with Powell Goldstein and Burke Capital to review the terms and the financial impact of the transaction. Following this discussion, the Atlantic Southern board concluded that the transaction was in the best interest of its shareholders and by unanimous vote approved the merger.

On September 15, 2006, Atlantic Southern and FCB executed the merger agreement and Atlantic Southern issued a press release, and soon thereafter Atlantic Southern filed a Form 8-K, announcing the proposed merger of the two companies.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Atlantic Southern’s and FCB’s representatives. Atlantic Southern’s and FCB’s boards of directors also considered many factors in determining the consideration FCB’s shareholders would receive in the merger. Those factors included:

•       the comparative financial condition, results of operations, current business and future prospects of Atlantic Southern and FCB; and

•       the market price, liquidity and historical earnings per share of Atlantic Southern common stock and FCB common stock.

The following discussion of the information and factors considered by the Atlantic Southern board of directors and the FCB board of directors is not intended to be exhaustive but includes all of the material factors the respective boards considered. In reaching their determinations to approve the merger, and, with respect to the FCB board of directors, to recommend the merger, neither the Atlantic Southern board of directors nor the FCB board of directors assigned any relative or specific weight to the following factors, and individual directors may have given different weight to different factors.

Atlantic Southern

In deciding to pursue an acquisition of FCB, Atlantic Southern’s management and board of directors noted, among other things, the following:

•       the information presented by FCB’s management concerning FCB’s business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•       the ability of the operations of FCB after the merger to contribute to Atlantic Southern’s earnings;

•       the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Atlantic Southern’s common stock;

•       the compatibility of FCB’s employees, strategic objectives and geographic footprint with those of Atlantic Southern;

•       the opportunity to leverage Atlantic Southern’s infrastructure;

•       the advice of Burke Capital Group, L.L.C., Atlantic Southern’s independent financial advisor, as to the financial terms of the merger; and

•       the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

FCB

In reaching its determination that the merger and the merger agreement are fair to, and in the best interest of, FCB and its shareholders, FCB’s board of directors consulted with its advisers and counsel, as well as with FCB’s management, and considered a number of factors, including, without limitation, the following:

•       the value of the consideration to be received by FCB’s shareholders relative to the book value and earnings per share of FCB common stock;

•       information concerning Atlantic Southern’s financial condition, results of operations and business prospects;

•       the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Atlantic Southern;

•       the fact that the merger will enable FCB’s shareholders to exchange their relatively illiquid shares of FCB’s common stock for shares that are more widely held and actively traded, and that the acquisition of Atlantic Southern common stock will be tax-free to FCB’s shareholders (except to the extent of any cash received);

•       the anticipated impact of the proposed merger on FCB’s employees;

•       the opinion of Stevens & Company that the consideration to be received by FCB’s shareholders in the merger is fair from a financial point of view;

•       the belief of FCB’s board of directors that Atlantic Southern was an attractive choice as a long-term affiliation partner of FCB due to Atlantic Southern’s rapidly expanding operations; and

•       the alternatives to the merger, including remaining an independent institution in the competitive and regulatory environment for financial institutions generally.

FCB’s board of directors recommends that FCB’s shareholders vote FOR the proposal to approve the merger agreement.

OPINION OF STEVENS & COMPANY

FCB retained Stevens & Company, an investment banking firm located in LaGrange, Georgia, to act as its financial advisor in connection with the possible business combination with Atlantic Southern.  Although Stevens & Company has had no other prior relationship with FCB, the FCB board of directors engaged Stevens & Company in part based on Stevens & Company’s involvement in 55 bank sales across the Southeast, with a particular concentration of transactions in Georgia. FCB has agreed to pay Stevens & Company $25,000 in connection with its financial advisory services.

In addition to the offer by Atlantic Southern, Stevens & Company also reviewed the overall process FCB had undertaken in connection with a possible sale of the company, including, but not limited to, reviewing other transactions to insure that Atlantic Southern’s offers were comparable to other recent bank sales. In connection with its engagement, Stevens & Company was aware the directors of FCB identified with the merger model including the stated objective of continuing to grow the Middle Georgia market with a larger capital base. Stevens & Company also participated with directors of FCB in a preliminary due diligence review of Atlantic Southern, including a review of Atlantic Southern’s loan portfolio, operations and strategic plans.

In connection with Stevens & Company’s engagement, FCB asked the firm to evaluate the fairness of the merger consideration to FCB’s shareholders from a financial point of view. On July 18, 2006, Stevens & Company presented its oral opinion to FCB’s board of directors that the merger consideration was fair from a financial point of view. Following delivery of the oral fairness opinion, Stevens & Company reviewed its written opinion with counsel for FCB. On September 15, 2006, Stevens & Company orally informed FCB’s board that it would deliver its written opinion that based upon and subject to various matters set forth in its opinion; the merger consideration was fair to FCB’s shareholders from a financial point of view. Stevens & Company delivered its written opinion to FCB’s board of directors following this meeting.

The full text of Stevens & Company’s written opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Stevens & Company in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the merger.

Stevens & Company’s opinion speaks only as of the date of the opinion. The opinion was directed to the board of directors of FCB and is directed only to the fairness of the merger consideration to the FCB shareholders from a financial point of view. It does not address the underlying business decision of FCB to engage in the merger or any other aspect of the merger and is not a recommendation to any FCB shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

In arriving at the opinion, Stevens & Company has among other things:

•       Reviewed certain business and financial information relating to FCB and Atlantic Southern that it deemed relevant.

•       Reviewed financial models relating to future value if FCB remained independent.

•       Conducted in depth interviews with FCB’s board members on a management succession plan, including their ability to recruit new personnel to grow their bank if they remained independent.

•       Reviewed both current and historical prices and valuation multiples and compared them with the merger proposal made by Atlantic Southern.

•       Reviewed information publicly available with respect to Atlantic Southern, including information regarding Atlantic Southern’s most recent public stock offering and its ability to create costs savings and revenue enhancements.

•       Reviewed the merger agreement.

•       Reviewed other information that Stevens & Company deemed important relative to the overall economic and operating environment surrounding the merger.

Stevens & Company also held discussions with FCB’s board members with respect to a number of issues including their ability to continue to grow their organization with current capital resources. In their analysis, Stevens & Company relied upon, without independent verification, the accuracy of all information provided by management, the FCB board, and other audited and unaudited disclosures.

This summary reflects the material analysis performed by Stevens & Company but does not purport to be a complete description of the analysis performed by Stevens & Company. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the merger by FCB shareholders included some subjective analysis by Stevens & Company that was based on the experience and judgment of Stevens & Company and its opinion regarding the fairness of the merger consideration to FCB shareholders was not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion necessarily involves a determination as to the most appropriate factors to be considered. Therefore, such an opinion is not readily susceptible to summary description.

Stevens & Company believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Stevens & Company could create an incomplete view of the process underlying its opinion. In addition, Stevens & Company may give certain factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions.

The Stevens & Company opinion is based on economic, market, and other conditions as of the date of the opinion. Stevens & Company employed several models that are widely used in the financial services industry including present value discount models, to confirm the value of FCB remaining as an independent company, and comparison of other bank sales in terms of book and earnings multiples.

Present Value Discount Model

The present value discount model is typically used to identify a break point in determining the value of an institution remaining independent as compared to offers that a typical acquirer would make in an acquisition. Typically, this model would project income streams over a given time frame assuming growth and other factors including capital requirements and potential dividend streams. At the terminal point, values are calculated based on historical earnings multiples, including dividend streams then discounted back to present value dollars.

Given the analysis described above, in connection with any proposed transaction, Stevens & Company concluded that all offers made to FCB in excess of $15.5 million should be considered by the FCB board of directors.

Comparison of Other Bank Sales

In reviewing comparative transactions of other banks, Stevens & Company noted that there have been a total of 41 bank mergers and sales in Georgia during the past 5 years where the institution acquired had less than $1 billion in total assets. The report was provided by an independent third party (SNL Securities of Charlottesville, Virginia) to insure that all bank sales during this time frame were included in the analysis. Within this group, Stevens & Company identified the sales that were most common in terms of markets served, size, and geographic location. The most common comparisons in these other bank sales are price to book and price to earnings multiples.

The average and median prices to book and price to earnings multiples on the total sample group were as follows:

Peer Group average price to book multiple	2.12x
Peer Group median price to book multiple	1.95x
FCB’s price to book multiple	2.27x	(1)
Peer Group average price to earnings multiple	25.38x
Peer Group median price to earnings multiple	23.08x
FCB’s price to earnings multiple	20.03x	(1)

(1)          Based on December 31, 2005 year-end earnings.

Stevens & Company further noted that when the larger sample group was reduced with respect to the smaller sample group of banks that were more consistent in terms of similar markets, size, and geographic locations, the comparisons reflect very favorable comparisons. Specifically, this sample group comparison is as follows:

Smaller Peer Group average price to book	1.86x
Smaller Peer Group median price to book	1.80x
FCB’s price to book multiple	2.27x
Smaller Peer Group average earnings multiple	20.30
Smaller Peer Group median earnings multiple	21.74
FCB’s price to earnings multiple	20.03x

Conclusions

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Stevens & Company determined that the transaction consideration was fair from a financial point of view to the FCB shareholders.

The board of directors of FCB selected Stevens & Company as its financial advisor because of its reputation and experience in working with community banks. Stevens & Company did not conduct an auction process but was made aware and reviewed other business combination proposals made for FCB. FCB agreed to pay Stevens & Company an aggregate fee of $25,000 for its financial advisory services including its opinion in connection with the proposed merger. FCB also agreed to indemnify Stevens & Company from and against certain liabilities under federal securities laws, in connection with the advisory services.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Stevens and Company, FCB’s financial advisor, which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of FCB approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Atlantic Southern will acquire FCB. Atlantic Southern will exchange shares of Atlantic Southern common stock plus cash instead of any fractional share for each outstanding share of FCB common stock as to which dissenters’ rights have not been exercised and perfected (other than treasury shares and shares held by FCB, if any, which will be canceled in the merger). Each share of Atlantic Southern common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger. Upon the consummation of the merger, FCB will merge with and into Atlantic Southern Bank.

What FCB’s Shareholders Will Receive in the Merger

If the merger is completed, each share of FCB common stock will be converted into the right to receive 0.742555 shares of Atlantic Southern common stock. Each FCB shareholder is entitled to receive approximately 100% of their merger consideration in the form of Atlantic Southern common stock.

Because the exchange ratio is fixed, the total merger consideration value will fluctuate depending on the current market price of the Atlantic Southern common stock. The table below shows the total merger consideration value, assuming each FCB shareholder receives their consideration in stock, as of the day prior to the execution of the merger agreement and as of December 22, 2006, the last practicable day prior to the date of this proxy statement-prospectus. It assumes that there are 738,846 shares of FCB common stock outstanding at the effective time of the merger, which includes 25,000 shares of FCB common stock that Mr. Douglas Harper should acquire through the exercise of his stock options.

Date	Total Merger Consideration Value	Shares of Atlantic Southern Stock per FCB Share	Value of Shares of Atlantic Southern Stock per FCB Share
September 14, 2006 (one day prior to date of the merger agreement)(1)	$17,967,757	0.742555	$24.32
December 22, 2006 (last practicable day prior to date of this proxy statement-prospectus)(2)	$18,104,915	0.742555	$24.50

(1)          The closing price of Atlantic Southern common stock on September 14, 2006 was $32.75.

(2)          The closing price of Atlantic Southern common stock on December 22, 2006 was $33.00.

The following table shows examples of the value of shares of Atlantic Southern common stock and the total value of the consideration into which a share of FCB common stock would be converted in the merger, assuming that the market price for Atlantic Southern common stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

	Merger Consideration Exchanged for One Share of FCB Common Stock
Assumed Closing Price of Atlantic Southern Common Stock(1)	Number of Shares of Atlantic Southern Common Stock	Value of Shares of Atlantic Southern Common Stock
$34.00	0.742555	$25.25
33.00	0.742555	24.50
32.00	0.742555	23.76
31.00	0.742555	23.02
30.00	0.742555	22.28
29.00	0.742555	21.53
28.00	0.742555	20.79
27.00	0.742555	20.05

(1)          The closing price of Atlantic Southern common stock on December 22, 2006 was $33.00.

Each share of FCB common stock held in the treasury of FCB immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

No Fractional Shares

No fractional shares of Atlantic Southern common stock will be issued in connection with the merger. Instead, Atlantic Southern will make a cash payment without interest to each shareholder of FCB who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Atlantic Southern common stock otherwise issuable to such shareholder by $30.00.

Dissenters’ Rights

Holders of shares of FCB common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Effect of the Merger on FCB Options

Under the merger agreement, all outstanding rights to acquire shares of FCB common stock must be exercised prior to the consummation of the merger. Any unexercised options will be canceled at the effective time of the merger. Before the consummation of the merger, all outstanding options to purchase FCB common stock will vest, and it is anticipated that all will be exercised in accordance with their terms.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•       the merger agreement is approved by FCB’s shareholders;

•       we obtain all required consents and approvals from the Federal Reserve, the FDIC and the GDBF; and

•       all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Atlantic Southern and FCB.

Representations and Warranties in the Merger Agreement

FCB and Atlantic Southern have made customary representations and warranties to each other as part of the merger agreement. FCB’s representations and warranties are contained in Section 5 of the merger agreement and relate to, among other things:

•       its organization and authority to enter into the merger agreement;

•       its capitalization, subsidiaries, properties and financial statements;

•       pending and threatened litigation against FCB and its subsidiaries;

•       FCB’s loans, investment portfolios, reserves and taxes;

•       its insurance, employee benefits, tax, legal and environmental matters;

•       FCB’s privacy of customer information and the status of technology systems; and

•       its contractual obligations and contingent liabilities.

Atlantic Southern’s representations and warranties are contained in Section 6 of the merger agreement and relate to, among other things:

•       its organization and authority to enter into the merger agreement;

•       its capitalization and financial statements;

•       pending and threatened litigation against Atlantic Southern and its subsidiaries;

•       the shares of Atlantic Southern common stock to be issued in the merger; and

•       Atlantic Southern’s public reports filed with the SEC.

Atlantic Southern’s representations and warranties are for the benefit of FCB; they are not for the benefit of and may not be relied upon by FCB’s shareholders. The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•       approval by FCB’s shareholders of the merger agreement by the required vote;

•       approval of the merger by the Federal Reserve, the GDBF, the FDIC and other regulatory agencies without imposing conditions unacceptable to either FCB or Atlantic Southern (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•       receipt by FCB and Atlantic Southern of a tax opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization (See “Material Federal Income Tax Consequences of the Merger”);

•       receipt by FCB of an opinion from Stevens and Company that the consideration to be paid to FCB’s shareholders is fair to such shareholders from a financial standpoint;

•       the absence of a stop order suspending the effectiveness of Atlantic Southern’s registration statement under the Securities Act with respect to the shares of Atlantic Southern common stock to be issued to the FCB shareholders;

•       the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•       continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•       the absence of any material adverse change in the financial condition, results of operations, business or prospects of either FCB or Atlantic Southern;

•       Atlantic Southern’s receipt of affiliate and noncompetition agreements from each FCB director (see “The Merger Agreement—Interests of Certain Persons in the Merger”);

•       the appointment of one FCB director to the board of directors of Atlantic Southern;

•       the execution of an employment agreement with Steve Davis on terms and conditions which are substantially the same as those currently in effect for Atlantic Southern officers; and

•       issuance of certain legal opinions by counsel for FCB and Atlantic Southern.

The conditions to the merger are set forth in Section 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the special shareholder meeting may require a re-solicitation of votes from FCB’s shareholders with respect to the amended merger agreement.

Business of FCB Pending the Merger

The merger agreement requires FCB to continue to operate its business as usual pending the merger. Among other things, it may not, without Atlantic Southern’s consent, take or agree to take any of the following actions:

•       amend its articles of incorporation or bylaws or other governing instruments;

•       incur any additional debt or other obligation in excess of $50,000 or allow any lien or encumbrance to be placed on any asset;

•       redeem, repurchase, or otherwise acquire any shares of its capital stock or any instruments convertible to capital stock or pay any distribution or dividend on its capital stock;

•       issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or otherwise dispose of any asset having a book value in excess of $50,000 other than in ordinary course of business for reasonable and adequate consideration;

•       adjust, split, combine or reclassify any shares of FCB common stock;

•       enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

•       except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•       adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•       make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•       commence any litigation inconsistent with past practices or settle any claim for over $50,000 in money damages or any restrictions on its operations; or

•       enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $50,000.

The restrictions on FCB’s business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

FCB was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, FCB may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by FCB’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, FCB’s board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

FCB was also required to instruct its respective officers, directors, agents, and affiliates to refrain from taking action prohibited by FCB and is required to notify Atlantic Southern immediately if it receives any inquires from third parties. However, no director or officer of FCB is prohibited from taking any action that the board of directors of FCB determines in good faith, after consultation with counsel and receipt of a written opinion, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•       by mutual consent of FCB’s board of directors and Atlantic Southern’s board of directors;

•       by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•       by either party if, by March 28, 2007, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date;

•       by either party if FCB’s shareholders do not approve the merger agreement or if any required consent of any regulatory authority is denied and is not appealed;

•       by Atlantic Southern if FCB’s board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Atlantic Southern merger), or announces any agreement to do any of those things;

•       by FCB if FCB receives a bona fide written offer for an acquisition transaction that the FCB board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Atlantic Southern merger; or

•       by Atlantic Southern if the holders of more than 10% of the outstanding FCB common stock exercise dissenters’ rights.

If Atlantic Southern terminates the merger agreement because FCB’s board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Atlantic Southern merger, or if FCB terminates the agreement because it has received an offer for such an acquisition transaction, then FCB (or its successor) must pay Atlantic Southern a termination fee of $800,000.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of FCB and its controlling persons will survive any termination of the agreement.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger. However, if a party terminates the merger agreement because the other party breaches any representation, warranty, or covenant and such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect” on the breaching party, then the breaching party must reimburse the non-breaching party for reasonable and documented fees and expenses not to exceed $150,000.

Interests of Certain Persons in the Merger

Some of FCB’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of FCB. These interests are described below. FCB’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Director Noncompetition Agreements

It is a condition to the obligations of Atlantic Southern under the merger agreement that each director of FCB shall enter into a noncompetition agreement not to compete with Atlantic Southern. The agreements will provide that each director of FCB shall not serve on the board of any financial institution or any financial institution holding company located in Bibb, Crawford and Peach Counties, Georgia, for a period of two years following the date of the noncompetition agreement. However, Douglas Harper’s non-compete comes from his employment agreement, which precludes him from competing in the defined counties within 18 months of the consumation of the merger and provides him with 18 months of severance pay at his base salary of $157,500. The total amount of severance paid over 18 months is $236,250 or 1.5 times his base salary.

FCB Stock Options

Prior to the execution of the merger agreement, Douglas Harper held the only outstanding options to purchase an aggregate of 25,000 shares of FCB common stock with a weighted average exercise price of $8.80 share. All of these options have vested or will vest prior to the consummation of the merger. Prior to consummation of the merger, it is anticipated that all of Harper’s outstanding options to purchase FCB common stock will be exercised in accordance with their terms. Any options that remain outstanding at the effective time of the merger will be canceled.

Employee Benefits

Atlantic Southern will also give FCB employees full vesting and eligibility credit for their years of service with FCB, for purposes of benefit accrual under Atlantic Southern’s payroll practices and fringe benefit programs. Atlantic Southern will honor FCB compensatory agreements in accordance with their terms (except that options will be exercised or canceled prior to the closing of the merger) and will provide continuation coverage to FCB employees under Atlantic Southern’s group health plan.

Indemnification and Insurance

Atlantic Southern has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under FCB’s articles of incorporation and bylaws as in effect on September 15, 2006 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Atlantic Southern has agreed to indemnify, under certain conditions, FCB’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. FCB must cause the officers and directors of FCB to be covered by FCB’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

Outside of Mr. Michael C. Griffin, a current FCB director, who was approved by the Atlantic Southern board of directors to become an Atlantic Southern director after consummation, no director or executive officer of Atlantic Southern has any personal interest in the merger other than as an Atlantic Southern shareholder. No Atlantic Southern director or executive officer owns any shares of FCB common stock.

Public Trading Market

Atlantic Southern common stock is traded on the OTC Bulletin Board under the trading symbol “ASFN.” The shares of Atlantic Southern common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Atlantic Southern common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of FCB on the date of the special meeting of FCB’s shareholders or an affiliate of Atlantic Southern following completion of the merger. See “—Resale of Atlantic Southern Common Stock.”

Atlantic Southern Dividends

The holders of Atlantic Southern common stock receive dividends if and when declared by the Atlantic Southern board of directors out of legally available funds. Atlantic Southern has not declared a dividend since their inception and they do not expect to do so in the foreseeable future. Instead, they anticipate that all of their earnings, if any, will be used for working capital, to support their operations and to finance the growth and development of their business. Any future determination relating to dividend policy will be made at the discretion of Atlantic Southern’s board of directors and will depend on a number of factors, including their future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, FCB’s shareholders will automatically become entitled to all of the rights and privileges afforded to Atlantic Southern shareholders at that time. However, the actual physical exchange of FCB common stock certificates for certificates representing shares of Atlantic Southern common stock will occur after the merger.

Registrar and Transfer Company will serve as exchange agent for the merger. Promptly after the effective date of the merger, Atlantic Southern will send or cause to be sent to all FCB’s shareholders (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging FCB common stock certificates for the merger consideration. Each FCB stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Atlantic Southern will delay paying former shareholders of FCB who become holders of Atlantic Southern common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Atlantic Southern common stock following the effective time of the merger until they have surrendered their certificates evidencing their FCB common stock, at which time Atlantic Southern will pay any such dividends or other distributions without interest.

You should not send in your FCB stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of FCB common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of any Atlantic Southern common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payment for any fractional share without interest.

Shareholders who cannot locate their stock certificates are urged to contact promptly:

First Community Bank of Georgia
P.O. Box 85
Roberta, Georgia 31078
Attention: Nicole Rinehart
Telephone: (478) 836-2265

FCB will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of FCB signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify FCB and Atlantic Southern against any claim that may be made against FCB or Atlantic Southern by the owner of the certificate(s) alleged to have been lost or destroyed. FCB or Atlantic Southern may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify FCB and Atlantic Southern.

Resale of Atlantic Southern Common Stock

The shares of Atlantic Southern common stock to be issued in the merger have been registered under the Securities Act. FCB’s shareholders who are not affiliates of FCB or Atlantic Southern may freely trade their Atlantic Southern common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of FCB prior to the merger or who is an executive officer, director or 10% shareholder of Atlantic Southern after the merger.

Those shareholders who are deemed to be affiliates of FCB may only sell their Atlantic Southern common stock as provided by Rule 145 of the Securities Act of 1933, as amended (the “Securities Act”), or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of FCB, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Atlantic Southern common stock after the merger. Persons assumed to be affiliates of FCB have entered into agreements with Atlantic Southern not to sell shares of Atlantic Southern common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

Affiliate Agreements

FCB has caused each non-officer director of FCB to execute an Affiliate Agreement, in which each director agrees to vote all of his or her shares of FCB common stock in favor of the merger and the merger agreement.

A form of the Affiliate Agreement is Exhibit B to the Agreement and Plan of Reorganization, which is attached to this joint proxy statement-prospectus as Appendix A. This agreement may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving FCB. The following is a brief summary of the material provisions of this agreement:

•       The director agrees to vote, or cause to be voted, in person or by proxy, all of the FCB common stock as to which he or she has voting power, individually or jointly with other persons.

•       The director agrees, except for certain specific transfers set forth in the agreement, not to directly or indirectly transfer any of his or her FCB common stock until the vote upon the Agreement and Plan of Reorganization and the merger by FCB stock holders has been taken or until the Agreement and Plan of Reorganization has been terminated.

•       The director agrees, for a period of two years after the effective date of the merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Regulatory and Other Required Approvals

Federal Reserve

The Federal Reserve must approve the merger before it can be completed. Atlantic Southern and FCB must then wait at least 15 days after the date of Federal Reserve approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Atlantic Southern filed an application for approval of the merger with the Federal Reserve on December 1, 2006. In reviewing that application, the Federal Reserve is required to consider the following:

•       competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitve effects or restraints on trade; and

•       banking and community factors, which includes an evaluation of:

•        the financial and managerial resources of Atlantic Southern, including its subsidiaries, and of FCB, and the effect of the proposed transaction on these resources;

•        management expertise;

•        internal control and risk management systems;

•        the capital of Atlantic Southern;

•        the convenience and needs of the communities to be served; and

•        the effectiveness of Atlantic Southern and FCB in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve is also required to ensure that the proposed transaction would not violate Georgia law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Georgia community reinvestment laws and any Georgia antitrust statutes.

Other Regulatory Approvals

The merger of FCB with and into Atlantic Southern Bank requires the approval of the FDIC and the GDBF. Atlantic Southern concurrently filed applications for approval of the bank merger with the FDIC and the GDBF on December 8, 2006. In evaluating the bank merger, the FDIC and the GDBF must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the bank merger if:

•       it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•       its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the FDIC or the GDBF should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the FDIC and the GDBF may reduce to 15 days) following the later of the date of the FDIC and the GDBF approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

In connection with or as a result of the merger, Atlantic Southern or FCB may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Atlantic Southern common stock to be issued in exchange for FCB common stock in the merger has been registered with the SEC and will be listed on the OTC Bulletin Board. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. Atlantic Southern and FCB contemplate that they will complete the merger shortly after the special shareholders’ meeting, assuming all required approvals are received.

Atlantic Southern and FCB believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Atlantic Southern and FCB believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Atlantic Southern is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FCB will be recorded, as of completion of the merger, at their respective fair values and added to those of Atlantic Southern. Any excess of purchase price over the net fair value of FCB’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Atlantic Southern issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of FCB. The results of operations of FCB will be included in the results of operations of Atlantic Southern following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of FCB who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of FCB. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code. It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. Each FCB shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign, estate, or other tax consequences arising out of the merger.

Atlantic Southern and FCB must receive a tax opinion from Powell Goldstein LLP in order to complete the merger. The tax opinion must conclude that the consequences of the merger are as follows:

•       that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•       that the exchange in the merger of FCB common stock for Atlantic Southern common stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange, except to the extent of any cash received.

The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of FCB and Atlantic Southern that, if incorrect in certain material respects, would jeopardize the conclusions reached by Powell Goldstein LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

The United States federal income tax consequences of the merger are as follows:

•       Classification as a “Reorganization.”   The merger will be treated as a reorganization qualifying under the provisions of section 368(a) of the Internal Revenue Code.

•       Federal Income Tax Consequences to Atlantic Southern and FCB.   Neither Atlantic Southern nor FCB will recognize taxable gain or loss as a result of the merger, except for, in the case of FCB, gain, if any, that has been deferred in accordance with the consolidated return regulations.

•        Exchange Solely for Atlantic Southern Stock.   An FCB shareholder will not recognize taxable gain or loss upon the exchange of FCB common stock solely for Atlantic Southern common stock, except in respect of cash received in lieu of the issuance of a fractional share of Atlantic Southern common stock (as discussed below).

•        Exchange of Cash in Lieu of Fractional Share.   An FCB shareholder who receives cash in lieu of the issuance of a fractional share of Atlantic Southern common stock will generally be treated as having received such factional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the FCB shareholder’s aggregate adjusted tax basis of the FCB shares exchanged in the merger which is allocable to the fractional share of Atlantic Southern common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of FCB common stock is more than one year at the effective time of the merger.

•        Tax Basis of Atlantic Southern Common Stock Received in the Merger.   The tax basis of any Atlantic Southern common stock, including a fractional share deemed received and redeemed as described above, exchanged for FCB common stock in the merger will equal the tax basis of the FCB common stock surrendered in the exchange.

•        Holding Period of Atlantic Southern Common Stock Received in the Merger.   The holding period for any Atlantic Southern common stock exchanged for FCB common stock in the merger will include the period during which FCB common stock surrendered in the exchange was held.

•       Exchange Solely for Cash.   An FCB shareholder who receives solely cash in exchange for FCB common stock as a result of exercising dissenters’ rights will recognize taxable gain or loss in an amount, if any, equal to the difference between the cash received and the holder’s adjusted tax basis in the shares of FCB common stock surrendered by the holder. Any taxable gain to a FCB shareholder on the exchange of FCB common stock will generally be treated as capital gain, either long-term or short-term capital gain depending on the shareholder’s holding period for the FCB common stock.

•       Backup Withholding and Information Reporting.   FCB shareholders who are U.S. persons generally will be required to furnish a Social Security number or other taxpayer identification number, along with certain certifications under penalties of perjury, on the applicable tax forms which will be attached to the letter of transmittal you will receive at a later date in order to avoid backup withholding at the applicable rate, currently 28%, with respect to cash amounts paid (in lieu of fractional shares or upon the exercise of dissenters’ rights) pursuant to the merger. Such cash payments generally will be reported to the IRS. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the FCB shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, FCB’s shareholders (other than those exercising dissenters’ rights) will become Atlantic Southern shareholders. Their rights as shareholders will then be governed by Atlantic Southern’s articles of incorporation and bylaws rather than by FCB’s articles of incorporation and bylaws.

Atlantic Southern is a corporation and FCB is a state-chartered bank both organized under the laws of the State of Georgia. The corporate affairs of Atlantic Southern and FCB are governed generally by the provisions of the GBCC and the Financial Institutions Code of Georgia (“FICG”). The following is a summary of differences between the rights of FCB shareholders and Atlantic Southern shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC and FICG, as well as the articles of incorporation and bylaws of both Atlantic Southern and FCB. FCB shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders which would result from the proposed merger.

Authorized Capital Stock

Atlantic Southern.   Atlantic Southern’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, with a $5.00 per share par value. As of September 30, 2006, there were 3,304,052 shares of Atlantic Southern common stock issued and outstanding.

FCB.   FCB’s articles of incorporation authorize it to issue 2,000,000 shares of common stock, par value $4.00. As of September 30, 2006, there were 713,846 shares of FCB common stock issued and outstanding.

Boards of Directors

Atlantic Southern.   Atlantic Southern’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders.

FCB.   FCB’s bylaws provide that its board of directors shall consist of a single class of not less than five nor more than 25 directors. Each director serves a one-year term or until his or her successor is elected. The number of directors may be fixed from time to time by the affirmative vote of the board of directors.

Reporting Requirements

Atlantic Southern.   Atlantic Southern is a reporting company under the Exchange Act and files periodic reports with the SEC. Atlantic Southern also files reports with the Federal Reserve Board, and Atlantic Southern Bank files reports with the FDIC and the GDBF.

FCB.   FCB files reports with the FDIC and the GDBF. FCB is a reporting company under the 1934 Act and files periodic reports with the FDIC.

Liquidation Rights

Atlantic Southern.   Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of Atlantic Southern.

FCB.   Under the FICG, two-thirds of the outstanding shares entitled to vote must approve any dissolution or liquidation of FCB.

Mergers, Consolidations and Sales of Assets

Atlantic Southern.   Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise. In order to approve a merger or share exchange, or a sale of substantially all of the corporation’s assets, the Atlantic Southern Articles of Incorporation require the affirmative vote of either (1) a majority of the board of directors and shareholders owning at least two thirds of the issued and outstanding shares of the corporation; or (2) two-thirds of the board of directors and shareholders owning at least a majority of the issued and outstanding shares of the corporation. A merger of Atlantic Southern into another corporation would also require the approval of the Federal Reserve Board, the FDIC and the GDBF.

FCB.   Under the FICG, the merger of FCB generally requires the affirmative vote of (1) a majority of the board of directors and (2) shareholders owning at least two-thirds of the issued and outstanding shares of the bank. Such a merger must also be approved by the GDBF and the FDIC.

Distributions

Atlantic Southern.   The holders of Atlantic Southern common stock are entitled to receive dividends when, as and if declared by Atlantic Southern’s board of directors and paid by Atlantic Southern out of funds legally available therefor. Under Federal Reserve policy, a bank holding company such as Atlantic Southern generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality, and overall financial condition. In addition, Atlantic Southern may not pay dividends that would render it insolvent. Atlantic Southern has not declared a dividend since their inception and they do not expect to do so in the foreseeable future. Instead, they anticipate that all of their earnings, if any, will be used for working capital, to support their operations and to finance the growth and development of their business.

FCB.   The holders of FCB common stock are entitled to receive dividends when, as and if declared by FCB’s board of directors and paid by FCB out of funds legally available therefore. As a Georgia bank, FCB may pay dividends on its outstanding shares in cash, property or its own shares unless it would be rendered insolvent by doing so.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the GBCC, FCB’s shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of FCB common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenters’ proceeding should review this section in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps.   Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•       Give to FCB, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of FCB common stock (hereinafter referred to as “shares”);

•       Not vote in favor of the merger; and

•       Comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify FCB in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand.   Voting against the merger will not satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to First Community Bank of Georgia, 8340 Eisenhower Parkway, Lizella, Georgia 31052, Attn: Corporate Secretary.

If the shareholders of FCB approve the merger at the special meeting, FCB must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten days after the effective date of the merger and must:

•       State where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•       Inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•       Set a date by which FCB must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•       Be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with FCB in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are canceled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, Atlantic Southern, as FCB’s successor, must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Atlantic Southern estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. Atlantic Southern’s offer of payment must be accompanied by:

•       Recent financial statements of Atlantic Southern;

•       Atlantic Southern’s estimate of the fair value of the shares;

•       An explanation of how the interest was calculated;

•       A statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•       A copy of Article 13 of the GBCC.

If the dissenting shareholder accepts Atlantic Southern’s offer by written notice to Atlantic Southern within 30 days after Atlantic Southern’s offer, Atlantic Southern must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Atlantic Southern must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Atlantic Southern must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify Atlantic Southern in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•       He or she believes that the amount offered by Atlantic Southern is less than the fair value of his or her shares or that Atlantic Southern has calculated incorrectly the interest due; or

•       Atlantic Southern, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies Atlantic Southern of his or her demand in writing within 30 days after Atlantic Southern makes or offers payment for the dissenting shareholder’s shares. If Atlantic Southern does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Atlantic Southern’s payment offer, and Atlantic Southern must provide such information within ten days after receipt of the written demand. The shareholder may notify Atlantic Southern of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

If a demand for payment under Section 14-2-1327 remains unsettled, Atlantic Southern must commence a nonjury equity valuation proceeding in the Superior Court of Bibb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Atlantic Southern does not commence the proceeding within those 60 days, the GBCC requires Atlantic Southern to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Atlantic Southern is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Atlantic Southern, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Atlantic Southern if the court finds Atlantic Southern did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either Atlantic Southern or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Atlantic Southern, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by Atlantic Southern in compliance with the Dissenters’ Notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Atlantic Southern, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of Atlantic Southern.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things described in this section and as set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of FCB who are considering exercising their dissenters’ rights should consult their legal advisors.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

At the special shareholders’ meeting, FCB shareholders are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

FCB’s board of directors recommends that FCB’s shareholders vote FOR the proposal to authorize management to adjourn the special shareholders’ meeting to allow time for the further solicitation of proxies to approve the merger agreement.

INFORMATION ABOUT ATLANTIC SOUTHERN

General

Atlantic Southern is a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Atlantic Southern’s current banking subsidiary is Atlantic Southern Bank, with five branches in Macon, Warner Robins and Savannah, Georgia. All of Atlantic Southern’s banking subsidiaries are Georgia state banks. Atlantic Southern engages in community banking and serves the central and coastal Georgia market areas.

Atlantic Southern’s banking subsidiary provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of Atlantic Southern’s banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks.

At December 31, 2005, Atlantic Southern had consolidated total assets of approximately $388.7 million, consolidated total net loans of approximately $327.3 million, consolidated total deposits of approximately $334.6 million and consolidated shareholders’ equity of approximately $25.4 million. As of September 30, 2006, Atlantic Southern’s consolidated assets ended the quarter at $546.6 million and total net loans were $441.3 million, up 40.6% and 34.8% respectively from December 31, 2005. Atlantic Southern’s principal executive offices are located at 4077 Forsyth Road, Macon, Georgia 31210, and Atlantic Southern’s telephone number is (478) 757-8181.

Acquisition of Sapelo

On July 26, 2006, Atlantic Southern announced its proposed acquisition of Sapelo, a Georgia state bank holding company headquartered in Darien, Georgia. On December 15, 2006, Atlantic Southern completed the acquisition of Sapelo and Sapelo’s wholly owned subsidiary, Sapelo National Bank, which had four branches in McIntosh and Glynn Counties, Georgia. In the acquisition of Sapelo shareholders will receive their pro rata portion of the merger consideration, which includes 305,695 shares of Atlantic Southern common stock and approximately $6.24 million in cash, having an estimated aggregate value of $15.4 million. The consummation of the Sapelo acquisition will have no impact on either Atlantic Southern’s or FCB’s obligation to complete the merger.

Market Prices of and Dividends Declared on Atlantic Southern Common Stock

Atlantic Southern common stock is traded on the OTC Bulletin Board under the symbol “ASFN.”  The last reported sale price of Atlantic Southern’s common stock on December 22, 2006 was $33.00. As of September 30, 2006, Atlantic Southern had 3,304,052 shares of common stock outstanding and approximately 1,300 shareholders of record.

	High	Low
2006
Fourth Quarter (through December 22, 2006)	$33.94	$31.35
Third Quarter	34.50	30.50
Second Quarter	40.00	30.00
First Quarter	30.00	24.25
2005
Fourth Quarter	$24.50	$19.00
Third Quarter	19.00	12.33
Second Quarter	12.33	10.33
First Quarter	11.33	10.33
2004
Fourth Quarter	$11.33	$10.67
Third Quarter	11.00	10.67
Second Quarter	10.01	9.33
First Quarter	9.33	9.33

The holders of Atlantic Southern common stock receive dividends if and when declared by the Atlantic Southern board of directors out of legally available funds. However, Atlantic Southern has not declared a dividend since its inception, and does not expect to pay dividends in the foreseeable future. Instead Atlantic Southern anticipates that all of its earnings, if any, will be used for working capital, to support its operations and to finance the growth and development of the business. Any future determination relating to dividend policy will be made at the discretion of Atlantic Southern’s board of directors, and will depend on a number of factors, including, their future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that their board of directors deems relevant.

Incorporation of Documents by Reference

The SEC allows Atlantic Southern to “incorporate by reference” the information it files with the SEC. This permits Atlantic Southern to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Atlantic Southern has filed or will file with the SEC are incorporated by reference in this proxy statement-prospectus:

•       its Annual Report on Form 10-K for the year ended December 31, 2005;

•       its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006, and September 30, 2006;

•       its Current Reports on Form 8-K filed on January 19, March 15, April 20, June 12, July 14, July 28, September 12, September 19, October 19, and December 18, 2006;

•       the description of Atlantic Southern common stock set forth in Atlantic Southern’s registration statement on Form S-1 under the Securities Act, dated May 5, 2006; and

•       all documents filed by Atlantic Southern with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the FCB shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of FCB common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Atlantic Southern will provide it to you without charge.

If you would like to receive any of this information, please call or write Atlantic Southern at:

Atlantic Southern Financial Group, Inc.
Attn:  Chief Financial Officer
4077 Forsyth Road
Macon, Georgia  30210
Telephone:  (478) 757-8181

You should make your request before January 22, 2007 in order to receive the information prior to the meeting.

INFORMATION ABOUT FCB

General

FCB was organized in November 1997 and commenced its general banking operations in June 1998, providing services primarily to small- to mid-sized businesses and individuals in Bibb, Crawford, and Peach Counties, Georgia.

As of September 30, 2006, FCB had total assets of approximately $72 million, total deposits of approximately $59 million, shareholders’ equity of approximately $8 million and approximately $52 million in loans.

Business and Properties

FCB’s main office is located at 300 N. Dugger Ave., Roberta, Georgia 31098. In addition, FCB operates two additional branches in Lizella and Byron, Georgia, which were opened in 1998 and 2001, respectively.

FCB is a full-service commercial bank. With an emphasis on responsive and customized service, FCB offers a variety of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. FCB focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As FCB is familiar with its customers, FCB believes it responds to their credit requests more quickly and is more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

FCB’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

The bank offers the banking products and services to its customers set forth below.

Lending Services

Lending Policy.   FCB seeks creditworthy borrowers within a limited geographic area. Its primary lending function is to make real estate loans, particularly construction loans for new residential and commercial properties. FCB also makes consumer loans to individuals and to small- and medium-sized businesses. FCB’s current loan portfolio is as follows:

Loan Category	Ratio
Real estate lending	78%
Commercial lending	15%
Consumer lending	7%

Loan Approval and Review.   FCB’s loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds an individual officer’s lending authority, an officer with a higher lending limit or the Loan Committee determines whether to approve the loan request.

Lending Limits.   FCB’s lending activities are subject to a variety of lending limits imposed by law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits increase or decrease as the bank’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks.   The principal economic risk associated with each category of the loans that FCB makes is the creditworthiness of the borrower. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. General factors affecting a commercial borrower’s ability to repay include interest, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a borrower’s customers, suppliers and employees.

Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.

Other larger banks in Bibb, Crawford and Peach Counties make proportionately more loans to medium- to large-sized businesses than FCB does. Many of the commercial loans that FCB makes are to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans.   FCB’s loan portfolio consists primarily of commercial real estate loans, construction and development loans and residential real estate loans primarily in and around Bibb, Crawford and Peach Counties. These loans include certain commercial loans where the bank takes a supplemental interest in real estate, but not as principal collateral. Home equity loans and lines of credit are classified as consumer loans.

FCB’s residential real estate loans consist of first mortgage products and construction loans. FCB offers fixed and variable rates on its mortgages with the amortization of the loan generally not exceeding 30 years and the rates generally not being fixed or “booked” for a period over 60 months. These loans are made in accordance with FCB’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not exceeding 95%. FCB believes that these loan-to-value ratios are sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 60 months. FCB generally charges an origination fee. FCB attempts to reduce credit risk on its commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service greater than or equal to 120% of the debt service requirement. In addition, FCB generally requires personal guarantees from the principal owners of the property supported by a review conducted by bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. FCB attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

To a lesser extent, FCB makes construction and development loans on either a pre-sold or speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. If FCB makes these loans, they generally have a term of nine to 12 months and interest is paid monthly or quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically does not exceed 80%. Any speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser.

Risks associated with construction loans include fluctuations in the value of real estate, interest rates, construction costs and new job creation and household formation trends.

Commercial Loans.   Loans for commercial purposes, made to a variety of businesses, are one of the components of our loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any.

FCB typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Generally, the financed equipment secures equipment loans, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. FCB believes that these loan-to-value ratios are sufficient to compensate for fluctuations in the market value of the equipment and will help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans.   FCB makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit.

Deposit Services

FCB also seeks to establish core deposits, including checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts. The primary sources of core deposits are residents of, and businesses and their employees located in, FCB’s primary market area. FCB also obtain deposits through personal solicitation by the bank’s officers and directors, direct mail solicitations, and advertisements published in the local media. FCB makes deposit services accessible to customers by offering direct deposit, wire transfer, internet banking, night depository, and banking by mail.

Other Banking Services

Given client demand for increased convenience and account access, FCB offers a range of products and services, including 24-hour telephone banking, direct deposit, traveler’s checks, and automatic account transfers. FCB also participates in a shared network of automated teller machines and a debit card system that the bank’s customers may use throughout Georgia and in other states.

Competition

FCB competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. The bank promotes the economic development of Bibb, Crawford, and Peach Counties, Georgia and the cities of Roberta, Lizella and Byron. FCB serves a market area consisting primarily of Bibb, Crawford, and Peach Counties and the central Georgia area. Bibb, Crawford, and Peach Counties cover approximately 250, 325, and 151 square miles, respectively, in central Georgia.

FCB encounters competition in its market area from nine other commercial banks with 48 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, FCB also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of FCB’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of FCB’s competitors have been in business for a long time and have an established customer base and name recognition. FCB’s competitors include larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Capital City Bank, Colonial Bank, Security Bank, and BB&T. Further, the bank faces competition from other community banks such as Atlantic Southern Bank in Macon and Citizens Bank in Fort Valley, which also feature a high level of personalized customer service. In addition, several of FCB’s competitors are not depository institutions, thus generally not subject to the extensive regulations that apply to the bank. However, FCB believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in Bibb, Crawford, and Peach Counties.

Employees

FCB currently employs 28 persons on a full-time or part-time basis.

Legal Proceedings

From time to time, FCB is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, FCB is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the bank.

Share Ownership of Principal Shareholders, Management and Directors of FCB

The following table sets forth information with respect to the beneficial ownership, as of December 22, 2006, of shares of FCB common stock by (i) each person known by FCB to be the beneficial owner of more than 5% of FCB’s issued and outstanding common stock (ii) each of FCB’s directors and executive officers and (iii) all directors and executive officers as a group. Except as noted below, FCB believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Number of Shares(1)	Number of Options or Warrants Exercisable within 60 Days(2)	Percent of Total Outstanding
Kenneth T. Smith(3)	44,703	0	6.26%
Clint B. Brannen, Jr.	1,000	0	*
Otha C. Dent	39,337	0	5.51%
Virginia C. Green	42,568	0	5.96%
Michael C. Griffin	16,922	0	2.37%
Douglas R. Harper	10,000	25,000	4.74	%(4)
Tamara M. Hawkins	13,608	0	1.91%
James H. Owenby, Sr.	43,875	0	6.15%
Blanton Redding	750	0	*
Michael L. Watson	26,721	0	3.74%
Charles Westberry	29,528	0	4.14%
All directors and executive officers as a group (10 persons)(5)	224,309	25,000	31.4	%(6)

*                    Represents beneficial ownership of less than 1%.

(1)          The information set forth in this table with respect to FCB’s common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange

Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options and warrants which are exercisable within 60 days of the date hereof. The percentages are based upon 713,846 shares outstanding.

(2)          As a result of the merger, all outstanding options will vest prior to closing.

(3)          Mr. Kenneth Smith resigned from his position as chairman of the board and director on Friday, December 22, 2006. Although Mr. Smith resigned from the board of directors, he continues to support the merger with Atlantic Southern.

(4)          The percentage for Mr. Harper who holds presently exercisable options is based upon the sum of 713,846 shares plus 25,000 shares that Mr. Harper would acquire through the exercise of his stock options for a total of 738,846 shares of FCB common stock.

(5)          Includes all listed persons except Mr. Kenneth Smith who is neither a director nor executive officer of FCB.

(6)          For the directors and executive officers as a group, this percentage is determined by assuming that Mr. Harper exercised his options and that the total number of shares of common stock outstanding is 738,846.

Market Prices and Dividends Declared on FCB Common Stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “FCGA”. Although our common stock is quoted on the OTC Bulletin Board, there has been limited trading, at widely varying prices, and trading to date has not created an active market for our common stock. Thus, the prices at which trades occurred may not be representative of the actual value of our common stock. On a number of days during this period, there were no trades at all in our common stock.

The following table sets forth the high and low bid information for each quarter of the last two full fiscal years of 2004 and 2005 and for each of the last three quarters of 2006, as provided by the Nasdaq Stock Markets, Inc. The prices listed below are quotations, which reflect inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low
2006
Fourth Quarter (through December 22, 2006)	$23.50	$22.30
Third Quarter	23.30	13.90
Second Quarter	14.75	13.65
First Quarter	17.25	14.15
2005
Fourth Quarter	$15.53	$13.00
Third Quarter	18.65	13.25
Second Quarter	15.75	11.75
First Quarter	26.00	10.75
2004
Fourth Quarter	$12.00	$11.00
Third Quarter	12.50	11.00
Second Quarter	11.00	10.54
First Quarter*	10.54	10.54

*                    There were no trades reported in the first quarter of 2004.

On March 1, 2005 and March 1, 2006, FCB distributed a $0.25 and $0.30, respectively, annual dividend to its shareholders.

Audited Financial Statements for Year Ended December 31, 2005

March 29, 2006

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Community Bank of Georgia

We have audited the accompanying balance sheets of First Community Bank of Georgia as of December 31, 2005 and 2004 and the related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Community Bank of Georgia as of December 31, 2005 and 2004 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

FIRST COMMUNITY BANK OF GEORGIA
BALANCE SHEETS

ASSETS

	December 31
	2005	2004
Cash and Cash Equivalents
Cash and Due from Banks	$2,433,434	$1,529,463
Federal Funds Sold and Resell Agreements	385,000	2,189,000
	2,818,434	3,718,463
Interest-Bearing Deposits with Other Banks	495,171	672,546
Investment Securities Available for Sale, at Fair Value	11,092,433	9,803,817
Federal Home Loan Bank Stock, at Cost	294,300	229,400
Loans	51,239,230	46,129,777
Allowance for Loan Losses	(699,229)	(710,478)
	50,540,001	45,419,299
Premises and Equipment	2,208,519	2,273,770
Other Real Estate Owned	—	50,000
Other Assets	752,155	562,479
Total Assets	$68,201,013	$62,729,774

The accompanying notes are an integral part of these balance sheets.

FIRST COMMUNITY BANK OF GEORGIA
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31
	2005	2004
Deposits
Noninterest-Bearing	$11,811,686	$10,364,028
Interest-Bearing	44,939,919	42,794,551
	56,751,605	53,158,579
Borrowings	3,750,000	2,500,000
Other Liabilities	384,618	273,761
Commitments and Contingencies
Stockholders’ Equity
Common Stock, Par Value $4 a Share; Authorized 2,000,000 Shares, Issued 713,846 Shares as of December 31, 2005 and 2004	2,855,384	2,855,384
Surplus	2,819,795	2,819,795
Undivided Profits	1,775,431	1,123,919
Accumulated Other Comprehensive Loss	(135,820)	(1,664)
	7,314,790	6,797,434
Total Liabilities and Stockholders’ Equity	$68,201,013	$62,729,774

The accompanying notes are an integral part of these balance sheets.

FIRST COMMUNITY BANK OF GEORGIA
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Interest Income
Loans, Including Fees	$3,621,125	$3,023,077	$3,119,477
Federal Funds Sold	75,505	19,720	25,890
Deposits with Other Banks	15,080	21,418	30,302
Investment Securities
Taxable	264,379	163,289	184,646
Tax-Exempt	129,233	99,720	44,642
	4,105,322	3,327,224	3,406,957
Interest Expense
Deposits	1,102,409	798,411	949,359
Other	105,152	10,412	—
	1,207,561	808,823	949,359
Net Interest Income	2,897,761	2,518,401	2,457,598
Provision for Loan Losses	60,000	112,500	240,000
Net Interest Income After Provision for Loan Losses	2,837,761	2,405,901	2,217,598
Noninterest Income
Service Charges on Deposits	420,744	453,067	502,114
Other Service Charges, Commissions and Fees	23,601	21,024	22,032
Securities Gains (Losses)	7,439	(68)	4,307
ATM Income	114,390	97,471	82,152
Other	104,555	105,026	128,476
	670,729	676,520	739,081
Noninterest Expenses
Salaries and Employee Benefits	1,241,809	1,243,358	1,243,456
Occupancy and Equipment	297,673	314,166	331,723
Stationery and Supplies	76,798	55,352	65,848
Data Processing	203,830	207,277	204,969
ATM	65,518	76,040	63,341
Legal and Professional Fees	86,251	57,133	53,942
Other	314,415	318,978	356,685
	2,286,294	2,272,304	2,319,964
Income Before Income Taxes	1,222,196	810,117	636,715
Income Taxes	392,222	228,125	195,358
Net Income	$829,974	$581,992	$441,357
Basic Earnings Per Share	$1.16	$0.82	$0.62
Diluted Earnings Per Share	$1.15	$0.81	$0.61

The accompanying notes are an integral part of these statements.

FIRST COMMUNITY BANK OF GEORGIA
STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Net Income	$829,974	$581,992	$441,357
Other Comprehensive Income, Net of Tax
Gains ((Losses) on Securities Arising During the Year	(129,246)	33,344	(77,571)
Reclassification Adjustment	(4,910)	45	(2,843)
Unrealized Gains (Losses) on Securities	(134,156)	33,389	(80,414)
Comprehensive Income	$695,818	$615,381	$360,943

The accompanying notes are an integral part of these statements.

FIRST COMMUNITY BANK OF GEORGIA
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	$2,855,384	$2,819,795	$100,570	$45,361	$5,821,110
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $41,425				(80,414)	(80,414)
Net Income			441,357		441,357
Balance, December 31, 1003	2,855,384	2,819,795	541,927	(35,053)	6,182,053
Unrealized Gain on Securities Available for Sale, Net of Tax of $17,200				33,389	33,389
Net Income			581,992		581,992
Balance, December 31, 2004	2,855,384	2,819,795	1,123,919	(1,664)	6,797,434
Unrealized Loss on Securities Available for Sale, Net of Tax of $69,111				(134,156)	(134,156)
Net Income			829,974		829,974
Cash Dividends Declared ($.25 Per Share)			(178,462)		(178,462)
Balance, December 31, 2005	$2,855,384	$2,819,795	$1,775,431	$(135,820)	$7,314,790

The accompanying notes are an integral part of these statements.

FIRST COMMUNITY BANK OF GEORGIA
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2005	2004	2003
Cash Flows from Operating Activities
Net Income	$829,974	$581,992	$441,357
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	161,662	174,616	188,416
Amortization and Accretion on Investment Securities	31,264	48,304	111,456
Provision for Loan Losses	60,000	112,500	240,000
Securities (Gains) Losses	(7,439)	68	(4,307)
(Gain) Loss on Sale of Other Real Estate	(4,601)	2,416	(16,915)
(Gain) Loss on Sale of Premises and Equipment	—	(500)	354
Deferred Income Taxes	7,336	(8,898)	(22,835)
Change In
Interest Receivable	(94,756)	(76,477)	68,249
Interest Payable	54,523	(29,812)	(282,713)
Other	29,995	(11,163)	136,574
	1,067,958	793,046	859,636
Cash Flows from Investing Activities
Interest-Bearing Deposits With Other Banks	177,375	216,454	1,083,000
Investment Securities Available for Sale
Sales	960,400	564,900	798,524
Purchases	(3,689,860)	(4,781,654)	(7,887,327)
Maturities, Calls and Paydowns	1,213,752	1,747,171	5,158,143
(Purchases) Redemptions of Federal Home Loan Bank Stock	(64,900)	(160,400)	195,600
Loans to Customers, Net	(5,307,507)	(3,508,742)	843,073
Sales of Other Real Estate	174,601	162,584	127,404
Proceeds from Disposal of Premises and Equipment	—	500	1,145
Purchase of Premises and Equipment	(96,411)	(51,333)	(43,807)
	(6,632,550)	(5,810,520)	275,755
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	2,145,368	2,515,645	(1,917,338)
Noninterest-Bearing Customer Deposits	1,447,657	(1,312,308)	(180,765)
Borrowings	1,250,000	2,500,000	—
Cash Dividends Paid	(178,462)	—
	4,664,563	3,703,337	(2,098,103)
Net Decrease in Cash and Cash Equivalents	(900,029)	(1,314,137)	(962,712)
Cash and Cash Equivalents, Beginning	3,718,463	5,032,600	5,995,312
Cash and Cash Equivalents, Ending	$2,818,434	$3,718,463	$5,032,600

The accompanying notes are an integral part of these statements.

FIRST COMMUNITY BANK OF GEORGIA
NOTES TO FINANCIAL STATEMENTS

(1)          Summary of Significant Accounting Policies

Nature of Operations

First Community Bank of Georgia (FCB) is a state-chartered commercial bank with its main office located in Roberta, Georgia. FCB received approval from the Georgia Department of Banking and Finance on October 6, 1997 and began banking operations on June 15, 1998. FCB provides a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch offices.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Reclassifications

In certain instances, amounts reported in prior years’ financial statements have been reclassified to conform to statement presentations selected for 2005. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management’s opinion, although FCB has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of FCB is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on FCB’s results of operations and financial condition. The operating results of FCB depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Interest-Bearing Deposits With Other Banks

Interest-bearing deposits with other banks are carried at cost.

Securities Purchased Under Agreements to Resell

FCB enters into purchases of securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 2005 and 2004 consist of U.S. Government Agency securities.

The amounts advanced under these agreements are reflected as assets on the balance sheets. It is FCB’s policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify FCB’s rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are delivered by appropriate entry into FCB’s account maintained at a third-party custodian’s account designated by FCB under a written custodial agreement that explicitly recognizes FCB’s interest in the securities. At December 31, 2005, these agreements matured within 90 days and no material amount of agreements to resell securities purchased was outstanding with any individual dealer.

Investment Securities

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby FCB may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which FCB has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2005 and 2004, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income (loss), a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of FCB to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans

FCB grants mortgage, commercial and consumer loans to customers. A substantial portion of FCB’s loan portfolio is represented by mortgage loans throughout Georgia. The ability of FCB’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that FCB has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of any unearned interest and fees. Interest income on loans is recognized using the effective interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that FCB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, FCB has entered into commitments to extend credit, including standby letters of credit. Such commitments are recorded when they ate funded.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	39	Straight-Line
Furniture and Equipment	5-39	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Other Real Estate

Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Stock Compensation Plan

In October 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 established a “fair value” based method of accounting for stock-based compensation plan and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. FCB continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

	2005	2004
Net Income
As Reported	$829,974	$581,992
Proforma	$882,794	$574,812
Basic Earnings Per Share
As Reported	$1.16	$.82
Proforma	$1.15	$.81
Diluted Earnings Per Share
As Reported	$1.15	$.81
Proforma	$1.14	$.80

Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by FCB relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2005	2004	2003
Net Income Applicable to Common Stock	$829,974	$581,992	$441,357
Average Number of Common Shares Outstanding	713,846	713,846	713,846
Effect of Dilutive Options	7,195	5,641	4,066
Average Number of Common Shares Outstanding Used to Calculate Diluted Earnings Per Common Share	721,041	719,487	717,912

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the statements of operations but as a separate component of the equity section of the balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary cash flow information:

	2005	2004	2003
Cash Paid During the Year for Interest	$1,135,837	$838,578	$1,232,071
Cash Paid for Income Taxes	$435,960	$227,031	$215,000

Noncash investing and financing activities:

	2005	2004	2003
Transfer of Loans to Other Real Estate	$120,000	$283,333	$90,489
Change in Unrealized Gain (Loss) on Securities Available for Sale	$(203,267)	$50,950	$(121,839)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) is a revision of FASB Statement No. 123, Accounting for Stock-Based compensation. SFAS No 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. SFAS No 123(R) eliminates the alternative to use APB Opinion No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. Under APB Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. SFAS No. 123(R) requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123(R) is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period of the registrant’s first fiscal year that begins after December 15, 2005. The Company currently accounts for its stock-based compensation using the intrinsic method as defined in APB Opinion No. 23 and, accordingly, has not recognized any expense for its stock option plans in its financial statements. SFAS No. 123(R) is effective for interim or annual periods for the Company’s first fiscal year beginning after December 15, 2005 and will not have a material impact on the Company’s financial condition or results of operations.

(2)          Cash and Balances Due from Banks

Components of cash and balances due from banks are as follows as of December 31:

	2005	2004
Cash on Hand and Cash Items	$1,076,838	$743,508
Noninterest-Bearing Deposits with Other Banks	1,356,596	785,955
	$2,433,434	$1,529,463

As of December 31, 2005, FCB had no required deposits with the Federal Reserve.

(3)          Investment Securities

Investment securities available for sale as of December 31 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
Mortgaged Backed	$2,907,943	$3,251	$(68,251)	$2,842,943
Federal Agencies	3,130,786	—	(38,375)	3,092,411
Municipals	5,009,482	12,907	(82,299)	4,933,090
FHLMC Preferred Stock	250,009	—	(26,020)	223,989
	$11,298,220	$16,158	$(221,945)	$11,092,433
2004
Mortgage Backed	$2,861,359	$6,890	$(3,290)	$2,864,959
Federal Agencies	2,798,567	3,876	(10,487)	2,791,956
Municipals	2,944,074	27,009	(24,828)	2,946,255
FHLMC Preferred Stock	250,009	—	(15,022)	234,987
Trust Preferred Certificates	952,330	13,330	—	965,660
	$9,806,339	$51,105	$(53,627)	$9,803,817

The amortized cost and fair value of investment securities available for sale as of December 31, 2005, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due Less Than One Year	$1,298,522	$1,284,750
Due After One Year Through Five Years	2,099,788	2,068,201
Due After Five Years Through Ten Years	1,250,519	1,231,619
Due After Ten Years	3,491,439	3,440,931
	8,140,268	8,025,501
Mortgage Backed	2,907,943	2,842,943
FHLMC Preferred Stock	250,009	223,989
	$11,298,220	$11,092,433

Proceeds from sales of investments in debt securities were $960,400, $564,900 and $798,524 in 2005, 2004 and 2003, respectively. Gross realized gains relating to these sales were $8,327, $628 and $6,014 in

2005, 2004 and 2003, respectively. Gross realized losses relating to these sales were $0, $1,192 and $0 in 2005, 2004 and 2003, respectively.

Investment securities having a carrying value approximately $4,468,000 and $4,218,000 as of December 31, 2005 and 2004 were pledged to secure public deposits.

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2005
Federal Agencies	$1,563,051	$(19,500)	$1,529,359	$(18,875)	$3,092,410	$(38,375)
Mortgage Backed	590,329	(935)	2,158,131	(67,316)	2,748,460	(68,251)
Municipals	2,215,292	(55,386)	1,723,498	(33,913)	3,938,790	(89,299)
FHLMC Preferred	—	—	223,989	(26,020)	223,989	(26,020)
	$4,368,672	$(75,821)	$5,634,977	$(146,124)	$10,003,649	$(221,945)
December 31, 2004
Federal Agencies	$1,490,398	$(10,487)	$—	$—	$1,490,398	$(10,487)
Mortgaged Backed	2,639,680	(3,290)	—	—	2,639,680	(3,290)
Municipals	532,288	(1,308)	1,223,617	(23,520)	1,755,905	(24,828)
FHLMC Preferred	234,987	(15,022	—	—	234,987	(15,022)
	$4,897,353	$(30,107)	$1,223,617	$(23,520)	$6,120,970	$(53,627)

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequent when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair market value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of FCB to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, thirty-one debt securities have unrealized losses with aggregate depreciation of 2.0 percent from FCB’s amortized cost basis. These securities are guaranteed by either federal agencies or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

At December 31, 2005, one marketable equity security guaranteed by the Federal Home Loan Mortgage Corporation has an unrealized loss with depreciation of 10.4 percent from FCB’s cost basis. This unrealized loss has existed for less than six months and relates principally to current interest rates. No credit issues have been identified that cause management to believe the decline in market value is other than temporary.

(4)          Loans

The composition of loans as of December 31 are:

	2005	2004
Loans Secured by Real Estate
Construction and Land Development	$8,770,884	$6,160,656
Secured by Farmland (Including Farm Residential and Other Improvements)	1,852,758	2,552,613
Secured by 1-4 Family Residential Properties	10,541,447	10,864,011
Secured by Multifamily (5 or More) Residential Properties	1,124,431	830,940
Secured by Nonfarm Nonresidential Properties	17,287,095	15,583,640
Commercial and Industrial Loans (U.S. Addressees)	7,666,672	6,047,007
Loans to Individuals for Household, Family and Other Personal Expenditures	3,995,943	4,090,910
	$51,239,230	$46,129,777

	2005	2004
Loans by interest rate types are:
Fixed Rate	$25,367,043	$23,737,384
Variable Rate	25,872,187	22,392,393
	$51,239,230	$46,129,777

At December 31, 2005 and 2004, the total recorded investment in loans on nonaccrual status totaled $110,780 and $664, respectively. FCB did not have a recorded investment in impaired loans or loans past due 90 days or more and still accruing interest as of December 31, 2005 and 2004.

Foregone interest on nonaccrual loans approximates $3,600 in 2005, $5,600 in 2004 and $3,200 in 2003.

(5)          Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

	2005	2004	2003
Balance, Beginning	$710,478	$681,281	$600,702
Provision Charged to Operating Expenses	60,000	112,500	240,000
Loans Charged Off	(140,788)	(156,147)	(195,688)
Loan Recoveries	69,539	72,844	36,267
Balance, Ending	$699,229	$710,478	$681,281

(6)          Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2005	2004
Land	$419,587	$419,587
Buildings and Improvements	1,847,075	1,847,075
Furniture, Fixtures and Equipment	1,095,241	998,830
	3,361,903	3,265,492
Accumulated Depreciation
	(1,153,384)	(991,722)
	$2,208,519	$2,273,770

Depreciation charged to operations totaled $161,662, $174,616 and $188,416 in 2005, 2004 and 2003, respectively.

FCB owns land and a building not utilized in its operations. As of December 31, 2005 and 2004, the costs related to this idle asset totaled $306,580.

(7)          Income Taxes

FCB records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

	2005	2004	2003
Current Federal Expense	$341,519	$232,908	$218,193
Deferred Federal	7,336	(8,898)	(22,835)
	348,855	224,010	195,358
Current State Expense	43,367	4,115	—
	$392,222	$228,125	$195,358

The federal income tax expense of $348,855, $224,010 and $195,358 in 2005, 2004 and 2003, respectively, is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

	2005	2004	2003
Statutory Federal Income Taxes	$415,547	$275,440	$216,483
Meal and Entertainment Disallowance	1,123	870	974
Social Club Dues Disallowance	1,082	884	1,494
Tax-Exempt Interest	(57,300)	(53,372)	(23,219)
Interest Expense Disallowance	5,651	4,094	2,391
State Taxes	(14,190)	—	—
Dividends Received Deduction	(3,192)	(3,201)	(3,192)
Other	134	(705)	427
Actual Federal Income Taxes	$348,855	$224,010	$195,358

The components of the net deferred taxes as of December 31 are as follows:

	2005	2004
Deferred Tax Assets
Allowance for Loan Losses	$189,932	$177,776
Other	8,942	8,941
	198,874	186,717
Deferred Tax Liabilities
Accumulated Depreciation of Premises and Equipment	(80,782)	(63,273)
Unmatured Accretion of Investment Securities	(2,741)	(759)
	(83,523)	(64,032)
	115,351	122,685
Net Deferred Tax on Unrealized Gains (Losses) on Investment Securities Available for Sale	69,968	857
Net Deferred Tax Assets	$185,319	$123,542

(8)          Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $23,567 and $8,859 as of December 31, 2005 and 2004, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2005	2004
Interest-Bearing Demand	$9,934,156	$10,584,579
Savings	4,426,231	4,672,950
Time, $100,000 and Over	7,023,260	11,298,297
Other Time	23,556,272	16,238,725
	$44,939,919	$42,794,551

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $4,691,000 and $8,133,000 as of December 31, 2005 and 2004, respectively.

As of December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2006	$20,908,752
2007	6,224,385
2008	1,669,214
2009	1,243,455
2010 and Thereafter	533,726
$30,579,532

(9)          Borrowings

Borrowed funds, in the form of Federal Home Loan Bank advances, totaled $3,750,000 and $2,500,000 as of December 31, 2005 and 2004, respectively. These advances are secured by a blanket lien on FCB’s one to four family residential loans and as of December 31, 2005 bear interest at rates ranging from 3.19 percent to 4.47 percent. The advances mature in 2006.

FCB had a line of credit available at December 31, 2005 in the amount of $2,100,000 with a correspondent bank, which represents available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2005.

(10)   Employee Benefits

First Community Bank has a 401(k) profit sharing plan and trust effective as of November 1, 1999. Employees are eligible to participate on their date of employment. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. For the year ended December 31, 2005, expense attributable to the Plan totaled $1,598. FCB elected not to contribute to the plan in 2004 and 2003 and, accordingly, no expense was incurred.

(11)   Commitments and Contingencies

FCB, in the normal course of business, is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments primarily include unfulfilled loan commitments arid standby letters of credit. FCB’s exposure to credit loss in the event of nonperformance by the counter party to the financial instrument for unfulfilled loan commitments and standby letters of credit is represented by the contractual notional amount of those instruments. FCB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet transactions.

Unfulfilled loan commitments are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Historically, many commitments expire without being drawn upon; therefore, the following total commitment amounts are not necessarily indicative of future funding requirements. Unfulfilled loan commitments as of December 31, 2005 and 2004 approximated $5,845,000 and $6,232,000, respectively.

Standby letters of credit are conditionally commitments issued by FCB to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers, and letters of credit are collateralized when deemed necessary. FCB has commitments under standby letters of credit to U.S. addresses of $172,490 as of December 31, 2005 and $123,500 as of December 31, 2004.

FCB guarantees customer credit card accounts issued under another institution’s credit card program. If an account is closed with a balance due, FCB guarantees 110 percent of the customer’s credit limit. As of December 31, 2005 and 2004, guarantees totaled $33,880 and $39,380, respectively.

(12)   Stock Options

On July 15, 2002, FCB granted 25,000 incentive stock options to its Chief Executive Officer to purchase shares of FCB’s common stock at an amount approximating the fair market value on the date of the grant. Options totaling 4,167 were vested and exercisable on the grant date with the additional options becoming vested on the first through fifth anniversaries of the grant date. The options expire 10 years from the date of the grant. The exercise price of the options is $8.80 per share.

The Black-Scholes option-pricing model was utilized to estimate the fair value of the options at the grant date using the following significant assumptions: expected dividend yield of less than 1 percent, expected life of 5 years, risk-free interest rate of 3 percent, and expected volatility of less than 1 percent.

(13)   Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of FCB was $1,156,617 and $1,746,058 as of December 31, 2005 and 2004, respectively. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter:

	2005	2004
Balance, Beginning	$1,746,058	$2,853,077
New Loans	2,521,291	1,997,646
Repayments	(3,110,732)	(3,104,665)
Balance, Ending	$1,156,617	$1,746,058

(14)   Fair Value of Financial Instruments

SFAS No, 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of First Community Bank’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of FCB, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by FCB since purchase, origination or issuance.

Cash and Short-Term Investments—For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale—Fair values for investment securities are based on quoted market prices.

Federal Home Loan Bank Stock—The fair value of Federal Hone Loan Bank Stock approximates carrying value.

Loans—The fair market value of fixed rate loans is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings—The fair value of FCB’s borrowings is estimated using discounted cash flow analyses based on FCB’s current incremental borrowing rues for similar types of borrowing arrangements.

Standby Letters of Credit, Unfulfilled Loan Commitments and Guarantees of Customer Credit Cards—Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of FCB’s financial instruments as of December 31 are presented hereafter:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Assets
Cash and Short-Term Investments	$3,314	$3,314	$4,391	$4,391
Investment Securities Available for Sale	11,092	11,092	9,804	9,804
Federal Home Loan Bank Stock	294	294	229	229
Loans	51,239	50,784	46,130	46,189
Liabilities
Deposits	56,752	56,193	53,159	52,624
Borrowings	3,750	3,699	2,500	2,485
Unrecognized Financial Instruments
Standby Letters of Credit	—	172	—	124
Unfulfilled Loan Commitments	—	5,845	—	6,232
Guarantees of Customer Credit Cards	—	34	—	39

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of FCB’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(15)   Regulatory Capital Matters

The amount of dividends payable by FCB is limited by various banking regulatory agencies. The amount of cash dividends available for payment in 2006, without prior approval from the banking regulatory agencies, approximates $415,000. Upon approval by regulatory authorities, FCB may pay cash dividends in excess of regulatory limitations.

FCB is subject to various regulatory capital requirements administered by the federal banking. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FCB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Rank must meet specific capital guidelines that involve quantitative measures of FCB’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. FCB’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require FCB to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2005, FCB meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s classification.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2005
Total Capital to Risk-Weighted Assets	$8,089	15.23	$4,249	8.00%	$5,311	10.00%
Tier I Capital to Risk-Weighted Assets	7,425	13.98	2,214	4.00	3,187	6.00
Tier I Capital to Average Assets	7,425	11.06	2,685	4.00	3,357	5.00
December 31, 2004
Total Capital to Risk-Weighted Assets	7,406	15.02	3,945	8.00	4,931	10.00
Tier I Capital to Risk-Weighted Assets	6,789	13.77	1,972	4.00	2,958	6.00
Tier I Capital to Average Assets	6,789	10.99	2,471	4.00	3,089	5.00

Management’s Discussion and Analysis of Results of Operation and Financial Condition for the Years Ended December 31, 2005, 2004, and 2003.

Summary

The following discussion reviews the results of operations and assesses the financial condition of First Community Bank of Georgia (FCB) located in Roberta, Georgia for each period of operation during the three years ended December 31, 2005. The discussion should be read in conjunction with FCB’s financial statements and accompanying notes.

FCB is a state-chartered, full-service commercial bank specializing in the banking needs of individuals and small-to-medium sized businesses and professional concerns. FCB was formed in 1997 and commenced banking operations on June 14, 1998.

FCB operates three full-service offices in Roberta, Lizella and Byron, Georgia. FCB offers personal and business checking accounts, senior checking accounts, interest-bearing accounts, savings accounts, money market funds and various types of certificates of deposits. FCB also offers installment loans, real estate loans, construction loans, second mortgage loans, commercial and Small Business Association loans, agricultural loans and home equity lines of credit. It acts as an issuing agent for U.S. Savings Bonds, cashier’s checks, credit cards, bank by mail, direct deposit of payroll and social security cheeks and wire transfer facilities. FCB has drive-in teller facilities, automatic teller machines offering 24-hour transactions, safe deposit boxes, night depository facilities, telephone banking and internet banking.

The following table illustrates selected key financial data of FCB for each year of operation:

SELECTED FINANCIAL DATA

	Years Ended December 31
	2005	2004	2003
	($ In Thousands)
Interest Income	$4,105	$3,327	$3,406
Interest Expense	1,207	809	949
Net Interest Income	2,898	2,518	2,457
Provision for Loan Losses	60	113	240
Other Income	670	677	739
Other Expense	2,286	2,272	2,320
Income Before Tax	1,222	810	636
Income Taxes	392	228	195
Net Income	$830	$582	$441
PER SHARE
Earnings per Common Share
Basic	$1.16	$.82	$.62
Diluted	1.15	.81	.61
Cash Dividends Paid	.25	—	—
Weighted Average Shares	713,846	713,846	713,846
Weighted Average Common Shares and Common Equivalent Shares Outstanding	721,041	719,487	717,912
RATIOS
Return on Average Assets	1.27%	.97%	.77%
Return on Average Equity	11.91%	8.98%	7.37%
Divided Payout Ratio	21.50%	—	—
Average Equity to Average Assets	10.64%	10.84%	10.41%
Net Interest Margin (TE)	4.85%	4.67%	4.67%
BALANCE SHEET
(At End of Period)
Assets	$68,201	$62,730	$58,422
Investments	11,882	10,706	8,290
Loans	51,239	46,130	42,919
Allowance for Loan Losses	699	710	681
Deposits	56,752	53,159	51,955
Borrowed Funds	3,750	2,500	—
Stockholder’s Equity	$7,315	$6,797	$6,182
Shares Outstanding	713,846	713,846	713,846

RESULTS OF OPERATIONS

FCB reported net income in 2005 of $829,974, or $1.16 diluted earnings per share, compared to $581,992 or $.81 per share, in 2004 and $441,357, or $.61 per share, in 2003. Net income in 2005 benefited from higher net interest income as well as lower loan loss provisions. Total assets were $68.2 million at December 31, 2005 up $5.5 million, or 8.7 percent, from $62.7 million at December 31, 2004. FCB’s investment portfolio increased 11.0 percent during 2005 to $11.9 million, from $10.7 million at December 31, 2004. Total loans grew 11.1 percent to $51.2 million at December 31, 2005, from $46.1 million at December 31, 2004. Total deposits grew 6.8 percent to $56.8 million at December 31, 2005, from

$53.2 million at December 31, 2004. During 2005 FCB increased its borrowing from the Federal Home Loan Bank to $3.75 million, from $2.50 million at December 31, 2004. This increase in borrowings is reflected in both investment securities and loans.

The following tables present condensed average balance sheets for the periods indicated, and the percentages of each of these categories of total average assets for each period.

AVERAGE BALANCE SHEETS

	Years Ended December 31
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
	($ In Thousands)
ASSETS
Cash and Due From Banks	$1,810	2.8%	$1,867	3.1%	$1,727	3.0%
Time Deposits-Other Banks	417	0.6%	792	1.3%	738	1.3%
Federal Funds Sold	2,444	3.7%	1,610	2.7%	2,454	4.3%
Investment Securities	10,467	16.0%	7,674	12.8%	7,500	13.0%
Market Adjustment-Securities	(84)	(0.1)%	(21)	(0.0)%	16	0.0%
Loans	48,215	73.6%	45,531	76.2%	42,669	74.2%
Allowance for Loan Losses	(708)	(1.1)%	(668)	(1.1)%	(614)	(1.1)%
Bank Premises and Equipment	2,258	3.4%	2,334	3.9%	2.483	4.3%
Other Assets	703	1.1%	651	1.1%	559	1.0%
TOTAL ASSETS	$65,522	100.0%	59,770	100.0%	57,532	100.0%
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-Bearing	$11,506	17.6%	$11,508	19.3%	$11,050	19.2%
Interest-Bearing	43,559	66.5%	41,161	68.9%	40,174	69.8%
Federal Funds Purchased	—	—	2	0.0%	—	—
Borrowed Funds	3,118	4.7%	355	0.6%	—	—
Other Liabilities	368	0.6%	266	0.4%	322	0.6%
Total Liabilities	58,551	89.4%	53,292	89.2%	51,546	89.6%
Common Stock	2,855	4.3%	2,855	4.8%	2,855	5.0%
Surplus	2,820	4.3%	2,820	4.7%	2,820	4.9%
Undivided Profits	1,352	2.1%	817	1.3%	300	0.5%
Unrealized Gain (Loss)-Securities	(56)	(0.1)%	(14)	0.0%	11	0.0%
Total Stockholders’ Equity	6,971	10.6%	6,478	10.8%	5,986	10.4%
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,522	100.0%	$59,770	100.0%	$57,532	100.0%

Loans

Loans represent the major interest-earning asset of FCB. In analyzing prospective loans, management assesses FCB’s objectives for both credit quality and interest rate pricing to determining if extension of the loan is appropriate and the assigned rate of interest is reasonable. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

Loan demand, within FCB’s market area, improved somewhat in 2005, as did economic conditions in general, contributing to the growth in FCB’s loan portfolio. Also contributing to loan growth was the purchase of loan participations from other financial institutions in middle Georgia.

Loans totaled $51.2 million at December 31, 2005 and represented 75.1 percent of total assets, compared to $46.1 million at December 31, 2004, an amount which represented 73.5 percent of total assets. Total loans represented 90.3 percent of deposits at December 31, 2005, compared to 86.8 percent at December 31, 2004. The average taxable equivalent yield of the loan portfolio generated by interest and fees amounted to 7.54 percent during 2005, compared to 6.69 percent during 2004. FCB’s reserve for loan losses represented 1.36 percent of total loans at December 31, 2005, compared to 1.54 percent at year end 2004.

The following table presents the amount of loans outstanding by category, both in dollars and in percentages of the total portfolio, at the end of the past three years.

LOANS BY TYPE

	December 31
	2005	2004	2003
	($ In Thousands)
Commercial, Financial and Agricultural	$33,321	$28,504	$25,436
Real Estate—Construction	3,381	2,816	3,075
Real Estate—Mortgage	10,541	10,719	10,404
Loans to Individuals	3,996	4,091	4,004
Total Loans	$51,239	$46,130	$42,919
Percentage of Total Portfolio
Commercial, Financial and Agricultural	65.0%	61.8%	59.3%
Real Estate—Construction	6.7	6.1	7.2
Real Estate—Mortgage	20.5	23.2	24.2
Loans to Individuals	7.8	8.9	9.3
Total Loans	100.0%	100.0%	100.0%

LOAN MATURITY DISTRIBUTION AND INTEREST SENSITIVITY

The following table provides information on the maturity distribution of selected categories of the loan portfolio and certain interest sensitivity data as of December 31, 2005.

	December 31, 2005
	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
	($ In Thousands)
Selected Loan Categories
Commercial, Financial and Agriculture	$21,465	$10,386	$1,470	$33,321
Real Estate Construction	2,694	687	—	3,381
Total	$24,159	$11,073	$1,470	$36,702

All loans have predetermined interest rates.

Investment Securities

The investment securities portfolio represents another significant interest-earning asset and consists of debt and equity securities classified as available for sale. These securities provide FCB with a source of liquidity and a stable source of income. The investment portfolio provides a resource to help balance interest rate risk and credit risk related to the loan portfolio.

The securities portfolio totaled $11.1 million, or 16.3 percent of total assets at December 31, 2005, compared to $9.8 million, or 15.6 percent at December 31, 2004. This increase can be attributed primarily to a 67 percent increase in tax-exempt state, county and municipal securities to $4.9 million at December 31, 2005, from $2.9 million at December 31, 2004.

The average taxable equivalent yield on investment securities, excluding the impact of SFAS No. 115 market value adjustments for unrealized gains and losses on securities available for sale, was 4.3 percent for 2005 compared to 4.18 percent for 2004. This increase in yield can be attributed primarily to the rise in short term interest rates which was occurred since June 30, 2004, and to the increase in FCB’s investment in tax-exempt securities during 2005. The investment securities portfolio represented 17.0 percent of average earning assets and 16.0 percent of average total assets during 2005, compared to 13.8 percent and 12.8 percent, respectively, in 2004.

On December 31, 2005 the major portfolio components, based on historical cost, included 44.3 percent in tax-exempt state, county and municipal securities, 27.7 percent in Federal Agency securities, and 25.7 percent in mortgage backed securities. On December 31, 2005, the market value of the investment portfolio represented 98.2 percent of book value, down from 99.9 percent at year end 2004. As of December 31, 2005, the investment portfolio had gross unrealized gains of $16,158 and gross unrealized losses of ($221,945), compared to gross unrealized gains of $51,105 and gross unrealized losses of ($53,627) at year-end 2004. In accordance with SFAS 115, stockholder’s equity included net unrealized losses of ($135,820) and ($1,664) recorded on the available for sale portfolio as of December 31, 2005 and 2004, respectively. FCB has no trading account and none is anticipated.

The following table summarizes the securities portfolios as of December 31, 2005, 2004, and 2003. All securities are classified as available for sale and are shown at fair value.

INVESTMENT SECURITIES

	December 31
	2005	2004	2003
	($ In Thousands)
Securities Available for Sale
Mortgage Backed Securities	$2,843	$2,865	$621
U.S. Government Agencies	3,092	2,792	2,783
State, County & Municipal Securities	4,933	2,946	2,949
Other Securities	224	1,201	979
Total	$11,092	$9,804	$7,332

The following tables illustrate the contractual maturities and weighted average yields of investment securities held at December 31, 2005. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. No prepayment assumptions have been estimated in the table. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the secured maturity of each security.

MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

	Investment Securities
	Carrying Value	Average Yield	Fair Value
	($ In Thousands)
Mortgage Backed Government Agencies
1 to 5 Years	$123	3.84%	$123
5 to 10 Years	60	5.63%	60
More Than 10 Years	2,660	4.02%	2,660
	2,843	4.61%	2,843
U.S. Government Agencies
Less Than 1 Year	1,284	2.68%	1,284
1 to 5 Years	1,808	4.07%	1,808
	3,092	3.50%	3,092
State, County & Municipal Securities
1 to 5 Years	260	3.60%	260
5 to 10 Years	1,232	4.90%	1,232
More Than 10 Years	3,441	5.31%	3,441
	4,933	5.11%	4,933
Other
More than 10 years	224	7.04%	224
Total Securities
Less Than 1 Year	1,284	2.68%	1,284
1 to 5 Years	2,191	4.00%	2,191
5 to 10 Years	1,292	4.93%	1,292
More Than 10 Years	6,325	5.08%	6,325
	$11,092	4.58%	$11,092

Other Assets

FCB holds additional earning assets in interest-bearing deposits with financial institutions, overnight Federal Funds Sold and Federal Home Loan Bank Stock. Interest-bearing deposits with financial institutions consist primarily of certificates of deposit with banks across the county. Interest rates range from 4.75 percent to 5.30 percent with an average rate of 5.08 percent and an average maturity of 1.89 years.

Federal Funds Sold and securities purchased under resell agreements totaled $385,000 as of December 31, 2005 compared to $2.2 million at the end of 2004. Federal Home Loan Bank stock totaled $294,300 as of December 31, 2005, compared to $229,400 at the end of 2004. Balances in nonearning assets are comprised of cash and correspondent bank balances, fixed assets, interest receivable on loans and investments and other miscellaneous assets. Nonearning assets represented 7.9 percent and 7.0 percent of total assets as of December 31, 2005 and 2004 respectively.

Deposits

Deposits are FCB’s primary liability and funding source and are comprised of noninterest-bearing checking accounts, interest-bearing checking and savings accounts and certificates of deposit. On December 31, 2005, total deposits were $56.8 million, up 6.8 percent from $53.2 million on December 31, 2004. Average interest-bearing deposits in 2005 were $43.6 million, up 5.8 percent from$41.2 million in 2004. The average cost of interest-bearing deposits rose to 2.53 percent during 2005, compared to

1.94 percent during 2004. This increase in cost can be attributed primarily to the rise in short-term interest rates which began in June of 2004. Average total deposits in 2005 were $55.1 million, up to 4.6 percent from $52.7 million in 2004. The increase in total deposits during 2005 as well as the increase in average deposits can be attributed primarily to increases in certificates of deposit.

During 2005, 20.9 percent of average deposits were held in noninterest-bearing checking accounts, 25.0 percent were held in lower cost interest-bearing transaction and savings accounts, and 54.1 percent were held in higher cost certificates of deposit. Comparable average deposit mix percentages during 2004 were 21.8 percent, 27.9 percent, and 50.3 percent, respectively. FCB’s total interest expense on deposits and borrowed funds as a percentage of average earning assets was 1.96 percent during 2005, up from 1.46 percent during 2004.

The following tables reflect average balances of deposit categories for the years 2005, 2004 and 2003.

AVERAGE DEPOSITS

	Years Ended December 31
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
	($ In Thousands)
Noninterest-Bearing Demand Deposits	$11,506	20.9%	$11,508	21.8%	$11,050	21.6%
Interest-Bearing Demand Deposits	3,238	5.9%	3,190	6.1%	3,027	5.9%
Money Market Accounts	5,716	10.4%	6,517	12.4%	6,546	2.8%
Savings Deposits	4,830	8.8%	4,980	9.5%	5,059	9.9%
Time Deposits of $100,000 or More	9,398	17.0%	10,231	19.4%	7,916	15.4%
Other Time Deposits	20,377	37.0%	16,243	30.8%	17,626	34.4%
	$55,065	100.0%	$52,669	100.0%	$51,224	100.0%

The following table summarizes the maturities of time deposits of $100,000 or more as of December 31, 2005, 2004 and 2003. FCB’s large denomination time deposits are comprised of local market deposits and brokered deposits. At December 31, 2005 local market deposits comprised 72.3 percent, with brokered deposits comprising 27.7 percent of large denomination time deposits, compared to 73.7 percent and 26.3 percent, respectively, at year end in 2004. FCB holds no foreign deposits.

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

	December 31
	2005	2004	2003
	($ In Thousands)
3 Months or Less	$606	$2,671	$2,195
Over 3 Months Through 6 Months	304	2,180	727
Over 6 Months Through 12 Months	3,781	3,281	3,258
Over 12 Months	2,332	3,166	2,522
Total	$7,023	$11,298	$8,702

Borrowed Funds

FCB has lines of credit established with correspondent banks to provide both short term and long term funding. Federal funds purchased are utilized to meet short term funding needs, but FCB does not utilize this funding source to any great extent. During 2005, FCB had no Federal funds purchased, compared to $1,862 average Federal funds purchased in 2004.

During 2005, borrowed funds in the form of Federal Home Loan Bank advances averaged $3.1 million compared to $355,000 during 2004. At December 31, 2005 advances from the Federal Home Loan Bank totaled $3.75 million with an average maturity of 8.4 months. These advances are being used to partially fund FCB’s investment and loan portfolios.

Other Liabilities

Other liabilities of $385,000 at December 31, 2005 and $274,000 at December 31, 2004 consist primarily of interest payable on deposits and other accrued expenses.

Liquidity

FCB engages in liquidity management to ensure adequate cash flow for deposit withdrawals and credit commitments. Needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits or the renewal of maturing deposits. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. Through various asset/liability management strategies, a balance is maintained among goals of liquidity, safety and earnings potential. Balances held in cash and correspondent banks are reviewed daily to maximize the federal funds investment position. Internal policies which are consistent with regulatory liquidity guidelines are monitored and enforced by FCB.

The investment portfolio provides available means of raising cash, with limited loss, if liquidity needs arise. On December 31, 2005, FCB held $11.3 million in investment securities at amortized or accreted cost, in the available for sale portfolio, compared to $9.8 million on December 31, 2004. The portfolio consists primarily of investment grade bonds. On December 31, 2005, FCB also held $495,000 in interest-bearing deposits with other financial institutions. These deposits consist primarily of FDIC insured certificates of deposit with maturities ranging from twelve to thirty-six months. On December 31, 2004, interest-bearing deposits with other financial institutions totaled $672,000 with all maturing within one year. FCB generally maintains a net sold position in overnight Federal Funds.

Management continually monitors the relationship of loans to deposits as it relates to FCB’s liquidity posture. The ratio of loans to deposits of 90.3 percent as of December 31, 2005 and 86.8 percent on December 31, 2004 were considered by management to be satisfactory levels for liquidity purposes. The stability of FCB’s core deposit base is an important factor affecting liquidity. A significant percentage of the deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. On December 31, 2005, 38.6 percent of FCB’s investment portfolio was pledged to secure public deposits with the remaining portfolio unencumbered for liquidity management purposes.

On December 31, 2005 and 2004, FCB had $7.0 million and $11.3 million, respectively, in certificates of deposit of $100,000 or more. Although these deposits represented 12.4 percent and 21.3 percent of respective total deposits of local individuals and small businesses, management works to avoid reliance on volatile deposits that might lead to liquidity pressures. Management believes that the various funding sources discussed above, in conjunction with the $1.2 million Federal funds credit lines established with correspondent banks, are adequate to meet FCB’s liquidity needs in the future without any material adverse impact on operating results.

Capital Resources and Dividends

FCB places great emphasis on maintaining a strong capital base and continues to exceed all minimum capital requirements. Equity capital totaled $7.3 million at December 31, 2005 and represented 10.73 percent of assets, compared to 10.84 percent at December 31, 2004. Equity capital average 10.64 percent of assets during 2005, compared to 10.84 percent for 2004. Capital levels, as a percent of total assets, reflect an increase of $829,974 from net income in 2005 and a $134,156 decrease in accumulated other comprehensive income and a dividend payout of $178,462.

Principal uses of the strong capital base have been (a) sustaining the capital adequacy of FCB and (b) expanding FCB’s presence in middle Georgia with more physical locations and improved delivery systems.

Regulators use a risk adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the degree of risk associated with on- and off-balance sheet assets. The majority of these risk weighted assets for FCB are on-balance sheet assets in the form of loans. A small portion of risk weighted assets are considered off-balance sheet assets comprised of letters of credit and loan commitments. Capital is categorized as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholders’ equity minus any intangible assets, while Tier 2 capital can consist of the allowance for loan losses up to certain limits, certain short-term and other preferred stock and certain debt instruments.

Current regulatory standards require banks to maintain a minimum risk based capital ratio of qualified total capital to risk weighted assets of 8.0 percent, with at least 4.0 percent of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0 percent. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5 percent, a Tier 1 capital ratio of at least 6 percent and a total risk based capital ratio of at least 10 percent. FCB’s capital ratios under these guidelines as of December 31, 2005 and 2004 are well above the levels for a well capitalized bank as shown in the following table.

CAPITAL RATIOS

	December 31
	2005	2004
	($ In Thousands)
Tier 1 Capital
Stockholders’ Equity	$7,425	$6,789
Less Intangible Assets	—	—
Total Tier 1 Capital	7,425	6,789
Tier 2 Capital
Eligible Portion of Reserve for Loan Losses	644	617
Subordinated and Other Qualifying Debt	—	—
Total Tier 2 Capital	664	617
Total Risk-Based Capital	$8,089	$7,406
Total Net Risk-Based Weighted Assets	$53,123	$49,293

	Regulatory Requirement
		Well	December 31
	Minimum	Capitalized	2005	2004
Total Risk-Based Capital Ratio	8.0%	10.0%	15.23%	15.02%
Tier 1 Capital Ratio	4.0%	6.0%	13.98%	13.77%
Leverage Ratio	4.0%	5.0%	11.06%	10.99%

Capital Resources and Dividends

Earnings during 2005 increased FCB’s undivided profits account to $1.8 million enabling the Board of directors to declare the second consecutive annual dividend. A dividend of $.30 per share was paid on

March 1, 2006 to shareholders of record on February 17, 2006. The dividend payout was $214,154 which represents 12.1 percent of December 31, 2005 undivided profits and 25.8 percent of 2005 earnings.

Management is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material impact on FCB’s liquidity, capital resources or operations. Further, management is aware of no current recommendations by regulatory authorities which, if they were to be implemented, would have such an effect.

Expanding Coverage of Market Area

As FCB grows, it anticipates adding branch office locations in the surrounding middle Georgia market in the future. There are no immediate plans to add additional branches during 2006.

Net Interest Income

Net interest income (the difference between the interest earned on assets and the interest paid on deposits and borrowed funds) is the principal source of earnings for FCB. Net interest income in 2005 totaled $2,897,761 up 15.1 percent from $2,518,401 in 2004. This improvement can be attributed primarily to the growth in earning assets during 2005 which averaged $61.5 million, up 10.7 percent from $55.6 million in 2004. The improvement in net interest margin to 4.84 percent in 2005, from 4.67 percent in 2004 also contributed to the increase in net interest income.

The following table presents interest income and interest expense for the past three years.

NET INTEREST INCOME

	Years Ended December 31
	2005	2004	2003
	($ In Thousands)
Interest Income	$4,105	$3,327	$3,407
Interest Expense	1,207	809	949
Net Interest Income	$2,898	$2,518	$2,458

The resulting average net interest rate margins during these periods were as follows:

	Years Ended December 31
	2005	2004	2003
	As a Percent of Average Earning Assets
Interest Income	6.80%	6.13%	6.45%
Interest Expense	1.96%	1.46%	1.78%
Net Interest Rate Margin	4.84%	4.67%	4.67%

2005 Compared to 2004

Average earning assets totaled $61.5 million in 2005, up 10.7 percent from $55.6 million in 2004. Loans averaged $48.2 million, or 78.3 percent of average earning assets in 2005, up 5.9 percent from $45.5 million in 2004 when loans represented 81.9 percent of average earning assets. Investment securities, Federal Funds Sold and other interest-earning investments represented 21.7 percent of average earning assets during 2005, up from 18.1 percent in 2004. The overall taxable equivalent yield on earning assets was 6.80 percent in 2005, up 67 basis points from 6.13 percent in 2004. The average cost of interest-bearing liabilities rose to 2.59 percent in 2005, up 64 basis points from 1.95 percent in 2004. As a result of the increase in average earning assets during 2005 and the 3 basis point increase in interest rate spread net interest margin averaged 4.84 percent in 2005, up 17 basis points from 2004.

2004 Compared to 2003

As stated previously, average earning assets totaled $55.6 million in 2004, up 4.2 percent from $53.4 million in 2003. Loans averaged $45.5 million, or 81.9 percent of average earning assets in 2004, up 6.7 percent from $42.7 million in 2003 when loans represented 80.0 percent of average earning assets. Investment securities, Federal Funds Sold and other interest-bearing investments represented 18.1 percent of average earning assets during 2004, down from 20.0 percent in 2003. The overall taxable equivalent yield on average earnings assets was 6.13 percent in 2004, down 32 basis points from 6.45 percent in 2003. The average cost of interest-bearing liabilities declined to 1.95 percent in 2004, down 41 basis points from 2.36 percent in 2003. The decline in cost of interest-bearing liabilities during 2004 offset the decline in yield on earning assets and, as a result, net interest margin averaged 4.67 percent in 2004, unchanged from 4.67 percent in 2003.

The following table summarizes average balance sheets, interest and yield information on a taxable equivalent basis for the years ended December 31, 2005, 2004 and 2003.

AVERAGE BALANCE SHEETS, INTEREST AND YIELDS

(Tax Equivalent Basis, $ In Thousands)

	December 31, 2005			December 31, 2004			December 31, 2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loans(a)(b)
Taxable	$47,371	$3,582	7.56%	$44,010	$2,965	6.75%	$42,031	$3,098	7.37%
Tax-Exempt	844	55	6.52%	1,521	81	5.33%	638	33	5.17%
Total Loans	48,215	3,637	7.54%	45,531	3,046	6.69%	42,669	3,131	7.34%
Investment Securities(c)
Taxable	6,794	285	4.19%	4,819	182	3.78%	6,008	184	3.06%
Tax-Exempt	3,673	175	4.76%	2,855	139	4.87%	1,492	71	4.76%
Total Investment Securities	10,467	460	4.39%	7,674	321	4.18%	7,500	255	3.40%
Interest-Earning
Deposit Investment	417	15	3.60%	792	21	2.65%	738	30	4.07%
Federal Funds Sold	2,444	76	3.11%	1,610	20	1.24%	2,454	26	1.06%
Total Interest Earning Assets	$61,543	$4,188	6.80%	$55,607	$3,408	6.13%	$53,361	$3,442	6.45%
Nonearning Assets	3,979			4,163			4,171
Total Assets	$65,522			$59,770			$57,532
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-Bearing Demand Deposits	$3,238	$25	.77%	$3,190	$17	.53%	$3,027	$19	.63%
Money Market Accounts	5,716	83	1.45%	6,517	61	.94%	6,546	58	.89%
Savings Deposits	4,830	37	.77%	4,980	34	.68%	5,059	39	.77%
Time: Deposits of $100,000 or More	9,398	315	3.35%	10,230	275	2.69%	7,916	265	3.35%
Other Time Deposits	20,377	642	3.15%	16,244	412	2.54%	17,626	568	3.22%
Federal Funds Purchased and Repurchase Agreement Sold	—	—	—	2	—	—	—	—	—
Borrowed Funds	3,118	105	3.37%	355	10	2.82%	—	—	—
Total Interest-Bearing Liabilities	$46,667	$1,207	2.59%	$41,518	$809	1.95%	$40,174	$949	2.36%
Noninterest-Bearing Demand Deposits	11,506			11,508			11,050
Other Liabilities	368			266			322
Stockholders’ Equity	6,971			6,478			5,986
Total Liabilities and Stockholders’ Equity	$65,522			$59,770			$57,532
Interest Rate Spread			4.21%			4.18%			4.09%
Net Interest Income		$2,981			$2,599			$2,493
Net Interest Margin (TE)			4.84%			4.67%			4.67%

(a)              Interest income includes loan fees as follows (in thousands): 2005-$235, 2004-$249 and 2003-$279.

(b)             Average loans are shown net of unearned income. Nonaccrual loans are included. Taxable-equivalent adjustments totaling in thousands $19, $28, and $11 for 2005, 2004 and 2003, respectively, are included in interest on tax-exempt loans. The adjustments are based on a federal tax rate of 34 percent.

(c)              Investment securities are stated at amortized or accreted cots. Taxable-equivalent adjustments totaling in thousands $60, $47, and $24 for 2005, 2004, and 2003, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on a federal tax rate of 34 percent with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

The following tables provide a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the year 2005 compared to 2004 and for the year 2004 compared to the year 2003.

RATE/VOLUME ANALYSIS
(In Thousands)

	For the Years Ended December 31
	2005 Compared to 2004			2004 Compared to 2003
	Volume	Rate	Net Change	Volume	Rate	Net Change
INTEREST EARNED ON
Loans	$227	$371	$598	$190	$(286)	$(96)
Investment Securities	112	18	130	6	26	32
Interest-Earning Deposits	(10)	4	(6)	1	(10)	(9)
Federal Funds Sold	10	46	56	(10)	4	(6)
Total Interest Income	339	439	778	187	(266)	(79)
INTEREST PAID ON
Interest-Bearing Demand And Savings Deposits	(7)	40	33	—	(4)	(4)
Time Deposits	85	185	270	24	(170)	(146)
Borrowed Funds	78	17	95	10	—	10
Total Interest Expense	156	242	398	34	(174)	(140)
Net Interest Income	$183	$197	$380	$153	$(92)	$61

The change in interest due to both rate and volume has been allocated to the rate component.

Interest Rate Risk Management

The management of interest rate risk is the primary goal of FCB’s asset/liability management function. FCB attempts to achieve consistent growth in net interest income while limiting volatility due to changes in interest rates. Management seeks to accomplish this goal by balancing the maturity and repricing characteristics of various assets and liabilities. FCB’s management believes its asset/liability mix is sufficiently balanced so that the effect on net interest income of interest rate moves in either direction is not expected to be significant over time.

The principal tool used by FCB to measure its interest rate sensitivity is a cumulative gap analysis model which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time horizons. Additionally, simulation modeling is used to estimate the impact on net interest income of overall repricing at various levels of increase or decrease in current market interest rates over a range of plus or minus 200 base points. As of December 31, 2005, FCB estimated through simulation modeling that net interest income for 2006 would increase by $4,192 if interest rates declined by 200 basis points and decrease by ($4,192) if interest rates rose by 200 basis points.

The following table reflects the gap positions of FCB’s balance sheet as of December 31, 2005 and 2004 at various repricing intervals. This gap analysis indicates that FCB’s repricing abilities were liability sensitive over a one-year time horizon at December 31, 2005 with a negative cumulative one-year gap of 0.3 percent compared to a positive cumulative one-year gap of 4.6 percent at year-end 2004. The projected deposit repricing volumes reflect adjustments based on management’s assumptions of the expected rate sensitivity to current market rates for core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market accounts).

Management believes that these adjustments allow for a more accurate profile of FCB’s interest rate risk position. Management is of the opinion that the current degree of interest rate risk is acceptable and within policy parameters.

INTEREST RATE SENSITIVITY
($ In Thousands)

	December 31, 2005
		Over 3	Over 1 Year
	0 Up to 3	Up to 12	Up to	Over
	Months	Months	5 Years	5 Years
Amounts Maturing or Repricing
Interest-Bearing Deposits with Other Banks	$95	$100	$300	$—
Investment Securities(a)	400	1,258	4,818	5,117
Loans(b)	27,978	8,593	13,120	1,548
Other Earning Assets	385
Interest Sensitive Assets	28,858	9,951	18,238	6,665
Deposits	20,059	15,209	9,671	—
Borrowed Funds	2,500	1,250	—	—
Interest Sensitive Liabilities	22,559	16,459	9,671	—
Interest Sensitive Gap	6,299	(6,508)	8,567	6,665
Cumulative Interest Sensitivity Gap	$6,299	$(209)	$8,358	$15,023
Cumulative Interest Sensitivity Gap as a Percentage of Total Interest Sensitive Assets	9.9%	(0.3)%	13.1%	23.6%

Cumulative Interest Sensitive Assets as a Percentage of Cumulative Interest Sensitive Liabilities	127.9%	99.5%	117.2%	130.9%

	December 31, 2004
		Over 3	Over 1 Year
	0 Up to 3	Up to 12	Up to	Over
	Months	Months	5 Years	5 Years
Amounts Maturing or Repricing
Interest-Bearing Deposits with Other Banks	$280	$393	$—	$—
Investment Securities(a)	1,245	768	2,015	6,008
Loans(b)	26,143	7,426	11,601	960
Other Earning Assets	2,189	—	—	—
Interest Sensitive Assets	29,857	8,587	13,676	6,968
Deposits	21,269	13,192	8,334	—
Borrowed Funds	600	650	1,250	—
Interest Sensitive Liabilities	21,869	13,842	9,584	—
Interest Sensitive Gap	7,988	(5,255)	4,032	6,986
Cumulative Interest Sensitivity Gap	$7,988	$2,733	$6,765	$13,733
Cumulative Interest Sensitivity Gap as a Percentage of Total Interest Sensitive Assets	13.5%	4.6%	11.5%	23.3%
Cumulative Interest Sensitive Assets as a Percentage of Cumulative Interest Sensitive Liabilities	136.5%	107.7%	114.9%	130.3%

(a)           Excludes the effect of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities consisting of net unrealized losses and gains of ($206) in 2005, ($3) in 2004, and ($53) in 2003. ($ In Thousands), respectively.

(b)          Nonaccrual loans are included.

Provisions for Loan Losses

The general nature of lending results in periodic loan charge-offs, in spite of management’s continuous loan review process, credit standards and intense controls. Net charge-offs continued to improved in 2005 totaling $71,000, or .15 percent of average loans, compared to $83,000, or .18 percent of average loans in 2004, and $160,000, or .37 percent of average loans in 2003. Provisions for loan losses also improved during 2005 totaling $60,000 compared to $112,500 in 2004 and $240,000 in 2003. The reserve for loan losses totaled $699,229, or 1.36 percent of total loans at December 31, 2005, compared to $710,478, or 1.54 percent of total loans at December 31, 2004. The improvement in net charge-offs and the reduction in loan loss provisions experienced during 2005 can be attributed to primarily to the continued reduction in problem loans and past dues.

The provision for loan losses represents management’s determination of the amount necessary to be transferred to the reserve for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is the policy of FCB to provide for exposure to losses principally through an internal loan review process. This review process is undertaken to ascertain any probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and the loan committees of FCB’s board of directors, and also those of the regulatory agencies that review the loans as part of their regular examination process. During routine examinations of banks, the primary banking regulators may, from time to time, require additions to the banks’ provisions for loan losses and reserves for loan losses if the regulator’s credit evaluations differ from those of management.

In addition to ongoing internal loan reviews and risk assessment, management uses other factors to judge the adequacy of the reserve including current economic conditions, loan loss experience, regulatory guidelines and current levels of nonperforming loans. Management believes balances of $699,000 reserve for loan losses at December 31, 2005 and $710,000 at December 31, 2004 were adequate to absorb known risks in the loan portfolio at those dates. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in FCB’s loan portfolio.

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of Loan, management, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flow discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded, through a charge to earnings, as an adjustment to the reserve for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the reserve for loan losses.

The following tables summarize loan charged off, recoveries of loans previously charged off and additions to the reserve to which have been charged to operating expenses for the periods indicated. FCB has no foreign loans.

RESERVE FOR LOAN LOSSES
($ In Thousands)

	Years Ended December 31
	2005	2004	2003
Reserve for Loan Losses at
Beginning of Period	$710	$681	$601
Loans Charged Off During the Period
Commercial, Financial and Agricultural	80	22	73
Real Estate-Construction	—	28	—
Real Estate-Mortgage	—	40	18
Loans to Individuals	61	66	105
Total Loans Charged Off	141	156	196
Recoveries During the Period of Loans Previously Charged Off
Commercial, Financial and Agricultural	51	28	13
Real Estate-Mortgage	—	14	—
Loan to Individuals	19	31	23
Total Loans Recovered	70	73	36
Net Loans Charged Off During the Period	71	83	160
Provisions for Loan Losses	60	112	240
Reserve for Loan Losses at End of Period	$699	$710	$681
Reserve for Loan Losses to Period End Loans	1.36%	1.54%	1.59%
Ratio of Net Loans Charged Off During the Period to Average Loans Outstanding During the Period	.15%	.18%	.37%

An allocation of the reserve for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses with the various loan categories. The allocation is based primarily on previous charge-off experience adjusted for risk characteristic changes among each category. Additional reserve amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The reserve for loan loss allocation is based on subjective judgment an estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The following table shows a three-year comparison of the allocation of the reserve for loan losses.

ALLOCATION OF RESERVE FOR LOAN LOSSES
($ In Thousands)

	December 31
	2005		2004		2003
	Reserve	Percent	Reserve	Percent	Reserve	Percent
Commercial, Financial and Agriculture Agriculture	$433	62%	$285	40%	$305	45%
Real Estate-Construction	38	5%	76	11%	19	3%
Real Estate-Mortgage	180	26%	278	39%	173	25%
Loans to Individuals	48	7%	71	10%	184	27%
Total Reserve for Loan Losses	699	100%	$710	100%	$681	100%

*                    Loan balance in each category expressed as percentage of total end of period reserve for loan loss.

Asset Quality

Nonperforming assets consist of nonaccrual loans, loans restructured due to debtor’s financial difficulties, loans past due 90 days or more as to interest or principal and still accruing, and real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and/or interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past due loan. Other real estate is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.

Nonperforming assets at December 31, 2005 approximated $110,780 or .16 percent of total assets. This compares to $50,664 in nonperforming assets at December 31, 2004, which represented ..08 percent of total assets. The reserve for loan losses is maintained over time at levels which are more than sufficient to absorb the total amount of nonperforming assets.

NONPERFORMING ASSETS
($ In Thousands)

	December 31
	2005	2004	2003
	($ In Thousands)
Nonperforming Loans
Nonaccrual Loans	$111	$1	$13
Loans 90 Days or More Past Due and Still Accruing	—	—	—
Total Nonperforming Loans	$111	$1	$13
Other Real Estate	—	50	—
Total Nonperforming Assets	$111	$51	$13
Nonperforming Assets to Total Loans and Other Real Estate	.22%	.11%	.03%

	Nonaccrual Restructured Total
Year-Ended December 31, 2005:
Interest at Contracted Rates(a)	$4	$—	$4
Interest Recorded as Income	—	—	—
Reduction of Interest Income During 2005	$4	$—	$4

(a)           Interest income that would have been recorded if the loans had been current and in accordance with original terms.

At December 31, 2005, there were $60,733 in loans classified as doubtful or loss which is not included in the table above, compared to $75,451 at December 31, 2004. There were other loans classified for regulatory purposes as substandard or special mention which are not included in the table above; however, management is aware of no such substandard or special mention loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Noninterest Income

Noninterest income, excluding securities gains or losses, totaled $663,290 in 2005, down 2.0 percent from $676,588 in 2004. This decrease can be attributed primarily to a 5.0 percent decline in nonsufficient check fees, reflected in service charges on deposits, to $308,512 in 2005, from $324,840 in 2004. Realized net gains on securities totaled $7,439 in 2005, compared to realized net losses of $68 in 2004.

Noninterest Expense

Noninterest expense totaled $2.29 million in 2005, up .6 percent from $2.27 million in 2004. This increase can be attributed primarily to a 51 percent increase in professional fees from $57,000 in 2004 to $86,000 in 2005 due to the cost of implementing procedures in an effort to comply with the new internal control requirements of Sarbanes-Oxley Section 404 legislation enacted by Congress in 2002. Also contributing to the increase in noninterest expenses was a 39 percent increase in office supplies from $55,000 in 2004, to $77,000 in 2005. These increases were partially offset by decreases in salaries and employee benefits and occupancy expense.

Income Tax Expense

FCB had a provision for income tax in 2005 of $392,222 for an effective tax rate of 32.1 percent, compared to 28.2 percent in 2004 and 30.7 percent in 2003. See Note 7 to FCB’s financial statements for detailed analysis of income taxes.

Off-Balance Sheet Arrangements, Commitments, Guarantees, and Contractual Obligations

The following table summarizes FCB’s contractual obligations and other commitments to make future payments as of December 31, 2005. Payments for borrowings do not include interest. Loan commitments and standby letters of credit are presented at contractual amounts; however, since many of these commitments are expected to expire unused or only partially used, the total amounts of these commitments do not necessarily reflect future cash requirements.

	Payments Due by Period
	1 Year or Less	More Than 1 Year but Less Than 3 Years	3 Years or More but Less Than 5 Years	5 Years or More	Total
Contractual Obligations:
Deposits with Stated Maturity Dates	$20,909	$7,894	$1,777	$—	$30,580
Borrowed Funds	3,750	—	—	—	3,750
	24,659	7,894	1,777	—	34,330
Other Commitments:
Loan Commitments	3,767	2,078	—	—	5,845
Standby Letters of Credit	135	37	—	—	172
	3,902	2,115	—	—	6,017
Total Contractual Obligations and Other Commitments	$28,561	$10,009	$1,777	$—	$40,347

In the ordinary course of business, FCB has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit, standby letters of credit, performance letters of credit, guarantees and liability for assets held in trust. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. FCB uses the same credit policies for these off-balance sheet financial instruments as they do for instruments that are recorded in the financial statements.

Loan Commitments

FCB enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of FCB’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. FCB minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for possible loan losses. Loan commitments outstanding at December 31, 2005 are included in the preceding table.

Standby and Performance Letters of Credit

Letters of credit are written conditional commitments issued by FCB to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, FCB would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, FCB would be entitled to seek recovery from the customer. FCB’s policies generally require that standby and performance letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements. Standby and performance letters of credit outstanding at December 31, 2005 are included in the preceding table.

Inflation

Inflation impacts the financial condition and operating results of FCB. However, because most of the assets of FCB are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing Bank. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. FCB has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact. Management awareness of inflationary effects has led to various operation strategies to cope with its impact. FCB engages in various asset/liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

Unaudited Financial Statements for the Nine Month Period Ended September 30, 2006

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and Due from Banks	$2,640	$2,434
Federal Funds Sold	3,108	385
Cash and Cash Equivalents	5,748	2,819
Interest-Bearing Deposits with Other Banks	671	495
Investment Securities	11,807	11,092
Federal Home Loan Bank Stock, at Cost	440	294
Loans	51,568	51,239
Allowance for Loan Losses	(751)	(699)
Loans, net	50,817	50,540
Premises and Equipment, net	2,122	2,209
Other Assets	748	752
Total Assets	$72,353	$68,201
LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$12,794	$11,812
Interest-Bearing Deposits	45,916	44,940
Total Deposits	58,710	56,752
Borrowings	5,250	3,750
Other Liabilities	445	384
Stockholders’ Equity
Common Stock, Par Value $4 Per Share; Authorized 2,000,000 Shares; Issued 713,846 Shares	2,855	2,855
Surplus	2,828	2,820
Undivided Profits	2,374	1,776
Accumulated Other Comprehensive Loss	(109)	(136)
Total Stockholders’ Equity	7,948	7,315
Total Liabilities and Stockholders’ Equity	$72,353	$68,201

The accompanying notes are an integral part of these condensed balance sheets.

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED STATEMENTS OF INCOME
FOR THREE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	2006	2005
INTEREST INCOME
Loans, Including Fees	$1,225	$942
Federal Funds Sold	24	22
Deposits with other Banks	8	5
Investment Securities
Taxable	76	62
Tax-Exempt	47	33
	1,380	1,064
INTEREST EXPENSE
Deposits	409	290
Other	70	29
	479	319
Net Interest Income	901	745
Provision for Loan Losses	15	15
Net Interest Income After Provision for Loan Losses	886	730
NONINTEREST INCOME
Service Charges on Deposits	112	106
ATM Fee Income	30	30
Other	30	29
Securities Gains	1	—
	173	165
NONINTEREST EXPENSE
Salaries & Employee Benefits	323	301
Occupancy & Equipment Expense	68	79
Other Operating Expense	201	179
	592	559
Income Before Income Taxes	467	336
Income Taxes	159	108
Net Income	$308	$228
Basic Earnings Per Share	$0.43	$0.32
Diluted Earnings Per Share	$0.43	$0.32
Dividends Per Share	$0.00	$0.00
Weighted Average Common Shares Outstanding	713,846	713,846
Weighted Average Common and Common Equivalent Shares Outstanding	722,625	721,077

The accompanying notes are an integral part of these condensed financial statements.

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	2006	2005
Net Income	$308	$228
Other Comprehensive Income, Net of Tax Unrealized Gains (Losses) on Securities	90	(8)
Comprehensive Income	$398	$220

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED STATEMENTS OF INCOME
FOR NINE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	2006	2005
INTEREST INCOME
Loans, Including Fees	$3,373	$2,626
Federal Funds Sold	61	55
Deposits with Other Banks	22	13
Investment Securities
Taxable	220	202
Tax-Exempt	139	89
	3,815	2,985
INTEREST EXPENSE
Deposits	1,110	786
Other	166	71
	1,276	857
Net Interest Income	2,539	2,128
Provision for Loan Losses	45	45
Net Interest Income After Provision for Loan Losses	2,494	2,083
NONINTEREST INCOME
Service Charges on Deposits	307	311
ATM Fee Income	91	86
Other	74	103
Securities Gains	2	8
	474	508
NONINTEREST EXPENSE
Salaries & Employee Benefits	989	914
Occupancy & Equipment Expense	204	222
Other Operating Expense	561	559
	1,754	1,695
Income Before Income Taxes	1,214	896
Income Taxes	401	290
Net Income	$813	$606
Basic Earnings Per Share	$1.14	$0.85
Diluted Earnings Per Share	$1.13	$0.84
Dividends Per Share	$0.30	$0.25
Weighted Average Common Shares Outstanding	713,846	713,846
Weighted Average Common and Common Equivalent Shares Outstanding	722,383	720,870

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
FOR NINE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	2006	2005
Net Income	$813	$606
Other Comprehensive Income, Net of Tax
Unrealized Gains (Losses) on Securities	27	(39)
Reclassification Adjustment	(1)	(5)
	26	(44)
Comprehensive Income	$839	$562

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK OF GEORGIA
CONDENSED STATEMENTS OF CASH FLOWS
FOR NINE MONTHS ENDED SEPTEMBER 30
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	2006	2005
Cash Provided by Operations	$1,065,795	$795
Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	(176)	487
Investment Securities Available for Sale
Sales	—	960
Purchases	(2,159)	(1,757)
Maturities, Calls and Paydowns	1,462	597
Purchases of Federal Home Loan Bank Stock	(146)	(49)
Loans to Customers, Net	(517)	(2,975)
Proceeds from Sale of Other Real Estate	171	175
Purchase of Premises and Equipment	(15)	(92)
	(1,380)	(2,654)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	982	1,029
Nointerest-Bearing Customer Deposits	976	1,729
Borrowings	1,500	900
Dividends Paid to Stockholders	(214)	(178)
	3,244	3,480
Net Increase in Cash and Cash Equivalents	2,929	1,621
Cash and Cash Equivalents, Beginning	2,819	3,718
Cash and Cash Equivalents, Ending	$5,748	$5,339

The accompanying notes are an integral part of these statements.

FIRST COMMUNITY BANK OF GEORGIA
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

(1)          Basis of Presentation

First Community Bank of Georgia (FCB) is a state-chartered commercial bank with the main office located in Roberta, Georgia. FCB received approval from the State Department of Banking and Finance on October 6, 1997 and began banking operations on June 15, 1998.

The accounting and reporting policies of FCB conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

The financial information included herein is unaudited; however, such information reflects all adjustments that are, in the opinion of management, necessary to fairly state the financial position and results of operations for the interim periods presented.

(2)          Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the notes to the financial statements at December 31, 2005 as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ due to these judgments and estimates which could have a major impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

(3)          Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No.155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” by allowing fair value measurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides such beneficial interest are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125,” by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. FCB does not expect the adoption of this statement to have a material impact on our financial condition, results of operations or cash flows.

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156 “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value: however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No. 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of the fiscal year. FCB does not expect the adoption of this statement to have a material impact on our financial condition, results of operation or cash flows.

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This pronouncement, which will be effective for FCB in fiscal 2007, clarifies accounting for income tax positions that are either: (1) complex, and therefore, subject to varied interpretation, or (2) controversial. Management does not expect this pronouncement to have a significant impact on FCB’s financial position or results of operations in fiscal 2007.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements (SFAS 157).” SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interm periods within those fiscal years. The adoption of this standard is not expected to have a material effect on FCB’s results of operations or financial position.

In September 2006, the FASB issued No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106 and 132R.” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with public traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The adoption of this standard is not expected to have an effect on FCB’s results of operations or financial position.

(4)          Earnings Per Share

FCB reports basic and fully diluted earnings per share (EPS) under Statement of Financial Accounting Standards (SFAS) 128. Basic EPS excludes any dilutive effects of options, warrants and convertible securities. The following presents earnings per share for the three and nine months ended September 30, 2006 under the requirements of SFAS 128:

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Basic Earnings Per Share
Net Gain Per Common Share	$.43	$1.14
Weighted Average Common Shares	713,846	713,846
Diluted Earnings Per Share
Net Gain Per Common Share	$.43	$1.13
Weighted Average Common Shares	722,625	722,383

(5)          Stock Compensation

FCB adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Shared-based Payment (FAS 123R) on January 1, 2006 using the modified prospective transition method. Under the modified prospective transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense is recognized in the statement of income for unvested awards that were granted prior to the date of adoption based on the fair value of the award as determined at the grant date. The financial statements as of and for the three and nine months ended September 30, 2006 reflect $8,158 additional compensation expense as a result of implementing FAS 123R.

Prior to the adoption of FAS 123R, FCB applied the existing accounting rules under APB Opinion No. 25, which provided that no compensation expense was charged for options granted at an exercise price equal to the market value of the underlying common stock on the date of the grant. If the fair value recognition provisions of FAS 123R had been applied to stock-based compensation for nine months ended September 30, 2005, FCB’s pro forma net income and earnings per share would have been as follows:

Period Ending September 30, 2005
Net Income
As Reported	$606,235
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	5,385
Pro Forma	$600,850
Earnings Per Share
Basic:
As Reported	$0.85
Pro Forma	$0.84
Diluted:
As Reported	$0.84
Pro Forma	$0.83

The Company utilizes a valuation model to determine the fair value stock options on the date of grant. The model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. No stock options were granted during the period ended September 30, 2006.

(6)          Merger Agreement

On September 15, 2006, FCB signed a definitive agreement to be acquired by Atlantic Southern Financial Group, Inc. (“Atlantic Southern”), the bank holding company for Atlantic Southern Bank, which is headquartered in Macon, Georgia. Atlantic Southern had approximately $547 million in assets, $450 million in loans, $455 million in deposits, and $50 million in stockholders’ equity as of September 30, 2006. Atlantic Southern Bank operates five branches in Bibb, Houston, and Chatham Counties, Georgia. FCB will merge into Atlantic Southern Bank. The transaction is valued at approximately $16.46 million and is expected to be completed during the first quarter of 2007, subject to regulatory approval, the approval of FCB shareholders, and other customary closing conditions. The merger consideration will consist of 548,634 shares of Atlantic Southern common stock; FCB shareholders will receive 0.742555 shares of Atlantic Southern common stock for each share of FCB common stock.

The Merger Agreement contains termination rights for both FCB and Atlantic Southern and further provides that, upon termination of the Merger Agreement under specified circumstances, FCB may be required to pay Atlantic Southern a cash termination fee of $800,000.

FCB Management’s Discussion and Analysis or Plan of Operation for the Nine Month Periods Ended September 30, 2006 and 2005

Within these financial statements we have included certain “forward looking statements” concerning the future operations of FCB. It is management’s desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing FCB of the protections of such safe harbor with respect to all “forward looking statements” contained in our financial statements. We have used “forward looking statements” to describe the future plans and strategies including our expectations of FCB’s future financial results. Management’s ability to predict results or the effect of future plans and strategy is inherently uncertain.

Factors that could affect results include interest rate trends, competition, the general economic climate in the middle Georgia area, the southeastern United States region and the country as a whole, loan delinquency rates and changes in federal and state regulations. These factors should be considered in evaluating the “forward looking statements,” and undue reliance should not be placed on such statements.

Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

Overview

FCB’s net income for the three and nine month periods ending September 30, 2006 was $308,000 or $.43 diluted earnings per share and $813,000 or $1.13 diluted earning per share, respectively, compared to net income of $228,000 or $.32 diluted earnings per share and $606,000, or $.84 diluted earnings per share in the same three and nine month periods of 2005. This improvement in earnings can be attributed primarily to increases in net interest income. Net interest income totaled $901,000 for the three month period ending September 30, 2006, up 20.9 percent from $745,000 during the same period of 2005. For the nine month period ending September 30, 2006, net interest income totaled $2.54 million, up 19.3 percent from $2.13 million during the same nine month period of 2005.

At September 30, 2006, FCB had total assets of $72.4 million compared to $68.2 million at December 31, 2005. Total loans were $51.6 million at September 30, 2006, up .6 percent from $51.2 million at December 31, 2005. Total interest earning assets were $67.8 million at September 30, 2006, up 6.4 percent from $63.7 million at December 31, 2005. Total deposits were $58.7 million at September 30, 2006, up 3.5 percent from $56.8 million at December 31, 2005.

Financial Condition

Cash and Cash Equivalents

Cash and cash equivalents totaled approximately $5.7 million at September 30, 2006, up $2.9 million from $2.8 million at December 31, 2005. This increase can be attributed primarily in the $4 million decline in loans during the quarter ended September 30, 2006, as a result of the payoff of a number of large commercial real state loans.

Interest-Bearing Deposits with Other Banks

Interest-bearing deposits with other banks totaled $671,000 at September 30, 2006, up $176,000 from $495,000 at year end  2005. These investments consist of certificates of deposits with federally insured financial institutions across the country and deposits with the Federal Home Loan Bank of Atlanta.

Investment Securities

Investment securities grew $715,000 to $11.8 million at September 30, 2006 from December 31, 2005. FCB’s investment portfolio consist of 24 percent US Government and Federal Agency securities, 45 percent tax-exempt municipal bonds, and 29 percent  mortgage backed securities. The remainder of the portfolio is FHLMC preferred stock.

FCB records investment securities under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with the provisions of SFAS 115, FCB elected to classify securities individually as either available for sale or held to maturity. Securities classified as held to maturity are recorded at amortized cost. Those classified as available for sale are adjusted to market value through an increase or reduction in stockholders’ equity.

Investment securities as of September 30, 2006 are summarized as follows:

Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	($ in Thousands)
U. S. Treasuries	$247	$1	$—	$248
Federal Agencies	2,581	1	(27)	2,555
Mortgage Backed Securities	3,487	2	(95)	3,394
State, County & Municipalities	5,406	24	(45)	5,385
FHLMC Preferred Stock	250	—	(25)	225
	$11,971	$28	$(192)	$11,807

As of September 30, 2006 FCB’s investment portfolio had a net unrealized loss of $165,597, which represented 13.6 percent of pre-tax profit, for the first nine months of 2006. Net unrealized gains or losses in the value of investment securities is primarily the result of interest rate movements which have occurred since purchase. Management has no plans, at this time, to liquidate securities which would result in this unrealized loss having an impact on net profit.

Loans, Net

Loans totaled $51.6 million at September 30, 2006, up .6 percent from year end 2005. As of September 30, 2006, loans secured by real estate comprised approximately 78 percent of total loans, while commercial loans comprised approximately 15 percent and consumer loans comprised approximately 7 percent. Loans secured by real estate comprised a significant portion of FCB’s loan portfolio at September 30, 2006, totaling $40.3 million. Residential real estate loans totaled $11.7 million, or 29 percent, with real estate construction loans totaling $4.0 million, or 10 percent, and commercial real estate loans comprising the remaining $24.6 million, or 61 percent.

The principal economic risk associated with each category of loans offered by FCB is the creditworthiness of the borrower. General economic conditions and the strength of applicable services and retail market segments can have a significant effect on a borrower’s creditworthiness. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. General economic factors affecting a borrower’s ability to repay include changes in interest rates, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

FCB’s underwriting policies and procedures are routinely reviewed to determine their appropriateness given the risks and factors noted above. Although a significant portion of FCB’s loan portfolio is collateralized by real estate, management believes its underwriting standards help to mitigate the risk of potential loss due to fluctuations in real estate market values.

Loans as of September 30, 2006 are comprised of the following:

($ in Thousands)
Commercial	$7,607
Real Estate-Construction	3,975
Real Estate-Other	36,296
Installment Loans to Individuals for Personal Expenditures	3,663
Other	27
51,568
Allowance for Loan Losses	(751)
$50,817

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors that, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

The following table presents FCB’s loan loss experience on all loans for the three months ended September 30:

	($ in Thousands)
	2006	2005
Allowance for Loan Losses, July 1	$725	$693
Charge-Offs
Commercial, Financial and Agricultural	—	25
Real Estate—Mortgage	—	—
Consumer	15	9
	15	34
Recoveries
Commercial, Financial and Agricultural	1	10
Real Estate—Mortgage	21	23
Consumer	4	4
	26	37
Net Recoveries	11	3
Provision for Loan Losses	15	15
Allowance for Loan Losses, September 30	$751	$711

Ratio of Net Recoveries to Average Loans	.02%	0.01%

The following table presents FCB’s loan loss experience on all loans for the nine months ended September 30:

	($ in Thousands)
	2006	2005
Allowance for Loan Losses, January 1	$699	$710
Charge-Offs
Commercial, Financial and Agricultural	14	35
Real Estate—Mortgage	31	37
Consumer	15	26
	60	98
Recoveries
Commercial, Financial and Agricultural	26	15
Real Estate—Mortgage	27	23
Consumer	14	16
	67	54
Net Recoveries (Charge-Offs)	7	(44)
Provision for Loan Losses	45	45
Allowance for Loan Losses, September 30	$751	$711
Ratio of Net Recoveries (Charge-Offs) to Average Loans	.01%	(0.09)%

Nonperforming Assets

FCB had no nonperforming assets at September 30, 2006, compared to $111,000 at December 31, 2005. Nonperforming assets consist of nonperforming loans and other real estate owned. The decrease in nonperforming assets since December 31, 2005 is due to an $111,000 decrease in non accrual loans.

Premises and Equipment

Premises and equipment are comprised of the following as of September 30, 2006:

($ in Thousands)
Land	$420
Building	1,847
Furniture, Fixtures and Equipment	1,110
3,377
Accumulated Depreciation	(1,255)
$2,122

Depreciation charged to operations totaled $33,855 and $101,565 for the three and nine months ended September 30, 2006, respectively.

Deposits

FCB’s deposits totaled $58.7 million at September 30, 2006, up 3.5 percent from $56.8 million at December 31, 2005. This increase is due to increases of approximately $1 million in both noninterest-bearing and interest-bearing deposits to $12.8 million and $45.9 million, respectively at September 30, 2006, from $11.8 million and $44.9 million, respectively at December 31, 2005.

Borrowed Funds

At September 30, 2006, FCB had $5.3 million in borrowings from the Federal Home Loan Bank of Atlanta, up 40 percent, from $3.8 million at December 31, 2005. Borrowed funds consist of three FHLB advances with remaining maturities ranging from 1.3 months to 19 months at a weighted average interest rate of 5.06 percent.

Equity

At September 30, 2006, FCB’s total equity was at $7.9 million or 11.0 percent of assets, compared to $7.3 million or 10.7 percent of assets as of year end 2005. Net income of $813,000, a $27,000 decrease in net unrealized losses, net of tax, on available for sale securities which have been recorded in equity as accumulated other comprehensive income, a $214,000 cash dividend, and a  $8,000 benefit realized from the expensing of stock options, combined to increase total equity $633,000 for the nine months ended September 30, 2006.

Regulatory Capital

The Federal Deposit Insurance Corporation Improvement Act (FDICIA) establishes minimum capital requirements for all depository institutions and established five capital tiers: “well-capitalized,” “adequately-capitalized,” “under-capitalized,” “significantly under-capitalized” and “critically under-capitalized.”  FDICIA imposes significant restrictions on the operations of a bank that is not at least adequately-capitalized. A depository institution’s capital tier will depend upon where its capital levels are in relation to various other capital measures that include a risk-based capital measure, a leverage ratio capital measure and other factors. Under regulations adopted, for an institution to be well capitalized, it must have a total risk-based capital ratio of at least 10 percent, a Tier 1 risk-based capital ratio of at least 6 percent and a Tier 1 leverage ratio of at least 5 percent. The institution may also not be subject to any specific capital order or directive.

As of September 30, 2006, FCB is required to have minimum Tier 1 and Total Capital Ratios of 4 percent and 8 percent, respectively, and a leverage ratio (Tier 1 Capital to average assets) of at least 4 percent. FCB’s actual ratios as of September 30, 2006 are as follows:

	Actual	Minimum
Tier 1 Capital Ratio	14.96%	4.00%
Total Capital Ratio	16.21%	8.00%
Leverage Ratio	11.01%	4.00%

Results of Operations

Net Interest Income

Net interest income for the three and nine month periods ended September 30, 2006 totaled $901,000 and $2.54 million, respectively, compared to $745,000 and $2.13 million, respectively, for the same three and nine month periods of 2005. The increase experienced in net interest income through the first nine months of 2006 can be attributed primarily to an increase in net interest margin to 5.26 percent on a fully taxable equivalent basis, for the nine months ended September 30, 2006, compared to 4.80 percent for the same period of 2005. Also contributing to the improvement in net interest income was a 9.1 percent increase in average earning assets to $66.4 million for the nine months ended September 30, 2006 from $60.9 million for the same period of 2005.

As a result of the foregoing, the interest rate spread increased to 4.42 percent in the first nine months of 2006 from 4.20 percent in the same period of 2005.

Average Balance Sheets

	Average Balance Nine Months Ended September 30		Rate/Yield Nine Months Ended September 30
	2006	2005	2006	2005
	($ in Thousands)
Interest-Earning Assets
Loans	$52,244	$47,648	8.65%	7.40%
Investments	12,508	10,692	4.80	4.38
Federal Funds Sold	1,663	2,541	4.88	2.88
Total Interest-Earning Assets	$66,415	$60,881	7.83%	6.68%
Interest-Bearing Liabilities
Deposits	$45,306	$43,263	3.28%	2.43%
Borrowings	4,708	2,956	4.71	3.19
Total Interest-Bearing Liabilities	$50,014	$46,219	3.41%	2.48%
Interest Rate Spread (FTE)			4.42%	4.20%
Net Interest Margin (FTE)			5.26%	4.80%

Interest Income and Interest Expense

The following table provides a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

Rate/Volume Analysis

	Changes From 2005 to 2006 (1)
	Volume	Rate	Net Change
	($ in Thousands)
Interest Income
Loans	$253	$494	$747
Investments	37	40	77
Federal Funds Sold	(19)	25	6
Total Interest Income	271	559	830
Interest Expense
Deposits	37	287	324
Borrowings	41	54	95
Total Interest Expense	78	341	419
Net Interest Income	$193	$218	$411

(1)          Changes in net interest income for the periods, based on either changes in average balances or changes in average rates for interest-earning assets and interest-bearing liabilities, are shown on this table. During each year there are numerous and simultaneous balance and rate changes; therefore, it is not possible to precisely allocate the changes between balances and rates. For the purpose of this table, changes that are not exclusively due to balance changes or rate changes have been attributed to rates.

Provision for Loan Losses

FCB establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level that is deemed to be appropriate by management. The amount of this provision is based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by FCB, industry standards, past due loans, economic conditions of FCB’s market area and other factors related to the collectability of FCB’s loan portfolio. For the three and nine month periods ended September 30, 2006, the provision for loan losses totaled $15,000 and $45,000, respectively, versus $15,000 and $45,000 for the comparable prior periods.

During the three months ending September 30, 2006 FCB experienced a net recovery of .02 percent of average loans, compared to a net recovery of .01 percent during the same period of 2005. For the nine months ended September 30, 2006 FCB experienced a net recovery of .01 percent of loans, compared to net charge offs of .09 percent of loans for the same nine months period of 2005.

Although management utilizes its best judgment in providing for inherent losses, there can be no assurance that FCB will not have to increase its provision for loan losses in the future as a result of future increases in nonperforming loans or for other reasons which could adversely affect FCB’s results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require FCB to recognize additions to the allowance for loan losses based on their judgments of information that is available to them at the time of their examination.

Noninterest Income

Noninterest income for the three months ending September 30, 2006 was $173,000 compared to $165,000 for the same three month period of 2005. This increase can be attributed primarily to a $6,000 increase in service charges on deposits.

Noninterest income for the nine months ending September 30, 2006 was $474,000 compared to $508,000 for the same nine month period of 2005. This decrease can be attributed primarily to a $4,000 reduction in service charges on deposits, a $9,000 reduction in insurance commissions, a $15,000 reduction in other non interest income and a $6,000 reduction in net gains from the sale of available for sale securities.

Noninterest Expense

Noninterest expense for the three months ending September 30, 2006 was $592,000, compared to $559,000 for the same period of 2005. During the three months ending September 30, 2006 salaries and benefits totaled $323,000 compared to $301,000 for the same period of 2005. Occupancy declined to $68,000 from $79,000 and other operating expenses grew to $201,000 from $179,000 during these same periods.

Noninterest expense for the nine months ending September 30, 2006 was $1.75 million, up 3.5 percent from $1.70 million for the same period of 2005.

Income Taxes

Income tax expense totaled $159,000 and $401,000, respectively, for the three and nine month periods ending September 30, 2006 compared to $108,000 and $290,000, respectively, for the same periods of 2005. This increase in income taxes is due to the increase in taxable income.

Liquidity

FCB strives to maintain sufficient liquidity to meet loan funding needs as well as scheduled deposit maturities. Liquid assets represented 25.2 percent of total assets at September 30, 2006, compared to 21.6 percent at December 31, 2005. FCB also maintains $9.0 million in lines of credit with its’ correspondent banks to enhance its liquidity position. As of September 30, 2006, advances on these lines of credit totaled $5.3 million.

Market Risk and Interest Rate Risk

Market risk is the risk of loss from adverse changes in market prices and rates. FCB’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. To that end, management actively monitors its interest rate risk exposure. As of September 30, 2006, FCB’s balance sheet was positioned so that FCB should benefit if interest rates rise.

Off-Balance Sheet Arrangements

FCB’s off-balance sheet arrangements are limited primarily to the unfunded commitments on lines of credit.

Recent Developments

On September 15, 2006, FCB signed a definitive agreement to be acquired by Atlantic Southern Financial Group, Inc. (“Atlantic Southern”), the bank holding company for Atlantic Southern Bank, which is headquartered in Macon, Georgia. Atlantic Southern had approximately $547 million in assets, $450 million in loans, $455 million in deposits, and $50 million in stockholders’ equity as of September 30, 2006. Atlantic Southern Bank operates five branches in Bibb, Houston, and Chatham Counties, Georgia. FCB will merge into Atlantic Southern Bank. The transaction is valued at approximately $16.46 million and is expected to be completed during the first quarter of 2007, subject to regulatory approval, the approval of FCB shareholders, and other customary closing conditions. The merger consideration will consist of

548,634 shares of Atlantic Southern common stock; FCB shareholders will receive 0.742555 shares of Atlantic Southern common stock for each share of FCB common stock.

Atlantic Southern has entered into a definitive agreement dated July 26, 2006 to acquire Sapelo Bancshares, Inc. and its subsidiary, Sapelo National Bank, a community bank located in Darien, Georgia. The consummation of, or the failure to consummate, the Sapelo acquisition will have no impact on either Atlantic Southern’s or FCB’s obligation to complete the merger.

SUPERVISION AND REGULATION

Atlantic Southern is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of its operations. These laws generally are intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to them.

Atlantic Southern Financial Group, Inc.

Because Atlantic Southern owns all of the capital stock of Atlantic Southern Bank, it is a bank holding company under the BHCA. As a result, it is primarily subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Federal Reserve Board. As a bank holding company located in Georgia, the GDBF also regulates and monitors all significant aspects of the company’s operations.

Acquisitions of Banks.   The BHCA requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•       acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•       acquiring all or substantially all of the assets of any bank; or

•       merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the BHCA, if adequately capitalized and adequately managed, Atlantic Southern, as well as other banks located within Georgia, may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. Currently, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. Because the bank has been chartered for more than three years, this limitation would not limit Atlantic Southern’s ability to sell.

Change in Bank Control.   Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•       the bank holding company has registered securities under Section 12 of the Securities Act of 1934; or

•       no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Atlantic Southern’s common stock is registered under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenging any rebuttable presumption of control.

Permitted Activities.   A bank holding company is generally permitted under the BHCA, to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•       banking or managing or controlling banks; and

•       any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•       factoring accounts receivable;

•       making, acquiring, brokering or servicing loans and related activities;

•       leasing personal or real property;

•       operating a non-bank depository institution, such as a savings association;

•       trust company functions;

•       financial and investment advisory activities;

•       conducting discount securities brokerage activities;

•       underwriting and dealing in government obligations and money market instruments;

•       providing specified management consulting and counseling activities;

•       performing selected data processing services and support services;

•       acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•       performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Gramm-Leach-Bliley Act; Financial Holding Companies.   The Financial Services Modernization Act of 1999, or the Gramm-Leach-Bliley Act, revised and expanded the provisions of the BHCA by including provisions that permit a bank holding company to qualify and elect to become a financial holding company. In addition to the permissible bank holding company activities listed above, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to financial activity. Under the regulations implementing the Gramm-Leach-Bliley Act, the following activities are considered financial in nature:

•       lending, trust and other banking activities;

•       insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities and acting as principal, agent or broker for these purposes, in any state;

•       providing financial, investment or advisory services;

•       issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•       underwriting, dealing in or making a market in securities;

•       other activities that the Federal Reserve Board may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•       foreign activities permitted outside of the United States if the Federal Reserve Board has determined them to be usual in connection with banking operations abroad;

•       merchant banking through securities or insurance affiliates; and

•       insurance company portfolio investments.

To qualify to become a financial holding company, any subsidiary bank must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, we would be required to file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve Board with 30 days’ written notice prior to engaging in a permitted financial activity. While Atlantic Southern meets the qualification standards applicable to financial holding companies, it has not elected to become a financial holding company at this time.

Support of Subsidiary Institution.   Under Federal Reserve policy, Atlantic Southern is expected to act as a source of financial strength and commit resources to support Atlantic Southern Bank. This support may be required at times when, without this Federal Reserve policy, the company might not be inclined to provide it. Accordingly, in connection with the formation of the bank holding company Atlantic Southern made a commitment to the Federal Reserve not to incur any debt without its approval. In addition, any capital loans made by the company to Atlantic Southern Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of the company’s bankruptcy, any commitment given to a federal bank regulatory agency to maintain the capital of Atlantic Southern Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Atlantic Southern Bank

Since Atlantic Southern Bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the FDIC and the GDBF. The FDIC and GDBF regularly examine the bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the bank’s deposits are insured by the FDIC to the maximum extent provided by law. Atlantic Southern Bank is also subject to numerous state and federal statutes and regulations that affect our business, activities and operations.

Branching.   Under current Georgia law, Atlantic Southern may open branch offices throughout Georgia with the prior approval of the GDBF. In addition, with prior regulatory approval, it may acquire branches of existing banks located in Georgia. Atlantic Southern Bank and any other national or state-chartered bank generally may branch across state lines only if allowed by the applicable states’ laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects Atlantic Southern from an important segment of potential competition. However, because Georgia has elected not to opt-in, Atlantic Southern’s ability to establish a new start-up branch in another state is limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way Atlantic Southern will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action.   The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories in which all institutions are placed: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories.

Federal banking regulators are required to take some mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments.   The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and was set at 1.26 cents per $100 of deposits for the third quarter of 2006.

As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices; is in an unsafe or unsound condition to continue operations; or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act.   The Community Reinvestment Act requires the appropriate federal regulator, in connection with its examinations of financial institutions within its jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. The federal regulator considers these factors in evaluating mergers, acquisitions and applications to open a branch or facility. Our failure to adequately meet these criteria could impose additional requirements and limitations. A bank with aggregate assets of $250 million or less, under the Gramm-Leach-Bliley Act, is subject to a Community Reinvestment Act examination only once every 60 months if it receives an outstanding rating, once every 48 months if it receives a satisfactory rating, and as needed if its rating is less than satisfactory. Additionally, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations.   Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank’s loan operations will be subject to federal laws applicable to credit transactions, such as the:

•       Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•       Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•       Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•       Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•       Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•       Servicemembers Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•       rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the bank are subject to the:

•       Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•       Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

Atlantic Southern is required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Atlantic Southern Financial Group, and the FDIC, in the case of the bank.

The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At September 30, 2006, Atlantic Southern’s ratio of total capital to risk-weighted assets was 14.22% and Atlantic Southern’s ratio of Tier 1 Capital to risk-weighted assets was 13.02%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At September 30, 2006, Atlantic Southern’s Tier 1 leverage ratio was 11.91%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank and a bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Payment of Dividends

Atlantic Southern Financial Group is a legal entity separate and distinct from Atlantic Southern Bank. The principal sources of its cash flow, including cash flow to pay dividends to its shareholders, are dividends that are received from the bank. Statutory and regulatory limitations apply to the payment of dividends by a subsidiary bank to its bank holding company. These same limitations apply to a bank holding company’s payment of dividends to its shareholders. Our payment of dividends may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Statutory and regulatory limitations apply to our payment of dividends to our shareholders. If, in the opinion of the federal banking regulator, we were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that we cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings

The GDBF also regulates our dividend payments and must approve dividend payments that would exceed 50% of the bank’s net income for the prior year.  Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

In 2005, Atlantic Southern declared no dividends.  The company has not declared a dividend since its inception and does not expect to do so in the foreseeable future.  Instead, Atlantic Southern anticipates that all of its earnings, if any, will be used for working capital, to support its operations and to finance the growth and development of our business.  Any future determination relating to dividend policy will be made at the discretion of Atlantic Southern’s board of directors and will depend on many of the statutory and regulatory factors mentioned above.

Restrictions on Transactions with Affiliates

Atlantic Southern Financial Group and Atlantic Southern Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•       a bank’s loans or extensions of credit to affiliates;

•       a bank’s investment in affiliates;

•       assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•       loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•       a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Atlantic Southern must also comply with other provisions designed to avoid the taking of low-quality assets.

Atlantic Southern is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Atlantic Southern is subject to restrictions on extensions of credit to our executive officers, directors, principal shareholders and their related interests.  These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Under the Gramm-Leach-Bliley Act, financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. Atlantic Southern and the bank have established policies and procedures to assure our compliance with all privacy provisions of the Gramm-Leach-Bliley Act.

Consumer Credit Reporting

On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act amending the federal Fair Credit Reporting Act. These amendments to the Fair Credit Reporting Act (the “FCRA Amendments”) became effective in 2004.

The FCRA Amendments include, among other things:

•       requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•       consumer notice requirements for lenders that use consumer report information in connection with risk-based credit pricing programs;

•       for entities that furnish information to consumer reporting agencies (which would include Atlantic Southern Bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•       a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the opt-out), subject to certain exceptions. We do not share consumer information among our affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because no affiliate of Atlantic Southern Financial Group is currently sharing consumer information with any other affiliate of Atlantic Southern Financial Group for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on us.

Anti-Terrorism and Money Laundering Legislation

We are subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specific financial transactions and account relationships, intended to guard against money laundering and terrorism financing. We have established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the results of operations of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

OTHER MATTERS

FCB’s management is not aware of any other matters to be brought before the special shareholders’ meeting.  However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2005 and for each of the years in the three-year period ended December 31, 2005 incorporated in this proxy statement-prospectus and registration statement by reference from Atlantic Southern’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Thigpen Jones Seaton and Co.

The financial statements and schedules as of December 31, 2005 and for each of the years in the three-year period ended December 31, 2005 included in this proxy statement-prospectus and registration statement from FCB's Annual Report for the year ended December 31, 2005 have been audited by McNair, McLemore, Middlebrooks & Co., LLP.

LEGAL MATTERS

Powell Goldstein LLP has provided an opinion to Atlantic Southern and FCB as to the validity of the shares of common stock that Atlantic Southern will issue in the merger.  The federal tax consequences of the merger have been passed upon by Powell Goldstein LLP.  Certain additional legal matters relating to the merger are being passed upon for Atlantic Southern by Powell Goldstein LLP and for FCB by Nelson Mullins Riley & Scarborough LLP.

IMPORTANT NOTICE FOR FCB’S SHAREHOLDERS

If you cannot locate your FCB common stock certificate(s), please contact Nicole Rinehart at FCB, P.O. Box 85, Roberta, Georgia 31078, telephone number (478) 836-2265. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

Please do not send your FCB stock certificates to us at this time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Atlantic Southern is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC.  The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Atlantic Southern.  The address of that site is http://www.sec.gov.  You may also read and copy any materials filed with the SEC by Atlantic Southern at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, as a 1934 Act reporting company, FCB must file certain reports with the FDIC. Copies of all 1934 Act filings are available by contacting Marcia Fields in the FDIC’s Accounting and Securities Section at (202) 898-8908 or mfields@fdic.gov. Copies of beneficial ownership reports are available at www2.fdic.gov/efr.

Atlantic Southern has filed a registration statement on Form S-4 with the SEC that registers the Atlantic Southern common stock to be issued in the merger.  This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Atlantic Southern and a proxy statement of FCB for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement.  Please refer to the registration statement for further information about Atlantic Southern and the Atlantic Southern common stock to be issued in the merger.  Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete.  A complete copy of each document is filed as an exhibit to the registration statement.  You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Atlantic Southern has supplied all of the information contained in this proxy statement-prospectus relating to Atlantic Southern and its subsidiary banks.  FCB has supplied all of the information relating to it.

This proxy statement-prospectus incorporates by reference important business and financial information about Atlantic Southern that is not included in or delivered with the proxy statement-prospectus.  That information is available without charge upon your request to:

Atlantic Southern Financial Group, Inc.
Attn: Chief Financial Officer
4077 Forsyth Road
Macon, Georgia 30210 Telephone: (478) 757-8181

You should make your request before January 22, 2007 in order to receive the information prior to the meeting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

Consistent with the applicable provisions of the Georgia Business Corporation Code, our bylaws provide that we shall indemnify our directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Atlantic Southern Financial Group and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by our board of directors or a committee duly designated thereby, (2) in particular circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article 9 of our articles of incorporation, subject to limited exceptions, eliminates the potential personal liability of a director for monetary damages to Atlantic Southern Financial Group and to our shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 21.                 Exhibits and Financial Statement Schedules.

(a)   Exhibits.

Exhibit	Description of Exhibit
2.1

Agreement and Plan of Reorganization by and among First Community Bank of Georgia, Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank dated September 15, 2006 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).++

5.1	Opinion of Powell Goldstein LLP, dated December 28, 2006, regarding legality of securities being registered (including its consent)
8.1	Opinion of Powell Goldstein LLP, dated December 28, 2006, regarding certain tax matters (including its consent)
23.1	Consent of Powell Goldstein LLP (included as parts of Exhibits 5.1 and 8.1)
23.2	Consent of Stevens and Company++
23.3	Consent of Thigpen Jones Seaton and Co.++
23.4	Consent of McNair, McLemore, Middlebrooks & Co., LLP++
99.1	Form of Proxy of FCB

++     Previously Filed

(b)   Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.                 Undertakings

(a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to Atlantic Southern holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)    The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)   to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 42(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Atlantic Southern Financial Group, Inc. has caused this Registration Statement to be signed on its behalf by the undersigned duly authorized in the City of Macon, State of Georgia, on December 28, 2006.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
By:	/s/ MARK a. STEVENS
MARK A. STEVENS, President and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 28, 2006, in the capacities indicated.

*
Raymond O. Ballard, Jr.
Director
*
Peter R. Cates
Director
*
Carolyn Crayton
Director
*
J. Douglas Dunwody
Director
*
William A. Fickling, III
Chairman

Carl E. Hofstadter
Director
*
Dr. Laudis H. Lanford
Director
*
J. Russell Lipford, Jr.
Director
*
Thomas J. McMichael
Director

*
Donald L. Moore
Director
*
Tyler J. Rauls, Jr.
Director
*
Dr. Hugh F. Smisson, III
Director
/s/ CAROL SOTO
Carol Soto
Chief Financial Officer
(Principal Financial and Accounting Officer)
/s/ MARK A. STEVENS
Mark A. Stevens
President, Chief Executive Officer and Director
(Principal Executive Officer)
*
George Waters, Jr.
Director

*By:	/s/ MARK A. STEVENS
Mark A. Stevens
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1

Agreement and Plan of Reorganization by and among First Community Bank of Georgia, Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank, dated September 15, 2006 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).++

5.1	Opinion of Powell Goldstein LLP, dated December 28, 2006, regarding legality of securities being registered (including its consent)
8.1	Opinion of Powell Goldstein LLP, dated December 28, 2006, regarding certain tax matters (including its consent)
23.1	Consent of Powell Goldstein LLP (included as parts of Exhibits 5.1 and 8.1)
23.2	Consent of Stevens & Company++
23.3	Consent of Thigpen Jones Seaton and Co.++
23.4	Consent of McNair, McLemore, Middlebrooks & Co., LLP++
99.1	Form of Proxy of FCB

++     Previously Filed

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

ATLANTIC SOUTHERN BANK

AND

FIRST COMMUNITY BANK OF GEORGIA

Dated as of September 15, 2006

11.7	ASSIGNMENT	43
11.8	NOTICES	43
11.9	GOVERNING LAW	44
11.10	COUNTERPARTS	44
11.11	CAPTIONS; ARTICLES AND SECTIONS	44
11.12	INTERPRETATIONS	44
11.13	SEVERABILITY	44

EXHIBITS

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 15, 2006, by and among ATLANTIC SOUTHERN FINANCIAL GROUP, INC. a Georgia corporation, (“Atlantic Southern”), ATLANTIC SOUTHERN BANK, a Georgia chartered bank (“ASB”), and FIRST COMMUNITY BANK OF GEORGIA (“FCB”), a Georgia banking association.

Preamble

The respective Boards of Directors of FCB, Atlantic Southern and ASB are of the opinion that the transaction described herein is in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of FCB with and into ASB, as a result of which the outstanding shares of the capital stock of FCB shall be converted into the right to receive shares of Atlantic Southern Common Stock, and the shareholders of FCB shall become shareholders of Atlantic Southern. The transaction described in this Agreement is subject to the approvals of the shareholders of FCB, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, the Federal Depository Insurance Corporation and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTION AND TERMS OF MERGER

1.1   Merger.   Subject to the terms and conditions of this Agreement, FCB shall be merged with and into ASB with the effect provided in Section 7-1-536 of the Financial Institutions Code of Georgia (“FICG”). ASB shall be the Surviving Entity resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCB, Atlantic Southern and ASB.

1.2   Time and Place of Closing.   The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Powell Goldstein LLP, 1201 West Peachtree St., Atlanta, GA 30309, or at such location as may be mutually agreed upon by the Parties.

1.3   Effective Time.   The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”). At the Effective Time, the separate corporate existence of FCB shall cease, and ASB shall continue as the Surviving Entity.

ARTICLE 2
TERMS OF MERGER

2.1   Articles of Incorporation.   The Articles of Incorporation of ASB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until otherwise duly amended or repealed.

2.2   Bylaws.   The Bylaws of ASB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity until duly amended or repealed.

2.3   Directors and Officers.   The officers and directors of ASB in office immediately prior to the Effective Time shall serve as the officers and directors of the Surviving Entity from and after the Effective Time.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1   Conversion of FCB Shares.   Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of ASB, FCB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)        Each share of capital stock of Atlantic Southern issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)        Each share of ASB capital stock issued and outstanding immediately prior to the Effective Time, all of which are held by Atlantic Southern, shall remain outstanding from and after the Effective Time.

(c)        Each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held by FCB or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive its pro rata portion of the Merger Consideration (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected by either Party, or for which a record date occurs). Such shares to be converted are sometimes referred to herein as the “Outstanding FCB Shares.” Each holder of an Outstanding FCB share will receive his or her portion of the Merger Consideration in the form of 0.742555 shares of Atlantic Southern Common Stock per one share of FCB Common Stock.

(d)        Notwithstanding any other provision of this Agreement, each holder of Outstanding FCB Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Atlantic Southern Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Atlantic Southern Common Stock multiplied by $30.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(e)        Each share of FCB Common Stock that is not an Outstanding FCB Share as of the Effective Time, including any shares of FCB Common Stock held by FCB, shall be canceled without consideration therefor.

(f)         No Dissenting Shares shall be converted in the Merger. As of the Effective Time, all such shares shall be canceled, and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of FCB Common Stock who at the Effective Time held Outstanding FCB Shares.

ARTICLE 4
EXCHANGE OF SHARES

4.1   Exchange Procedures.   Prior to the Effective Time, ASB shall select a transfer agent, bank or trust company to act as an exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Outstanding FCB Shares. At the Effective Time, ASB shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding FCB Shares as of immediately prior to the Effective Time, a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of FCB Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of any certificates representing Atlantic Southern Common Stock, which certificates shall be deposited with the Exchange Agent by ASB as of the Effective Time. If any certificates for shares of Atlantic Southern Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be promptly paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to ASB, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to ASB for payment or delivery of such property. In no event will any holder of FCB Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or ASB of the Merger Consideration. ASB shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration.

4.2   Rights of Former FCB Shareholders.

(a)        The stock transfer books of FCB shall be closed as to holders of FCB Common Stock immediately prior to the Effective Time and no transfer of FCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding FCB Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of FCB shall be entitled to vote after the Effective Time at any meeting of Atlantic Southern shareholders the number of whole shares of Atlantic Southern Common Stock into which their respective shares of FCB Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing Atlantic Southern Common Stock in accordance with the provisions of this Agreement.

(b)        Whenever a dividend or other distribution is declared by Atlantic Southern on Atlantic Southern Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Atlantic Southern Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Atlantic Southern Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the Atlantic Southern Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be promptly delivered and paid with respect to each share represented by such Old Certificate.

4.3   Bank Merger.   Concurrently with or as soon as practicable after the execution and delivery of this Agreement, FCB and ASB shall enter into the Agreement and Plan of Merger, in the form attached hereto as Exhibit A, pursuant to which FCB will merge with and into ASB. The Parties intend that the Merger will become effective simultaneously with or immediately following the Effective Time.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FCB

FCB hereby represents and warrants to Atlantic Southern and ASB as follows:

5.1   Organization, Standing, and Power.

(a)        FCB is a state bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for FCB have been made available to ASB for its review and, except as disclosed in Section 5.1 of the FCB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceeding of the Board of Directors and shareholder thereof.

5.2   Authority of FCB; No Breach By Agreement.

(a)        FCB has the corporate power and authority necessary to execute, deliver, and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCB. Subject to the requisite approval by FCB’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of FCB and enforceable against FCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)        Neither the execution and delivery of this Agreement by FCB, nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FCB’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of FCB that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the FCB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of FCB under, any material Contract or material Permit of FCB, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any material Law or Order applicable to FCB or any of its Assets.

(c)        Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit

Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any governmental authority is necessary for the consummation by FCB of the Merger and the other transactions contemplated in this Agreement.

5.3   Capital Stock.

(a)        The authorized capital stock of FCB consists of 2,000,000 shares of FCB Common Stock at $4.00 par value per share, of which, as of the date of this Agreement, 713,846 shares are issued and outstanding, 25,000 shares of FCB Common Stock are reserved for issuance pursuant to outstanding options to purchase shares of common stock (the “Common Stock Options”) and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of FCB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FCB has been issued in violation of any preemptive rights of the current or past shareholders of FCB.

(b)        Except as set forth in this Section 5.3(a) or in Section 5.3(b) of the FCB Disclosure Memorandum, there are no (i) shares of capital stock, preferred stock or other equity securities of FCB outstanding or (ii) other than 25,000 Common Stock Options held by Douglas R. Harper (the “Harper Options”), there are no outstanding Equity Rights relating to the capital stock of FCB. The Harper Options will be exercised or canceled prior to the Closing.

5.4   FCB Subsidiaries.   FCB has disclosed in Section 5.4 of the FCB Disclosure Memorandum all of the FCB Subsidiaries as of the date of this Agreement. No equity securities of a FCB Subsidiary is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a FCB Subsidiary, and there are no contracts by which a FCB Subsidiary is bound to issue (other than to FCB) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock (other than to FCB). There are no contracts relating to the rights of any FCB Entity to vote or to dispose of any shares of the capital stock of a FCB Subsidiary.

5.5   Financial Statements.   FCB has delivered to ASB copies of all FCB Financial Statements and will deliver to ASB copies of all similar quarterly and annual financial statements prepared subsequent to the date hereof. The FCB Financial Statements and any supplemental financial statements delivered under the foregoing sentence (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of FCB, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of FCB as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of FCB for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6   Absence of Undisclosed Liabilities.   FCB has no Liabilities of a nature required to be reflected on the balance sheets included in the FCB Financial Statements prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the balance sheets of FCB as of June 30, 2006, included in the FCB Financial Statements or reflected in the notes thereto. FCB has not incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a FCB Material Adverse Effect, (ii) to legal, financial and other advisers in connection with the transactions contemplated by this Agreement, or (iii) otherwise reflected in the FCB Financial Statements for periods following such date.

5.7   Loan and Investment Portfolios.   As of the date of this Agreement, all loans, discounts and financing leases reflected on the FCB Financial Statements were, and with respect to the FCB Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected except with respect to security interests in loans which have been filed, but not yet officially recorded, with any applicable recording authority. Except as specifically set forth in Section 5.7 of the FCB Disclosure Memorandum, no FCB Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by FCB to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by FCB, the FDIC or the Georgia Department of Banking and Finance, or (iv) an obligation of any director, executive officer or 10% shareholder of FCB who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8   Absence of Certain Changes or Events.   Since June 30, 2006, except as disclosed in the FCB Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the FCB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an FCB Material Adverse Effect, (ii) FCB has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of FCB Common Stock and (iii) no FCB Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FCB provided in Article 7. Except as may result from the transactions contemplated by this Agreement, FCB has not, since June 30, 2006:

(a)        except as set forth in Section 5.8(a) of the FCB Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $50,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $50,000;

(b)        suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)        experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)        except as set forth in Section 5.8(d) of the FCB Disclosure Memorandum, had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer’s intent to terminate, its relationship with FCB;

(e)        failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)         except as set forth in Section 5.8(f) of the FCB Disclosure Memorandum, forgiven any debt owed to it in excess of $50,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)        except as set forth in Section 5.8(g) of the FCB Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000;

(h)        except as set forth in Section 5.8(h) of the FCB Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

(i)         except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the FCB Financial Statements;

(j)         authorized or issued any additional shares of FCB Common Stock, preferred stock, or Equity Rights; or

(k)        entered into any agreement, contract or commitment to do any of the foregoing.

5.9   Tax Matters.

(a)        All Tax Returns required to be filed by or on behalf of any FCB Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year-end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the FCB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the FCB Disclosure Memorandum. FCB’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of FCB.

(b)        No FCB Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)        The provision for any Taxes due or to become due for any FCB Entity for the period or periods through and including the date of the respective FCB Financial Statements that has been made and is reflected on such FCB Financial Statements is sufficient to cover all such Taxes.

(d)        Deferred Taxes of FCB has been provided for in accordance with GAAP.

(e)        FCB is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)         No FCB Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)        To FCB’s Knowledge there is no pending claim by any taxing authority of a jurisdiction where the FCB has not filed Tax Returns that are subject to taxation in that jurisdiction.

5.10   Allowance for Possible Loan Losses.   The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of FCB included in the FCB Financial Statements is,             and the Allowance shown on the consolidated balance sheets of FCB as of dates subsequent to the execution of this Agreement and prior to the Effective Time will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of FCB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FCB as of the dates thereof.

5.11   Assets.

(a)        Except as disclosed in Section 5.11 of the FCB Disclosure Memorandum or as disclosed or reserved against in the FCB Financial Statements, FCB has good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the FCB Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for Taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of FCB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCB’s past practices. All Assets which are material to FCB’s business on a consolidated basis, held under leases or subleases by a FCB Entity, are held under valid Contracts enforceable against such FCB Entity in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)        FCB has paid all amounts due and payable under any insurance policies and guarantees applicable to FCB and its respective Assets and operations; all such insurance policies and guarantees are in full force and effect, and all of FCB’s material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. FCB has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance, and no notices of claims in excess of such amounts have been given by FCB under such policies.

(c)        With respect to each lease of any real property or personal property to which FCB is a party (whether as lessee or lessor), except for financing leases in which FCB is lessor, (i) such lease is in full force and effect in accordance with its terms against the FCB Entity that is a party to the lease; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by FCB; (iii) there exists no Default under such lease by FCB; and (iv) upon receipt of the consents described in

Section 5.11(c) of the FCB Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)        FCB has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets except in the ordinary course of business consistent with past practices.

(e)        FCB’s Assets include all Assets required to operate the businesses of FCB as presently conducted.

5.12   Intellectual Property.   FCB owns or has a license to use the Intellectual Property used by FCB in the course of its businesses. FCB owns or has a license to any Intellectual Property sold or licensed to a third party by FCB in connection with FCB’s business operations, and FCB has the right to convey by sale or license any Intellectual Property so conveyed. FCB has not received notice of Default under any of its respective Intellectual Property licenses. No proceedings have been instituted, or to FCB’s Knowledge are pending or overtly threatened, that challenge the rights of FCB with respect to Intellectual Property used, sold or licensed by FCB in the course of its businesses, nor has any person claimed or alleged any rights to such Intellectual Property. To FCB’s Knowledge the conduct of FCB’s businesses does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the FCB Disclosure Memorandum, (i) FCB is not obligated under any Contract to pay any recurring royalties to any Person with respect to any such Intellectual Property, and (ii) to FCB’s Knowledge, no officer, director or employee of FCB is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including FCB.

5.13   Environmental Matters.

(a)        Except as disclosed in Section 5.13(a) of the FCB Disclosure Memorandum, FCB, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)        Except as disclosed in Section 5.13(b) of the FCB Disclosure Memorandum, there is no Litigation pending or, to FCB’s Knowledge, overtly threatened before any court, governmental agency, or authority or other forum in which FCB or any of its Operating Properties or Participation Facilities (or FCB in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by FCB or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)        To FCB’s Knowledge, during the period of (i) FCB’s ownership or operation of any of its Assets, (ii) FCB’s participation in the management of any Participation Facility, or (iii) FCB’s holding of a security interest in an Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. To FCB’s Knowledge, prior to the period of (i) FCB’s ownership or operation of any of its Operating Properties or Participation Facilities, (ii) FCB’s participation in the management of any Participation Facility, or (iii) FCB’s holding of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility or Operating Property.

(d)        FCB has delivered to ASB true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by FCB pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility or Operating Property, or concerning compliance by FCB or to FCB’s Knowledge, any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)        There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, or under any Participating Facility or Operating Property. Section 5.13(e) of the FCB Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of FCB at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14   Compliance with Laws.   FCB is a Georgia state bank whose deposits are and will at the Effective Time be insured by the FDIC, and has in effect all material Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and since January 1, 2006, there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the FCB Disclosure Memorandum, no FCB Entity is:

(a)        currently in Default under any of the provisions of its respective Articles of Incorporation or Bylaws (or other governing instruments);

(b)        currently in Default under any Laws, Orders, or material Permits applicable to its business or employees conducting its business; or

(c)        since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCB Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the FCB Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to ASB to the extent such reports have been requested by Atlantic Southern.

5.15   Labor Relations.   No FCB Entity is a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is any FCB Entity party to any collective bargaining agreement, nor is there any pending or, to FCB’s Knowledge, threatened strike, slowdown, picketing, work stoppage or other labor dispute involving FCB. There is no activity involving any employees of FCB seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16   Employee Benefit Plans.

(a)        FCB and any other entities which now or in the past constitute a single employer within the meaning of IRC Section 414 are hereinafter collectively referred to as the “Company Group.”

(b)        The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively “Participants”) are referred to as the “Company Plans”:

(i)         Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

(ii)       Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

FCB has delivered to ASB true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

(c)        Except as to those plans identified in Section 5.16 of the FCB Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Company Qualified Plans”), no member of the Company Group maintains a Company Plan which meets or was intended to meet the requirements of Section 401(a). As to each Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that FCB may rely upon such favorable determination letter(s) and, to FCB’s Knowledge, such favorable determination letter(s) remain in effect and have not been revoked. Copies of the most recent favorable determination letters and any outstanding requests for a favorable determination letter with respect to each Company Qualified Plan, if any, have been delivered to ASB. Except as set forth in Section 5.16 of the FCB Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination letter, other than changes which are intended to meet requirements under Internal Revenue Code Section 401(a) or other Internal Revenue Code plan-related qualification provisions other than legally required changes. The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a). To FCB’s Knowledge, no member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

(d)        Each member of the Company Group is in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

(e)        No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

(f)         No member of the Company Group maintains an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

(g)        To FCB’s Knowledge, no member of the Company Group has any remaining liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

(h)        Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

(i)         No member of the Company Group has any obligation or liability to contribute or has contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(j)         No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406), with respect to which no exemption is applicable. All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

(k)        No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

(l)         No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

(m)      Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or to FCB’s Knowledge, threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

(n)        Except as disclosed in Section 5.16 of the FCB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

(o)        Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

(p)        The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

(q)        Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in material compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

(r)        The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the FCB Financial Statements and except for any required reinstatement of nonvested amounts which cannot be considered a forfeiture under the applicable Company Plan or with respect to which the “rule of parity” or similar rule would be applied so as to require reinstatement of such nonvested amount as a result of plan termination.

(s)        Since June 30, 2006, except as disclosed in Section 5.16 of the FCB Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

5.17   Material Contracts.   Except as disclosed in Section 5.17 of the FCB Disclosure Memorandum or otherwise reflected in the FCB Financial Statements, neither FCB nor any of its Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by FCB or the guarantee by FCB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts FCB or to FCB’s Knowledge, any employee of FCB from engaging in any banking related business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other material technical services to or by FCB, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (collectively, (i) through (vii) above are referred to as the “FCB Contracts”). With respect to each FCB Contract and except as disclosed in Section 5.17 of the FCB Disclosure Memorandum: (i) the Contract is in full force and effect against FCB; (ii) FCB is not in Default of any material provision thereunder; (iii) FCB has not repudiated or waived any material provision of any such Contract; and (iv) to FCB’s Knowledge, no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of FCB for money borrowed is prepayable at any time by FCB without penalty or premium.

5.18   Legal Proceedings.   Except as disclosed in Section 5.18 of the FCB Disclosure Memorandum, there is no Litigation instituted, pending or, to FCB’s Knowledge, overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against FCB, or against any employee benefit plan of FCB, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against FCB. Section 5.18 of the FCB Disclosure Memorandum contains a summary of all Litigation instituted or pending as of the date of this Agreement to which FCB is a party and that names FCB as a defendant or cross-defendant or for which FCB has any potential Liability in excess of $50,000.

5.19   Reports.

(a)        Since December 31, 2002, FCB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)        FCB has timely filed and made available to ASB all FDIC documents required to be filed by FCB since December 31, 1998 (the “FCB FDIC Reports”). The FCB FDIC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the FDIC Rules and Regulations and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FCB FDIC Reports or necessary in order to make the statements in such FCB FDIC Reports, in light of the circumstances under which they were made, not misleading.

(c)        Each of the FCB Financial Statements (including, in each case, any related notes) contained in the FCB Regulatory Reports complied as to form in all material respects with the applicable published rules and regulations of the Georgia Department of Banking and Finance with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of FCB as at the respective dates and the consolidated results of operations and cash flows for the periods indicated.

5.20   Tax and Regulatory Matters.   FCB has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21   Internal Accounting.   FCB maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

5.22   Community Reinvestment Act.   FCB has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.23   Privacy of Customer Information.

(a)        FCB is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to ASB pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.23, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)        The collection and use of such IIPI by FCB, the transfer of such IIPI to ASB, and the use of such IIPI by ASB as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.24   Technology Systems.

(a)        Except to the extent indicated in Schedule 5.24 of the FCB Disclosure Memorandum, to FCB’s Knowledge, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by FCB (collectively, the “Technology Systems”) to continue by ASB to the same extent and in the same manner that it has been used by FCB.

(b)        Since January 1, 2005, the Technology Systems have not suffered unplanned disruption causing a FCB Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, FCB’s use of the Technology Systems is free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)        Details of FCB’s disaster recovery and business continuity arrangements have been provided to ASB.

(d)        FCB has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of FCB’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.25   Bank Secrecy Act Compliance.   FCB is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. FCB has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.26   FCB Disclosure Memorandum.   FCB has delivered to ASB the FCB Disclosure Memorandum containing certain information regarding FCB as indicated at various places in this Agreement. All information set forth in the FCB Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of FCB under this Article 5. The information contained in the FCB Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.27   Board Recommendation.   The Board of Directors of FCB, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the FCB Non-Compete Agreement and the FCB Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of FCB Common Stock approve this Agreement.

5.28   Opinion of Financial Advisor.   FCB has received the opinion of Stevens & Company, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of FCB Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to ASB.

5.29   Statements True and Correct.

(a)        No statement, certificate, instrument, or other writing furnished or to be furnished by FCB, or any Affiliate thereof, to Atlantic Southern or ASB pursuant to this Agreement or any other document, agreement, or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        All documents that FCB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ATLANTIC SOUTHERN AND ASB

Atlantic Southern and ASB hereby represent and warrant to FCB as follows:

6.1   Organization, Standing and Power.   Each of Atlantic Southern and ASB is a corporation in good standing under the laws of the State of Georgia, and Atlantic Southern is duly registered as a bank holding company under the BHC Act. Each of Atlantic Southern and ASB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Atlantic Southern and ASB is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ASB.

6.2   Authority; No Breach By Agreement.

(a)        Each of Atlantic Southern and ASB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Atlantic Southern and ASB. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents legal, valid, and binding obligations of Atlantic Southern and ASB, is enforceable against Atlantic Southern and ASB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)        Neither the execution and delivery of this Agreement by ASB, nor the consummation by ASB of the transactions contemplated hereby, nor compliance by ASB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ASB’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of Atlantic Southern or any resolution adopted by the board of directors or the shareholders of Atlantic Southern or ASB that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of ASB or Atlantic Southern under any material Contract or material Permit of ASB or Atlantic Southern or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to ASB or Atlantic Southern or any of their respective material Assets.

(c)        Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the OTC Bulletin Board, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any governmental authority is necessary for the consummation by Atlantic Southern and ASB of the Merger, and the other transactions contemplated in this Agreement.

6.3   Capital Stock.

(a)        The authorized capital stock of Atlantic Southern consists of 10,000,000 shares of Atlantic Southern Common Stock, of which 3,304,052 shares are issued and outstanding, 120,000 shares are reserved for issuance pursuant to outstanding options to purchase shares of Atlantic Southern Common Stock, 324,000 shares are reserved for issuance pursuant to outstanding directors’ warrants to purchase shares of Atlantic Southern Common Stock, and 305,695 shares which will be issued to shareholders of Sapelo Bancshares, Inc. (“Sapelo”), pursuant to the Agreement and Plan of Reorganization signed July 26, 2006, if such transaction is completed (the “Sapelo Shares”). All of the issued and outstanding shares of Atlantic Southern Common Stock are, or with respect to the Sapelo Shares, will be, and all of the shares of Atlantic Southern Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Atlantic Southern Common Stock has been, and none of the shares of Atlantic Southern Common Stock to be issued in exchange for shares of Sapelo Common Stock, or in exchange for shares of FCB Common Stock upon consummation of the Merger, will be issued in violation of any preemptive rights of the current or past shareholders of Atlantic Southern.

(b)        Except as set forth in Section 6.3 of this Agreement, there are no (i) shares of capital stock, preferred stock or other equity securities of Atlantic Southern outstanding or (ii) outstanding Equity Rights relating to the capital stock of Atlantic Southern.

6.4   Atlantic Southern Subsidiaries.   Atlantic Southern owns all of the issued and outstanding shares of capital stock (or other equity interests) of ASB. No capital stock (or other equity interest) of ASB is or may become required to be issued (other than to Atlantic Southern) by reason of any Equity Rights, and there are no Contracts by which ASB is bound to issue (other than to Atlantic Southern) additional shares of its capital stock (or other equity interests) or Equity Rights or by which Atlantic Southern is or may be bound to transfer any shares of the capital stock (or other equity interests) of ASB (other than to Atlantic Southern). There are no Contracts relating to the rights of ASB to vote or to dispose of any shares of the capital stock (or other equity interests) of ASB. All of the shares of capital stock (or other equity interests) of ASB held by Atlantic Southern are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by Atlantic Southern free and clear of any Lien. Each Atlantic Southern Subsidiary is either a bank, a Delaware Statutory Trust, or a corporation, and each such Atlantic Southern Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Atlantic Southern Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Atlantic Southern. ASB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5   SEC Filings; Financial Statements.

(a)        Atlantic Southern has timely filed and made available to FCB all SEC Documents required to be filed by Atlantic Southern since January 1, 2005 (the “Atlantic Southern SEC Reports”). The Atlantic Southern SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Atlantic Southern SEC Reports or necessary in order to make the statements in such Atlantic Southern SEC Reports, in light of the circumstances under which they were made, not misleading. No Atlantic Southern Subsidiary is required to file any SEC Documents.

(b)        Each of the Atlantic Southern Financial Statements (including, in each case, any related notes) contained in the Atlantic Southern SEC Reports, including any Atlantic Southern SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Atlantic Southern and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6   Reports.   Since January 1, 2002, each Atlantic Southern Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.7   Absence of Undisclosed Liabilities.   No Atlantic Southern Entity has any Liabilities of a nature required to be reflected on a balance sheet included in the Atlantic Southern Financial Statements prepared in accordance with GAAP, except the liabilities that may occur as a result of the Merger Agreement signed on July 26, 2006, by and among Sapelo, Sapelo National Bank, Atlantic Southern and ASB, and Liabilities that are accrued or reserved against in the consolidated balance sheet of ASB as of June 30, 2006, included in the Atlantic Southern Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Atlantic Southern Entity has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, an Atlantic Southern Material Adverse Effect, (ii) in connection with the transactions contemplated by this Agreement or (iii) otherwise reflected in the Atlantic Southern Financial Statements for periods following such date.

6.8   Absence of Certain Changes or Events.   Since June 30, 2006, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Atlantic Southern Material Adverse Effect, and (ii) none of the Atlantic Southern Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ASB provided in Article 8.

6.9   Legal Proceedings.

(a)        There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Atlantic Southern Entity, or against any director, employee or employee benefit plan of any Atlantic Southern Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Atlantic Southern Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)        There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any Atlantic Southern Entity as a result of examination by any bank or bank holding company regulatory authority.

(c)        No Atlantic Southern Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any Atlantic Southern Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.10   Loan and Investment Portfolios.   As of the date of this Agreement, all loans, discounts and financing leases reflected on the Atlantic Southern Financial Statements were, and with respect to the Atlantic Southern Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected except with respect to security interests in loans which have been filed, but not yet officially recorded, with any applicable recording authority.

6.11   Community Reinvestment Act.   ASB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.12   Tax and Regulatory Matters.   Neither Atlantic Southern nor ASB has taken or agreed to take any action, or has Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13   Statements True and Correct.

(a)        No statement, certificate, instrument, or other writing furnished or to be furnished by any Atlantic Southern Entity or any Affiliate thereof to FCB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        All documents that any Atlantic Southern Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants of Each Party.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, with the exception of the Merger Agreement signed on July 26, 2006, by and among Sapelo Bancshares, Inc., Sapelo National Bank, Atlantic Southern and ASB, unless the prior written consent of the other Party shall have been obtained, or otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2   Negative Covenants of FCB.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of ASB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, FCB covenants and agrees that it will not do or agree or commit to do or permit any Entity to agree or commit to do any of the following:

(a)        amend the Articles of Incorporation, Bylaws or other governing instruments of  FCB; or

(b)        incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of FCB  consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal

Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any FCB Asset, of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FCB Disclosure Memorandum); or

(c)        repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of FCB’s capital stock, or declare or pay any dividend or make any other distribution in respect of FCB’s capital stock; or

(d)        issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCB Common Stock or any other capital stock of FCB, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)        adjust, split, combine or reclassify any shares of FCB Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)         except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof or other securities in the ordinary course of business and consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)        (i) increase the rate of compensation payable or to become payable to any director, employee or other service provider of the Company, other than in the ordinary course of business and consistent with past practice; (ii) amend or enter into any employment, severance, change in control or similar Contract with any such director, employee or other service provider, other than to amend Douglas Harper’s employment to provide that the term of his non-compete shall not exceed 18 months; (iii) pay or agree to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amend any Company Plan, other than any amendment required by Law; (v) adopt any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminate any existing Company Plan; or

(h)        make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(i)         commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any FCB Entity for over $50,000 in money damages or any restrictions upon the operations of FCB; or

(j)         except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

7.3   Negative Covenants of ASB.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, not including the Merger Agreement signed on July 26, 2006, by and among Sapelo, Sapelo National Bank, Atlantic Southern and ASB, or unless the prior written consent of FCB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, each of ASB and Atlantic Southern covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of Atlantic Southern or ASB, in each case, in any manner adverse to the holders of FCB Common Stock.

7.4   Adverse Changes in Condition.   Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a FCB Material Adverse Effect or an ASB or Atlantic Southern Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5   Reports.   Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6   Loan Portfolio Review.   Each party shall have the right to perform due diligence reviews of the other party’s lending activities at 45-day intervals between the date of this Agreement and the Effective Date.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1   Atlantic Southern Registration Statement.

(a)        Following the execution of this Agreement, Atlantic Southern will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Atlantic Southern Common Stock that will be issued to the holders of FCB Common Stock pursuant to the Merger. Atlantic Southern shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable following the execution of this Agreement, to qualify the Atlantic Southern Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Atlantic Southern Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of FCB except to the extent that the transfer of any shares of Atlantic Southern Common Stock received by shareholders of FCB is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. FCB and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)        Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to the FCB shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by FCB for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the FCB shareholders and at the time of the FCB shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by either Party with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Proxy Statement.

8.2   Applications.   ASB shall prepare and file, and FCB shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.3   Filings with State Offices.   Upon the terms and subject to the conditions of this Agreement, ASB shall execute and file the Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.4   Agreement as to Efforts to Consummate.   Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.5   Investigation and Confidentiality.

(a)             Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)   Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a FCB Material Adverse Effect or an Atlantic Southern or ASB Material Adverse Effect, as applicable.

8.6   No Solicitations.

(a)   Except as contemplated by Section 8.6(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, FCB shall not, and shall use its best efforts to ensure that its directors, officers, employees, advisers and agents shall not, directly or indirectly, without the prior written approval of Atlantic Southern:

(i)   solicit, initiate or authorize inquiries, discussions, negotiations, or submissions of proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal;

(ii)   knowingly provide or furnish any nonpublic information about or with respect to FCB; or

(iii)   withdraw its recommendation to the FCB shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)   FCB shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify ASB immediately if any such inquiries or proposals are received by it, any such information is requested from it, or to FCB’s Knowledge, any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)   Nothing contained in this Section 8.6 shall prohibit any officer or director of FCB from taking any action that the Board of Directors of FCB shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to FCB and its shareholders.

(d)   FCB shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)   Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, including but not limited to the identity of the Person making the offer, proposal, inquiry or request and the terms of such offer, proposal, inquiry or request, and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.7   Press Releases.   Prior to the Effective Time, FCB and ASB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transactions contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8   Tax Treatment.   Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.9   Charter Provisions.   FCB shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under FCB’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of Atlantic Southern or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of FCB that may be directly or indirectly acquired or controlled by them.

8.10   Agreement of Affiliates.   FCB has disclosed in Section 8.10 of the FCB Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of FCB for purposes of Rule 145 under the 1933 Act. FCB shall cause each such Person to deliver to ASB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B.

8.11   Indemnification and Insurance.

(a)   ASB covenants and agrees that all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under FCB’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which ASB is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between ASB and the Indemnified Party. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against ASB under such subparagraph, notify ASB in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, ASB shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from ASB to such Indemnified Party of its election so to assume the defense thereof, ASB shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if ASB elects not to assume such defense or if counsel for the Indemnified Party advises ASB in writing that there are material substantive issues that raise conflicts of interest between Atlantic Southern, ASB or FCB and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and ASB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, ASB shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(b)   FCB covenants and agrees that it shall cause the persons serving as its officers or directors of the FCB Entities, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by FCB with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) ASB may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with FCB’s consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by FCB for such insurance shall not exceed 150% of the most current annual premium paid by FCB for its directors and officers liability insurance, without ASB’s prior approval.

(c)   ASB covenants and agrees that if Atlantic Southern, ASB or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Atlantic Southern or ASB shall assume the obligations set forth in this Section 8.11.

(d)   The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.12   Employee Benefits and Contracts.   Following the Effective Time, ASB shall provide generally to officers and employees of FCB (who continue employment with Atlantic Southern or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by ASB to its other similarly situated officers and employees. For avoidance of doubt, other than with respect to Douglas Harper, who will not receive an offer of employment with ASB, ASB shall provide employment to all officers of FCB. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the FCB Entities prior to the Effective Date shall be counted. ASB shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the FCB Disclosure Memorandum between any FCB Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by ASB by reason of this Section 8.12. If ASB shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more employees of a FCB Entity participated immediately prior to the Effective Time (a “Company Health Plan”), there will be no underwriting requirements, and all employees and officers of FCB who continue employment with Atlantic Southern or any of its Subsidiaries shall receive coverage under ASB’s current group health plan. Such health plan will give credit for any such employee’s participation in the Company Health Plan prior to the Effective Time for purposes of applying any waiting period and/or pre-existing condition limitations set forth therein; and, if such transition occurs during the middle of the plan year for such a Company Health Plan, to give credit towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan for any deductible amounts and co-payments previously paid by any such employee respecting his or her participation in that Company Health Plan during that plan year prior to the Effective Time. ASB also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any FCB Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the FCB Plan or any successor group health plan maintained by ASB. At the request of ASB, FCB will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by FCB that is intended to be qualified under Section 401(a) of the Internal Revenue Code, and, notwithstanding anything in this Agreement to the contrary, any and all such action taken by FCB shall not constitute, and shall be deemed not to constitute, a breach or other violation of any term, condition or other provision of this Agreement (including, without limitation, any covenant, representation, warranty or other provision of this Agreement).

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)   Shareholder Approval.   The shareholders of FCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)   Regulatory Approvals.   All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)   Consents and Approvals.   Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FCB Material Adverse Effect or an Atlantic Southern or ASB Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)   Legal Proceedings.   No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Atlantic Southern Common Stock issuable pursuant to the Merger shall have been received.

(f)    Tax Matters.   Each Party shall have received a written opinion of counsel from Powell Goldstein LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of FCB Common Stock for Atlantic Southern Common Stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange (except to the extent of any cash received).

(g)   Opinion of Financial Advisor.   FCB shall have received the opinion of Stevens & Company, to the effect that the Merger Consideration to be received by the holders of FCB Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to ASB.

9.2   Conditions to Obligations of Atlantic Southern Bank.   The obligations of ASB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ASB pursuant to Section 11.6(a):

(a)   Representations and Warranties.   The representations and warranties of FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a FCB Material Adverse Effect.

(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.   FCB shall have delivered to ASB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to FCB, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FCB’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Atlantic Southern, ASB and its counsel shall request.

(d)   Opinion of Counsel.   FCB shall have delivered to ASB an opinion of Nelson, Mullins, Riley & Scarborough, LLP dated as of the Closing Date, covering those matters set forth in Exhibit C hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the “Interpretive Standards”).

(e)   Affiliate Agreements.   ASB shall have received from each director of FCB the affiliates letter referred to in Section 8.10.

(f)    Equity Rights.   The Harper Options will be exercised or canceled prior to the Closing.

(g)   Noncompete Agreements.   ASB shall have received from each director of FCB a signed mutually satisfactory non-compete agreement substantially in the form of Exhibit E.

9.3   Conditions to Obligations of FCB.   The obligations of FCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 11.6(b):

(a)   Representations and Warranties.   The representations and warranties of Atlantic Southern and ASB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an Atlantic Southern or ASB Material Adverse Effect.

(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Atlantic Southern and ASB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.   ASB shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to ASB, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Atlantic Southern’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCB and its counsel shall request.

(d)   Opinion of Counsel.   ASB shall have delivered to FCB an opinion of Powell Goldstein LLP, counsel to Atlantic Southern and ASB, dated as of the Closing Date, covering those matters set forth in Exhibit D hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e)  Delivery of Merger Consideration.   Atlantic Southern shall deliver the Merger Consideration as provided by this Agreement.

(f)    Director Appointment.   The board of directors of Atlantic Southern shall have appointed one director from FCB’s board of directors as a Class      director.

(g)   Employment Agreements.   ASB shall have executed an employment agreement with Steve Davis, which is substantially the same in form as those currently in effect by ASB officers, and outlines duties which are substantially the same as those currently performed at FCB.

ARTICLE 10
TERMINATION

10.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written consent of the Boards of Directors of Atlantic Southern and FCB; or

(b)   By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a FCB Material Adverse Effect or an Atlantic Southern or ASB Material Adverse Effect, as applicable, on the breaching Party; or

(c)   By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 28, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)   By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)    By the Board of Directors of Atlantic Southern if the Board of Directors of FCB:

(i)    shall withdraw, modify or change its recommendation to the FCB shareholders with respect to this Agreement or the Merger, cancel the meeting in which the shareholders or Board of Directors will vote on such Agreement, or shall have resolved to do any of the foregoing; or

(ii)   either recommends to the FCB shareholders or affirmatively approves any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)   By the Board of Directors of FCB if FCB receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of FCB determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to FCB’s shareholders than the transactions contemplated by this Agreement; or

(h)   By the Board of Directors of Atlantic Southern if the holders of more than 10% in the aggregate of the Outstanding FCB Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2, 10.4, 10.5 and Article 11 and Section 8.5(b) shall survive any such termination and abandonment.

10.3   Non-Survival of Representations and Covenants.   The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.5 and 8.11.

10.4   Termination Payment.   If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(b) (if due to a breach by FCB of the representations, warranties and covenants provided for in 5.27, 8.4, or 8.6), 10.1(f)(ii) or 10.1(g), then FCB (or its successor) shall pay or cause to be paid to ASB, as liquidated damages and not as a penalty, upon demand a termination payment of $800,000 payable in same day funds. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(b) (if due to a breach by ASB of the covenants provided for in section 8.4), then ASB (or its successor) shall pay or cause to be paid to FCB, as liquidated damages and not as a penalty, upon demand a termination payment of $800,000 payable in same day funds.

10.5   Reimbursement of Expenses.   Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents, provided that such amount shall not exceed $150,000. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1   Definitions.

(a)        Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of FCB, or the beneficial ownership or 15% or more of any class of FCB capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of FCB capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“ASB” shall mean Atlantic Southern Bank which is a Georgia state bank.

“Allowance” shall have the meaning set forth in Section 5.10

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Atlantic Southern Common Stock” shall mean the $5.00 par value common stock of Atlantic Southern.

“Atlantic Southern Entities” shall mean, collectively, Atlantic Southern and all Atlantic Southern Subsidiaries.

“Atlantic Southern Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Atlantic Southern as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by Atlantic Southern in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Atlantic Southern as of March 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by ASB to FCB prior to execution of this Agreement.

“Atlantic Southern or ASB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Atlantic Southern and its Subsidiaries, taken as a whole, or (ii) the ability of ASB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to Banks and their holding companies, (c) actions and omissions of Atlantic Southern (or any of its Subsidiaries) taken with the prior informed written Consent of FCB in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of Atlantic Southern, including expenses incurred by Atlantic Southern in consummating the transactions contemplated by this Agreement, and (e) the direct effects of compliance with the Merger Agreement signed on July 26, 2006, by and among Sapelo Bancshares, Inc., Sapelo National Bank, Atlantic Southern and ASB, on the operating performance of Atlantic Southern, including expenses incurred by Atlantic Southern in consummating the transactions contemplated by such agreement.”

“Atlantic Southern SEC Reports” shall have the meaning set forth in Section 6.5(a).

“Atlantic Southern Subsidiaries” shall mean the Subsidiaries of Atlantic Southern and any corporation, Bank, Delaware statutory trust, savings association, or other organization acquired as a Subsidiary of Atlantic Southern in the future and held as a Subsidiary by Atlantic Southern at the Effective Time.

“Bank Secrecy Act” shall have the meaning set forth in Section 5.25.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock Options” shall have the meaning set forth in Section 5.3(a).

“Company Group” shall have the meaning set forth in Section 5.16(a).

“Company Health Plan” shall have the meaning set forth in Section 8.12.

“Company Plans” shall have the meaning set forth in Section 5.16(b).

“Company Qualified Plans” shall have the meaning set forth in Section 5.16(c).

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.22.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FCB” shall have the meaning set forth in the leading paragraph.

“FCB Common Stock” shall mean the $4.00 par value common stock of FCB, and shall include all equity interests in the FCB which include, all rights to receive equity interests in the FCB, all rights to receive payments that are derivative of the value of equity interests in the FCB, and all promises to issue any of the foregoing, whether written or unwritten, including without limitation, phantom stock, options, warrants, other derivatives and promises to issue any of the foregoing.

“FCB Disclosure Memorandum” shall mean the written information entitled “FCB Disclosure Memorandum” delivered prior to the date of this Agreement to ASB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“FCB Entities” shall mean, collectively, FCB and all FCB Subsidiaries.

“FCB FDIC Reports” shall have the meaning set forth in Section 5.19(b).

“FCB Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FCB as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as reflected on FCB’s Form 10-K filings for such period, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of FCB as of June 30, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as reflected on FCB’s Form 10-Q filing for such period, as delivered by ASB to FCB prior to execution of this Agreement.

“FCB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the FCB Entities, taken as a whole, or (ii) the ability of FCB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FCB taken with the prior informed written Consent of ASB in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the FCB Entities, including expenses incurred by FCB in consummating the transactions contemplated by this Agreement.

“FCB Subsidiaries” shall mean the Subsidiaries of FCB and any corporation, Bank, savings association, or other organization acquired as a Subsidiary of FCB in the future and held as a Subsidiary by FCB at the Effective Time.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied during the periods involved and in the immediately preceding comparable period.

“GBCC” shall mean the Georgia Business Corporation Code.

“Harper Options” shall have the meaning set forth in Section 5.3(b).

“Hazardous Material(s) shall mean any substance or material, whether solid, liquid or gaseous in concentration, quantity or location (i) which is listed, defined or is regulated as a “hazardous substance,” “hazardous waste,” “hazardous constituent,” “contaminant,” “medical waste,” “infectious waste” or “solid waste,” or otherwise classified as a hazardous, toxic, or regulated substance, in or pursuant to any Environmental Law; (ii) which is, or is regulated because it contains, lead, asbestos, radon, methane, infectious matter or waste, carcinogenic, mutagenic, pathogenic organism(s), fomites, polychlorinated biphenyl, perchlorate, any perfluorooctanoic acid or any substance similar to perfluorooctanoic acid, any polybrominated diphenyl ether, bisphenol A, BPA, hexabromobiphenyl, lindane, perfluorooctane, 1,4-dioxane, 1,2,3-trichloropropane, urea formaldehyde foam insulation, any actual or suspected “endocrine-disruptor” that mimics or blocks hormones or effects, impacts or interferes with a human endocrine system, any explosive or radioactive material, unexploded ordinance, fuel, natural or synthetic gas, motor fuel, petroleum product or constituent, or other hydrocarbons; or (iii) which causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any Asset, any property, the Environment, or to the health or safety of persons or property.

“IIPI” shall have the meaning set forth in Section 5.23(a).

“Indemnified Party” shall have the meaning set forth in Section 8.11(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 9.2(d).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the actual personal knowledge of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, and each executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger” shall have the meaning set forth in the Preamble.

“Merger Consideration” shall mean the Stock Consideration payable to the holders of FCB Common Stock pursuant to this Agreement.

“Old Certificates” shall have the meaning set forth in Section 4.1

“Operating Property” shall mean any real property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participants” shall have the meaning set forth in Section 5.16(b).

“Participation Facility” shall mean any facility or real property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either FCB, Atlantic Southern or ASB, and “Parties” shall mean FCB, Atlantic Southern and ASB.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by FCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Atlantic Southern relating to the issuance of the Atlantic Southern Common Stock to holders of FCB Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Atlantic Southern under the 1933 Act with respect to the shares of Atlantic Southern Common Stock to be issued to the shareholders of FCB in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Sapelo” shall have the meaning set forth in Section 6.3(a).

“Sapelo Shares” shall have the meaning set forth in Section 6.3(a).

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of FCB to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Stock Consideration” shall mean 548,634 shares of Atlantic Southern Common Stock, representing 100% of the Merger Consideration.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Entity” shall mean Atlantic Southern Financial Group, Inc. as the surviving corporation resulting from the Merger, and Atlantic Southern Bank as the surviving bank.

“Tax Opinion” shall have the meaning set forth in Section 9.1(f).

“Tax Returns” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b)        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2   Expenses.   Except as otherwise provided in Section 10.5 each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3   Brokers and Finders.   Except as disclosed in Section 11.3 of the FCB Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FCB or by ASB, each of FCB and ASB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5   Amendments.   To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FCB Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders.

11.6   Waivers.

(a)   Prior to or at the Effective Time, Atlantic Southern, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by a FCB Entity, to waive or extend the time for the compliance or fulfillment by a FCB Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Atlantic Southern and ASB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ASB.

(b)   Prior to or at the Effective Time, FCB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by an Atlantic Southern Entity, to waive or extend the time for the compliance or fulfillment by an Atlantic Southern Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB.

(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

FCB:	First Community Bank of Georgia.
8340 Eisenhower Parkway
Lizella, Georgia 31052
	Attention:	Douglas R. Harper, President and Chief Executive Officer
With a copy to:	Brennan Ryan, Esq.
Nelson Mullins Riley and Scarborough, LLP
999 Peachtree Street
Suite 1400
Atlanta, Georgia 30309
Purchaser:	Atlantic Southern Financial Group, Inc.
4077 Forsyth Road
Macon, Georgia 31210
	Attention:	Mark A. Stevens, President and Chief Executive Officer
With a copy to:	Beth Lanier, Esq.
Powell Goldstein LLP
One Atlantic Center, 14th Floor
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

11.9   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11   Captions; Articles and Sections.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
By:	/s/ MARK A. STEVENS
Mark A. Stevens
President and Chief Executive Officer
FIRST COMMUNITY BANK OF GEORGIA
By:	/s/ DOUGLAS R. HARPER
Douglas R. Harper
President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
AND MERGER AGREEMENT

EXHIBIT B

FORM OF AFFILIATE AGREEMENT

Atlantic Southern Financial Group, Inc.
Attention:  President and Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of First Community Bank of Georgia (“FCB”), a Georgia state bank, located in Roberta, Georgia whose deposits are and will at the Effective Time be insured by the FDIC. The undersigned will become a shareholder of Atlantic Southern Financial Group, Inc. (“Purchaser”) pursuant to the transaction described in the Agreement and Plan of Reorganization, dated as of August     , 2006 (the “Agreement”), by and among FCB,  Purchaser and Atlantic Southern Bank (“ASB”). Under the terms of the Agreement, FCB will be merged into and with Purchaser (the “Merger”), and the shares of the $4.00 par value common stock of FCB (“FCB Common Stock”) will be converted into and exchanged for shares of the $5.00 par value common stock of Purchaser (“Purchaser Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of FCB and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

1.     Vote on the Merger.   The undersigned agrees to vote all shares of FCB Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Purchaser is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of FCB Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than FCB, if the undersigned determines, in good faith after consultation and upon receipt of a written opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.     Restriction on Transfer.   The undersigned further agrees that he or she will not, without the prior written consent of Purchaser, transfer any shares of FCB Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.     Affiliate Status.   The undersigned understands and agrees that as to FCB the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4.     Covenants and Warranties of Undersigned.   The undersigned represents, warrants and agrees that Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Purchaser Common Stock.

5.     Understanding of Restrictions on Dispositions.   The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for FCB.

6.     Filing of Reports by Purchaser.   Purchaser agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

7.     Miscellaneous.   This Affiliate Agreement is the complete agreement between Purchaser and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8.     Capitalized Terms.   Unless otherwise defined herein, all capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms in the Agreement.

This Affiliate Agreement is executed as of the                day of                , 2006.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of

                            , 2006

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
By:
Its:

EXHIBIT C

MATTERS AS TO WHICH NELSON MULLINS RILEY

AND SCARBOROUGH, LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.          FCB is a Georgia state banking association existing and in good standing under the State Banking Laws of Georgia with all requisite power and authority to conduct its business and to own and use its Assets. The deposits of FCB are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

2.          FCB’s authorized capital stock consists of                  shares of FCB Common Stock, of which, to our knowledge,                  shares were outstanding as of                 , 2006 and                  shares were outstanding as of the Closing Date. To our knowledge, the shares of FCB Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating FCB to issue or acquire any of its equity securities.

3.          The execution and delivery by FCB of the Agreement do not, and if FCB or any FCB Entity were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation or Bylaws of FCB or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which FCB is a party or by which either is bound.

4.          The Agreement has been duly and validly executed and delivered by FCB, and assuming valid authorization, execution and delivery by Atlantic Southern and ASB, constitutes a valid and binding agreement of FCB enforceable in accordance with its terms.

EXHIBIT D

MATTERS AS TO WHICH

POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.          Atlantic Southern is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.          ASB is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority to its business as described in the Proxy Statement and to own and use its Assets. The deposits of ASB are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3.          Atlantic Southern’s authorized capital stock consists of                 shares of Atlantic Southern Common Stock, of which, to our knowledge,                 shares were outstanding as of                , 2006 and                 shares were outstanding as of the Closing Date. To our knowledge, the shares of Atlantic Southern Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

4.          The execution and delivery by Atlantic Southern and ASB of the Agreement do not, and if Atlantic Southern or any Atlantic Southern Entity were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation or Bylaws or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any document listed as an exhibit to Atlantic Southern’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2005, or any report filed by Purchaser under the 1934 Act subsequent to the filing of such Form 10-K.

5.          The Agreement has been duly and validly executed and delivered by Atlantic Southern and ASB, and, assuming valid authorization, execution and delivery by FCB, constitutes a valid and binding agreement of Atlantic Southern and ASB enforceable in accordance with its terms.

6.          The shares of Atlantic Southern Common Stock to be issued to the shareholders of FCB as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

EXHIBIT E

FORM OF NON-COMPETE AGREEMENT
NON-COMPETITION AGREEMENT(1)

This Non-Competition Agreement (“Agreement”) is entered into this         day of               , 2006, by and between Atlantic Southern Financial Group, Inc. (“Atlantic Southern” or “Surviving Corporation”) and                                   (hereinafter referred to as “Director”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Reorganization (“Reorganization Agreement”) dated                           , 2006, Atlantic Southern and First Community Bank of Georgia (“FCB”) have agreed to merge, such that FCB shall be merged into Atlantic Southern, and then immediately into Atlantic Southern Bank, which shall survive as the Surviving Corporation and surviving bank, accordingly; and

WHEREAS, Director currently serves as a Director of FCB; and

WHEREAS, the Reorganization Agreement, at paragraph 9.2(g) requires the execution of this Agreement by Director as a condition to the closing of the transactions contemplated in the Reorganization Agreement; and

WHEREAS, this Agreement is entered into between the parties as an integral part of the transaction and constitutes a material part of the consideration contemplated by the Reorganization Agreement; and

WHEREAS, FCB, prior to closing, operated conducted a general banking business and operations within Bibb, Crawford and Peach Counties, Georgia (the “Business”); and

WHEREAS, the restrictions in this Agreement are reasonable and necessary to protect and preserve the business interests and property of Atlantic Southern and the Business;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Reorganization Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Definitions.

“Area” shall mean the geographic area consisting of Bibb, Crawford, and Peach Counties, Georgia.

“Competing Business” shall mean any state or federally chartered banking organization or its holding company, either existing or to be organized, which does or will operate within the Area.

“Proprietary Information” refers to any and all information of a confidential or proprietary nature related in any way to the business or financial affairs of Surviving Corporation, FCB, or the Business, including without limitation, the financial status, data, plans, or projections of the Business; marketing plans, strategies or technical data and research of the Business; customer or potential customer list of the Business or other information concerning customers, potential customers or vendors of the Business not in the public domain. Information is not confidential or proprietary if it is in the public domain or subsequently comes into the public domain through no fault of Director.

“Restricted Period” shall mean the two (2) year period commencing on the effective date of the merger.

(1)          Doug Harper has an 18 month non-compete in his employment agreement for the above market area, which runs concurrently with his severance period. He will not execute this additional non-compete agreement as it will conflict.

2.   Agreement Not To Divulge Proprietary Information.   The Director acknowledges that Proprietary Information is a special, valuable and unique asset acquired by Atlantic Southern from FCB as part of the consideration purchased by Atlantic Southern pursuant to the Reorganization Agreement, and Director shall not, except within the context of any responsibility or duty Director may owe to Atlantic Southern, divulge to any person or entity or use for any purpose whatsoever any Proprietary Information during the Restricted Period, except as may be required by law or Court Order, or to prepare any tax returns or disclosures required by state or federal law, or required as necessary to Director’s attorney or accountants for the purposes of defending or prosecuting any claim arising under the Reorganization Agreement or any ancillary agreements executed in conjunction therewith.

3.   Agreement Not To Serve as Director or Officer of a Competing Business.   During the Restricted Period, Director shall not serve as an officer or director of a Competing Business, either organized or to be organized, within the Area.

4.   Acknowledgements.   Director acknowledges and agrees that the covenants and restrictions set forth in this Agreement are reasonable when considered in light of the nature and extent of the Business and assets being acquired by Atlantic Southern pursuant to the Reorganization Agreement, which includes the goodwill of FCB. The Director further acknowledges that (i) Atlantic Southern has a legitimate interest in protecting the Business being acquired through the Reorganization Agreement, and (ii) Director is agreeing to the covenants set forth in this Agreement to induce Atlantic Southern to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, and (iii) Director will derive substantial benefits from the consummation of the transactions contemplated by the Reorganization Agreement.

5.   Remedies.   The parties agree that the covenants contained herein are the essence of this Agreement; that such covenants are reasonable and necessary to protect and preserve the interests of Atlantic Southern; and that irreparable loss and damage will be suffered by Atlantic Southern upon breach of any of these covenants. Therefore, the parties agree that, in addition to all remedies provided at law or equity, Atlantic Southern shall be entitled to seek a Temporary Restraining Order and a Temporary and Permanent Injunction to prevent a breach of such covenants.

6.   Enforceability.   In the event any provision contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only for the maximum period of time for which it may be enforceable and over the maximum geographical area to which it may be enforceable.

7.   Severability.   Should any part of this Agreement, for any reason, be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided that in the event or a declaration of invalidity the provisions declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable.

8.   Entire Agreement.   This Agreement shall constitute the entire agreement between the parties hereto with respect to restrictive covenants and shall supersede all previous negotiations, commitments and writings with respect to these matters. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized representatives.

9.   Waiver.   The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.   Successors and Assigns.   The Covenanting Parties acknowledge that the restrictive covenants set forth herein are unique and personal. Accordingly, Director may not delegate any of his, her or its duties or obligations under this Agreement. The rights and obligations of Atlantic Southern under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Atlantic Southern.

11.   Execution in Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been executed by all parties.

12.   Titles and Headings.   Titles and headings to paragraphs herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

13.   Choice of Law.   This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Georgia.

14.   Notices.   Any notices required to be given hereunder shall be made and deemed given in the same manner and to the same extent provided in the Reorganization Agreement.

15.   Attorney’s Fees.   The prevailing party in any action or procedure in court or mutually agreed arbitration proceeding to enforce terms of this Agreement is entitled to receive its reasonable attorney’s fees and other reasonable enforcement costs and expenses from the non-prevailing party.

IN WITNESS WHEREOF the parties have executed this Non-Competition Agreement, under seal, on the date first above written.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
By:
Its:
DIRECTOR:

APPENDIX B

FAIRNESS OPINION OF
STEVENS & COMPANY

September 15, 2006

First Community Bank of Georgia Board of Directors
P. O. Box 85
300 North Dugger Avenue
Roberta, GA 31078

Ladies and Gentlemen:

We understand that Atlantic Southern Financial Group (“Atlantic”) proposes to enter into an Agreement and Plan of Merger, dated September 15, 2006 (The “Agreement”) by and among Atlantic Southern Bank and First Community Bank of Georgia (“First Community”) pursuant to which the parties intend to complete a business combination with Atlantic being the surviving corporation (the “Merger”). Assigning a stock value of $30.00 per share, consistent with the recently completed offering by Atlantic, the total consideration is approximately $16.5 million, or $22.27 per share fully diluted. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view of the transaction to the shareholders of First Community.

In arriving at the opinion, we have, among other things:

a)                             Reviewed certain business and financial information relating to First Community and Atlantic that we deemed relevant.

b)                            Reviewed financial models relating to future value if First Community remained independent including but not limited to anticipated additional accounting, legal, and other third party expenses necessary to comply with ongoing regulatory and compliance issues in the financial services industry.

c)                             Conducted in depth interviews with Board Members on a management succession plan

d)                            Reviewed both current and historical prices and valuation multiples and compared them with the Merger proposal by Atlantic.

e)                             Reviewed the public financial information on Atlantic set in the Agreement, including their most recent stock offering and Atlantic’s ability to create costs savings and revenue enhancements.

f)                               Reviewed the Agreement.

g)                             Reviewed other information that we deemed important relative to the overall economic and operating environment surrounding the Merger.

Our opinion relies upon and assumes without independent verification the accuracy of all information provided to us by First Community and Atlantic and we have not assumed responsibility thereof. We have also assumed that all regulatory and shareholder approvals will be obtained without adverse effect on First Community or Atlantic. The opinion is based on economic, market, financial, regulatory, management and other facts as of the date first shown above.

We have been retained by the Board of Directors of First Community to act as financial advisor to First Community in connection with the Merger and will receive a fee from First Community for our services. We have not provided any other investment banking services to First Community and do not own shares in First Community or Atlantic. This letter is to the Board of Directors of First Community in conjunction with and for the purposes of evaluating the Merger with Atlantic and does not constitute a recommendation to any shareholder of First Community as to how each shareholder should vote on the transaction or any other matter.

Subject to the foregoing, it is the opinion of STEVENS & COMPANY that, as of the date shown above, the proposed Merger of First Community into Atlantic is fair, from a financial point of view, to the holders of First Community shares.

Very truly yours,
STEVENS & COMPANY

APPENDIX C

ARTICLE 13 OF THE
GEORGIA BUSINESS CORPORATION CODE

14-2-1301.   Definitions.

As used in this article, the term:

(1)                       “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)                       “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)                       “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)                       “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)                       “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)                       “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)                       “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)                       “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.   Right to dissent.

(a)        A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)                       Consummation of a plan of merger to which the corporation is a party:

(A)       If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)       If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)        Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)        Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

(4)        An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)       Alters or abolishes a preferential right of the shares;

(B)       Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)       Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)       Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E)       Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F)       Cancels, redeems, or repurchases all or part of the shares of the class; or

(5)        Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)        A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)        Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

(1)        In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)       Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)       Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)        The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.   Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320.   Notice of dissenters’ rights.

(a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)        If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322.

14-2-1321.   Notice of intent to demand payment.

(a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)        Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2)        Must not vote his or her shares in favor of the proposed action.

(b)        A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.   Dissenters’ notice.

(a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)        The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)        State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)        Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)        Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)        Be accompanied by a copy of this article.

14-2-1323.   Duty to demand payment.

(a)        A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b)        A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)        A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this article.

14-2-1324.   Share restrictions.

(a)        The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)        The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325.   Offer of payment.

(a)        Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)        The offer of payment must be accompanied by:

(1)        The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)        A statement of the corporation’s estimate of the fair value of the shares;

(3)        An explanation of how the interest was calculated;

(4)        A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)        A copy of this article.

(c)        If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.   Failure to take action.

(a)        If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)        If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327.   Procedure if shareholder dissatisfied with payment or offer.

(a)        A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

(1)        The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

(2)        The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)        A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

(c)        If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)        The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)        The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.   Court action.

(a)        If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)        The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)        The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)        The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)        Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331.                    Court costs and counsel fees.

(a)        The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)        The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)        Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)        Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)        If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.   Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-132.